Registration Statement No.
_____________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549
                                    FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                          FARMLAND INDUSTRIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
     KANSAS                                                     44-0209330
(STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)
                                     2011
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

          3315 NORTH OAK TRAFFICWAY, KANSAS CITY, MISSOURI 64116-0005
                                  816-459-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               TERRY M. CAMPBELL
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          FARMLAND INDUSTRIES, INC.
          3315 NORTH OAK TRAFFICWAY, KANSAS CITY, MISSOURI 64116-0005
                                  816-459-6348
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 CHECK THE FOLLOWING BOX. [ X ]
IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [   ]
IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [   ]
IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
PLEASE CHECK THE FOLLOWING  [   ]

                        CALCULATION OF REGISTRATION FEE


                                        PROPOSED MAXIMUM
                                            AGGREGATE              AMOUNT OF
TITLE OF EACH CLASS OF SECURITY BEING      OFFERING OR          REGISTRATION FEE
REGISTERED                               EXCHANGE PRICE

[S]                                        [C]                [C]
DEMAND LOAN CERTIFICATES                  $ 100,000,000
SUBORDINATED DEBENTURE BONDS              $ 236,000,000

TOTAL                                     $ 336,000,000         $        90,216
THE FEE IS CALCULATED PURSUANT TO RULE 457(O). PURSUANT TO RULE 429, THE COMBINED PROSPECTUS FILED AS A PART OF THIS REGISTRATION STATEMENT WILL RELATE AS WELL TO THE REGISTRANT'S FORM S-1 REGISTRATION STATEMENT NO. 333-68225. THE AMOUNT OF SECURITIES REGISTERED IN REGISTRATION STATEMENT NO. 333-68225 WHICH WERE NOT SOLD AND WHICH ARE CARRIED FORWARD IN THIS COMBINED REGISTRATION STATEMENT AND THE RELATED FEE CALCULATED AT A RATE OF .000278 ARE: AMOUNT OF SECURITIES - $123,376,000, AMOUNT OF FEE - $34,298. AS A RESULT, THE FEE PAID HEREWITH RELATES TO $212,624,000 OF SECURITIES AND AMOUNTS TO $56,133.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



PROSPECTUS
Farmland Industries' Logo is positioned in the upper right-hand corner under the text "Prospectus".




                                                       FARMLAND INDUSTRIES, INC.


$100,00,000 DEMAND LOAN CERTIFICATES

$236,000,000 SUBORDINATED DEBENTURE BONDS
                                                       MINIMUM
                                                  INITIAL INVESTMENT

Demand Loan Certificates                             $    1,000

Subordinated Debenture Bonds
          Ten-Year, Series A.........................$    1,000
          Ten-Year, Series B ........................$  100,000
          Five-Year, Series C........................$    1,000
          Five-Year, Series D........................$  100,000
          Ten-Year Monthly Income, Series E..........$    5,000
          Ten-Year Monthly Income, Series F..........$  100,000
          Five-Year Monthly Income, Series G.........$    5,000
          Five-Year Monthly Income, Series H.........$  100,000

For interest rate information, call 1-800-821-8000, ext. 6360.

                                 TERMS OF SALE

If all the securities offered are sold, we will receive $100.0 million from the sale of demand loan certificates and $196.0 million from the sale of subordinated debenture bonds. Also, we will exchange subordinated debenture bonds with a face amount of up to $40.0 million for other subordinated debt securities. If more than $196.0 million is sold for cash a lesser amount will be available for exchange. We will pay approximately $8.4 million in commissions and $1.6 million in other expenses. The agent is not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DESCRIPTION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THESE SECURITIES.


                          FARMLAND SECURITIES COMPANY
                                     Agent
January 19, 2000

 YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. FURTHERMORE, YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.









                                TABLE OF CONTENTS
                                                                      Page


Information Available About Farmland.........................................3
Prospectus Summary...........................................................4
The Offering.................................................................5
Risk Factors.................................................................8
Recent Events...............................................................10
Determination Of Interest Rates.............................................11
Use Of Proceeds.............................................................12
Plan Of Distribution........................................................12
Exchange Offer..............................................................13
How To Accept Exchange Offer................................................14
How To Transfer Ownership...................................................14
Description Of Debt Securities..............................................15
Business And Properties.....................................................31
Legal Proceedings...........................................................40
Selected Consolidated Financial Data........................................41
Management's Discussion And Analysis Of Financial Condition And
    Results Of Operations...................................................42
Quantitative And Qualitative Disclosures About Market Risk..................58
Index To Farmland Consolidated Financial Statements.........................59
Changes In And Disagreements With Accountants On Accounting And
    Financial Disclosure...................................................105
Directors And Executive Officers Of Farmland...............................106
Executive Compensation.....................................................111
Equity Ownership Of Certain Beneficial Owners And Management...............115
Certain Relationships And Related Transactions.............................116
Legal Matters..............................................................116
Experts....................................................................116
Qualified Independent Underwriter..........................................116

                      INFORMATION AVAILABLE ABOUT FARMLAND


INFORMATION AVAILABLE FROM THE SEC

The Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our company to file annual and quarterly reports, as well as certain other information, with the Securities and Exchange Commission ("SEC"). These reports may be read and copied at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplication fee, by writing to the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).


INFORMATION AVAILABLE FROM FARMLAND

You also may request a copy of our latest annual report as filed with the SEC, at no cost, by writing or telephoning us at the address shown on page 4.

INFORMATION AVAILABLE FROM NASD

The National Association of Securities Dealers, Inc. ("NASD") has a program which provides information regarding the disciplinary history of NASD members and their associated persons. You may obtain an investor brochure which includes information describing this program by contacting the NASD. The NASD hotline number is 1-800-289-9999. The NASD website is http://www.nasdr.com/2000.htm.

                           PROSPECTUS SUMMARY

This summary does not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision.

Kansas City, Missouri is the location of our world headquarters. Our mailing address and telephone number are as follows:

                      Farmland Industries, Inc.
                      P.O. Box 7305
                      Kansas City, Missouri 64116-0005
                      816-459-6000


FARMLAND'S BUSINESS

Farmland Industries, Inc., founded in 1929 and formally incorporated in Kansas in 1931, is a farm supply cooperative and a processing and marketing cooperative. In this prospectus, "Farmland", "we", "us", or "our" refers to Farmland Industries, Inc. and its subsidiaries, unless the context suggests differently. Farmland operates on a cooperative basis and is primarily owned by its members. Members are entitled to receive patronage refunds distributed by Farmland from the member-sourced portion of its annual net earnings.

As of August 31, 1999, Farmland's membership, associate membership and patrons eligible for patronage refunds consisted of approximately 1,400 cooperative associations of farmers and ranchers and 5,700 pork or beef producers or associations of such producers

Based on sales, we are one of the largest cooperatives in the United States. In 1999, we had sales of $10.7 billion, including international sales of approximately $3.2 billion.

Farmland competes with many companies, including other cooperatives. These competitors are of various sizes and have various levels of vertical integration. We sell to a large number of customers and no single customer is material to our business.

Our business is focused on two areas:  Agricultural inputs and outputs.

AGRICULTURAL INPUTS

In this area, we operate as a farm supply cooperative. Our four main farm supply product divisions are as follows:

 .  Plant Foods
 .  Crop Protection
 .  Petroleum
 .  Feed

In 1999, our sales of farm supply products were $2.8 billion. Approximately 59% of these farm supply products were manufactured in plants owned or operated by Farmland. Member cooperative associations purchased approximately 68% of the farm supply products we sold in 1999. These cooperatives distribute products primarily to farmers and ranchers who are the end users of the farm supply products we sell.

AGRICULTURAL OUTPUTS

In this area, we operate as a processing and marketing cooperative. Our agricultural outputs operations are as follows:

 .  The processing and marketing of pork
 .  The raising of hogs for processing
 .  The processing and marketing of beef
 .  The domestic storage and marketing of grain
 .  The international storage and marketing of grain

In 1999, our members supplied about 70% of the hogs we processed, 38% of the cattle we processed and 60% of the grain that we marketed domestically. Substantially all of the pork and beef products we sold in 1999 was processed in plants owned by Farmland.



                                  THE OFFERING

DESCRIPTION OF SECURITIES


We are offering $100.0 million of Demand Loan Certificates. We are offering $236.0 million of Subordinated Debenture Bonds for sale or to exchange for certain Farmland subordinated debt securities. The terms and conditions of the debt securities which we are offering for sale or exchange are more fully described in the section "Description of Debt Securities" which begins on page 15.


The Subordinated Debenture Bonds are available in several series.
                                                       Minimum
                  Series                          Initial Investment

          Ten-Year, Series A.........................$    1,000
          Ten-Year, Series B ........................$  100,000
          Five-Year, Series C........................$    1,000
          Five-Year, Series D........................$  100,000
          Ten-Year Monthly Income, Series E..........$    5,000
          Ten-Year Monthly Income, Series F..........$  100,000
          Five-Year Monthly Income, Series G.........$    5,000
          Five-Year Monthly Income, Series H.........$  100,000

MATURITY

 . Demand Loan Certificates are payable upon demand.
 . Subordinated Debenture Bonds of Series A and Series B mature 10 years from the date of original issuance.
 . Subordinated Debenture Bonds of Series C and Series D mature 5 years  from the date of original issuance.
 . Monthly Income Subordinated Debenture Bonds of Series E and Series F mature
  10 years from the date of original issuance.
 . Monthly Income Subordinated Debenture Bonds of Series G and Series H mature 5 years from the date of original issuance.

INTEREST RATES

The interest rates we pay on the various Debt Securities we are selling can be found under the heading "Determination of Interest Rates" on page 11. Also, you may obtain information about the interest rates we pay by calling Farmland Securities Company, 1-800-821-8000, Extension 6360.

INTEREST PAYMENT

Interest on the Demand Loan Certificates is payable in one of the following ways at the option of the purchaser. The option is selected by the purchaser at the time of purchase and is irrevocable:

a)six months after the Date of Original Issuance, and at the end of each and every six month period thereafter until the Demand Loan Certificate is surrendered for redemption, or
b)only at the date of redemption, with interest compounded semi-annually at the effective Certificate Interest Rate.
Interest on the Subordinated Debenture Bonds (Series A, Series B, Series C and Series D) is paid semi-annually on January 1 and July 1 or at the holder's election may be left to accumulate semi-annually.

Interest on Monthly Income Subordinated Debenture Bonds (Series E, Series F, Series G and Series H) is paid on the first day of each month.

PROVISIONS FOR EARLY REDEMPTION BY HOLDERS

1.We will redeem the Ten-Year Series A and Series B and Five-Year Series C and
  Series D Subordinated Debenture Bonds held by a trustee or custodian in an individual retirement account ("IRA") as necessary to satisfy mandatory withdrawals from the IRA.
2.We will redeem the Ten-Year Series A and Series B, and Five-Year Series C and
  Series D Subordinated Debenture Bonds upon notice of the death of the holder. 3.We will redeem limited additional amounts of Subordinated Debenture Bonds of
  Series A, Series B, Series C and Series D before they mature if certain restrictive conditions are satisfied. The limited amount of Subordinated Debenture Bonds that we will redeem before maturity is explained under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" beginning on page 38 of this prospectus. A summary of the other limitations on the redemption before maturity of Subordinated Debenture Bonds of Series A, Series B, Series C and Series D follows:
      . Except when held by a trustee or custodian in an IRA as stated in (1) above, the Ten-Year Subordinated Debenture Bonds (Series A and Series
        B) must have been held for at least 3 years.
      . Except when held by a trustee or custodian in an IRA as stated in (1) above, the Five-Year Subordinated Debenture Bonds (Series C and Series
        D) must have been held for at least 2 years.
4.We will redeem the Ten-Year Monthly Income Subordinated Debenture Bonds
  (Series E and Series F), and Five-Year Monthly Income Subordinated Debenture Bonds (Series G and Series H) before maturity only after notice of the death of the holder.

PROVISIONS FOR EARLY REDEMPTION AT THE OPTION OF FARMLAND

Subordinated Debenture Bonds of Ten-Year Series A and Series B, and Five-Year Series C and Series D may be called at the option of Farmland 2 years after the date of issue.

Monthly Income Subordinated Debenture Bonds of Ten-Year Series E and Series F and Five-Year Series G and Series H, cannot be called by Farmland.

SUBORDINATION

The rights of holders of the Subordinated Debenture Bonds to receive payments of principal and interest are subordinated in right of payment to all existing and future holders of Senior Indebtedness. Senior Indebtedness includes Demand Loan Certificates, obligations of Farmland created before the Subordinated Indenture and outstanding to banks or trust companies, insurance companies or pension trust and indebtedness created after the date of the Subordinated Indenture under instruments which state that such indebtedness is Senior Indebtedness.

The Subordinated Debenture Bonds are also effectively subordinated to all obligations of Farmland's subsidiaries.


UNDERWRITING DISCOUNTS AND COMMISSIONS

We will pay Farmland Securities Company a commission not to exceed 4% of the aggregate sales price of the Subordinated Debenture Bonds and Demand Loan Certificates offered. We also pay Farmland Securities Company for all expenses it incurs related to the sale of these securities. However, this additional payment is limited to no more than 3% of the aggregate sales price of the securities being offered.

PURPOSE OF THE EXCHANGE OFFER

The purpose of the exchange offer is to extend the period of time we utilize funds borrowed from an investor in our Subordinated Debenture Bonds. For additional information regarding the exchange offer, including how to accept an exchange offer, please see "Exchange Offer" on page 13.

SELLING PRICE

The debt securities, if sold for cash, will be sold for 100% of the face amount.

USE OF PROCEEDS

Proceeds received from the sale of the debt securities will be used for general corporate purposes, including repayment of long-term debt and the funding of capital expenditures.


                                  RISK FACTORS

You should consider carefully the following risk factors in addition to the other information contained in this prospectus.




SENIOR INDEBTEDNESS HOLDERS WILL BE PAID BEFORE HOLDERS OF SUBORDINATED DEBENTURE BONDS.

The Demand Loan Certificates are unsecured and non-subordinated obligations of Farmland and have the same right of payment as all other unsecured and non-subordinated indebtedness of Farmland.

The Subordinated Debenture Bonds offered by this Prospectus for sale and for exchange are unsecured obligations of Farmland and are subordinated in right of payment to all existing and future Senior Indebtedness. Senior Indebtedness includes Demand Loan Certificates, obligations of Farmland created before the Subordinated Indenture and outstanding to banks or trust companies, insurance companies or pension trust and indebtedness created after the date of the Subordinated Indenture under instruments which state that such indebtedness is Senior Indebtedness.

In addition, the Subordinated Debenture Bonds will be effectively subordinated to all obligations of Farmland's subsidiaries. Any right of Farmland to receive assets from any subsidiary which liquidates or re-capitalizes will be subject to the claims of such subsidiary's creditors. As a result, the right of holders of the Subordinated Debenture Bonds to participate in those assets is also subject to the claims of such subsidiary's creditors. Accordingly, the Subordinated Debenture Bonds will be effectively subordinated to all indebtedness and other liabilities, including trade accounts payable, of our subsidiaries.

As of November 30, 1999:

1.Farmland had $646.5 million of Senior Indebtedness outstanding; in addition, Senior Indebtedness includes certain obligations with a present value of approximately $330.3 million for future payments over seven years under long-term leases;

2. Farmland had outstanding $504.6 million aggregate principal amount of subordinated indebtedness; and

3. Certain Farmland subsidiaries had outstanding $224.8 million aggregate principal amount of indebtedness, of which $202.2 million was nonrecourse to Farmland.

The indentures under which the debt securities are issued do not contain any provision that would limit the ability of Farmland or any of its affiliates to incur indebtedness of any type or that would provide holders of the debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger, sale of substantially all of our assets or similar transaction involving Farmland. In the event of these transactions, we cannot assure you that Farmland or any successor would be able to repay holders of our debt securities either from continuing operations or from proceeds of any such transaction.

CREDIT FACILITY RESTRICTIONS COULD AFFECT OUR ABILITY TO REPAY OUR SUBORDINATED DEBT. OUR FAILURE TO COMPLY WITH THESE RESTRICTIONS WOULD RESULT IN A DEFAULT UNDER OUR CREDIT FACILITY.
The Credit Facility relating to our Senior Indebtedness contains financial covenants. Violation of these financial covenants or any other breach relating to Senior Indebtedness, including payment defaults, would create a default on our Senior Indebtedness. If default occurs, we will not make payments of principal and interest on the Subordinated Debenture Bonds, as well as our other subordinated debt. Payments may begin again when the breach or violation is resolved.


RESTRICTED REDEMPTION RIGHTS OF HOLDERS OF SUBORDINATED DEBENTURE BONDS MAY MAKE THESE BONDS AN UNSUITABLE INVESTMENT FOR YOU.
Holders of Subordinated Debenture Bonds may redeem their investments prior to maturity only under restricted conditions. These restricted conditions are more fully described under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" starting on page 21 of this prospectus. Depending on your investment objectives, these restricted redemption rights may make these Subordinated Debenture Bonds an unsuitable investment for you.

YOU MAY BE UNABLE TO SELL YOUR DEBT SECURITY BECAUSE THERE IS NO TRADING MARKET FOR OUR DEBT SECURITIES.
A trading market does not exist for our debt securities. Also, it is highly unlikely that a secondary market for these securities will develop. We do not plan to list any of the debt securities on any securities exchange.

THESE SECURITIES ARE OFFERED THROUGH OUR WHOLLY-OWNED SUBSIDIARY, WHICH HAS RECEIVED A PARTIAL EXEMPTION FROM REGULATORY REQUIREMENTS.
Farmland Securities Company ("FSC") is our wholly owned subsidiary. FSC's business is limited to the offer and sale of securities issued by us. Because FSC is wholly owned by Farmland, the offering requires a partial exemption from requirements of Rule 2720 of the NASD. This partial exemption requires, among other things, that a minimum of 80 percent of the dollar amount of sales be to a defined group as approved by the NASD. Only persons associated with us or FSC participated in determining the terms, including price, of the securities offered in this prospectus.

WE CANNOT ASSURE YOU THAT WE WILL HAVE SUFFICIENT FUNDS AVAILABLE TO PAY INTEREST AND PRINCIPAL.
We have not and do not intend to establish special cash reserves, escrow accounts or trusts for payment of principal or interest on the debt securities offered in this prospectus. We have relied on, and plan to continue to rely on, general corporate funds provided through operations, sale of assets and other borrowings to make all principal and interest payments when due.

POTENTIAL ENVIRONMENTAL LIABILITIES RELATED TO BOTH CURRENT AND FORMER OPERATIONS MAY ADVERSELY IMPACT OUR FINANCIAL RESULTS.
Farmland is subject to various stringent federal, state and local environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous materials, which may impose liability for cleanup of environmental contamination. Farmland uses hazardous materials and generates hazardous wastes in the ordinary course of our manufacturing processes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Conditions, Liquidity and Capital Resources - Matters Involving the Environment," which begins on page 55.

OUR BUSINESS IS SUBJECT TO UNPREDICTABLE CHANGES IN AGRICULTURAL CONDITIONS.
Our financial success depends largely on factors which affect agricultural production and marketing conditions. These factors, which are outside of Farmland's control, often change agricultural conditions in an unpredictable manner. Therefore, we cannot determine the future impact on our operations from changes in these external factors. We expect demand for our products to continue to be volatile as agricultural conditions change.
AS A COOPERATIVE, WE HAVE LIMITED ABILITY TO RAISE EQUITY IN THE CAPITAL
MARKETS.
As a cooperative, we raise equity primarily through the reinvestment of a portion of patronage refunds as stock or capital credits and through retention of net income (retained earnings) generated from transactions with non-members.




                                 RECENT EVENTS

AGRONOMY VENTURE
Farmland, Cenex Harvest States, and Land O'Lakes have announced their intent to form an agronomy marketing joint venture, with the venture beginning operations during early 2000. We anticipate the venture will enable the partners to achieve enhanced economies of scale and to generate critical mass in our marketing and distribution. Farmland will retain the ownership of our manufacturing facilities.

INCOME TAX MATTERS
In late November, 1999, the United States Tax Court issued an opinion holding that the gains and losses we realized in 1983 and 1984 on the sale of the stock of Terra Resources, Inc. and certain other assets were patronage-sourced, and that we had reported these gains and losses correctly. By ruling in our favor, the Tax Court rejected claims of the Internal Revenue Service that would have resulted in material additional federal income taxes plus accumulated interest. This ruling also means that we do not owe additional state income tax and accumulated interest related to these transactions.

The IRS may decide to appeal the Tax Court decision to the United States Court of Appeals for the Eighth Circuit. In the event of an appeal, Farmland's management believes there is a high probability that Farmland would ultimately prevail.

                        DETERMINATION OF INTEREST RATES


The Certificate Interest Rate is the interest rate per year for Demand Loan Certificates as determined, from time to time, by Farmland. Each Demand Loan Certificate shall earn interest at the Certificate Interest Rate in effect on the date of issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six (6) month period the Certificate Interest Rate for Demand Loan Certificates is increased to a rate higher than that currently in effect for a Demand Loan Certificate, then each such Demand Loan Certificate will earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Six (6) months from the date of issuance of each Demand Loan Certificate and each six (6) month anniversary date after the issuance date, such Demand Loan Certificate will, if not redeemed, earn interest at the Certificate Interest Rate for Demand Loan Certificates in effect on such anniversary date, but only for a six (6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the Certificate Interest Rate for Demand Loan Certificates will have no effect on the Certificate Interest Rate of any Demand Loan Certificate issued prior to the decrease unless such decreased rate is in effect on the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate. If redeemed by a Farmland member cooperative during a one (1) month period or by any other purchaser during a six (6) month period immediately following the Date of Original Issuance, the Demand Loan Certificates will bear interest from Date of Original Issuance to date of redemption at a rate 2% below the Certificate Interest Rate (the "Demand Rate"). Thus, if the Certificate Interest Rate were 6% per year, the Demand Rate would be 4% per year.

The Bond Interest Rate, with respect to any series of Subordinated Debenture Bonds, is the interest rate per year for such Series, as determined by Farmland, from time to time, after giving consideration to the current rates of interest established by various money markets, and Farmland's need for funds. Any change in the Bond Interest Rate will not affect the Bond Interest Rate on any Subordinated Debenture Bonds for which the full purchase price was received prior to the change.

On the date of this prospectus, the Certificate Interest Rate on Demand Loan Certificates and the Bond Interest Rate on Subordinated Debenture Bonds is as follows:

                                                Minimum        Certificate
                                            Initial InvestmentInterest Rate

          Demand Loan Certificates.............$  1,000            6.50

                                                                   Bond
          Subordinated Debenture Bonds:                       Interest Rates

           Ten-Year, Series A .................$  1,000            8.75
           Ten-Year, Series B  ................$100,000            9.00
           Five-Year, Series C ................$  1,000            8.00
           Five-Year, Series D ................$100,000            8.15
           Ten-Year Monthly Income, Series E ..$  5,000            8.75
           Ten-Year Monthly Income, Series F ..$100,000            9.00
           Five-Year Monthly Income, Series G .$  5,000            8.00
           Five-Year Monthly Income, Series H .$100,000            8.15


Whenever the Certificate Interest Rate or Bond Interest Rate is changed, we will amend this prospectus to specify the interest rate in effect, after the date of the change. Whenever the Certificate Interest Rate or the Bond Interest Rate is changed, Farmland will notify holders of Demand Loan Certificate and Subordinated Debenture Bond of the change. Information concerning the Certificate Interest Rate and Bond Interest Rate can be obtained from the prospectus or from Farmland Securities Company, Post Office Box 7305, Kansas City, Missouri 64116 (telephone 1-800-821-8000, extension 6360).

                                USE OF PROCEEDS


The offering is made on a best efforts basis with no established minimum amount of Subordinated Debenture Bonds and Demand Loan Certificates (collectively, the "Offered Debt Securities") that must be sold. No assurance can be provided as to the amount of net proceeds Farmland may receive as a result of this offering. Assuming that all of the Subordinated Debenture Bonds and Demand Loan Certificates offered for cash are sold, net proceeds to Farmland will be approximately $326.0 million after deducting estimated commissions and expenses. To the extent Subordinated Debenture Bonds are exchanged pursuant to the exchange offer, net cash proceeds will be reduced by the face amount of Subordinated Debenture Bonds exchanged, up to $40 million. Any proceeds to Farmland from this offering may be used:

  . to fund portions of Farmland's capital expenditures and investments in ventures which are estimated to be approximately $221.9 million through the two-year period ending August 31, 2001. See "Business and Properties - Capital Expenditures and Investments in Ventures" beginning on page 37 of this prospectus.
  . to refinance approximately $42.9 million of subordinated debt with interest rates of 7% to 9.25% which mature at various times prior to August 31, 2001; or
  . to redeem subordinated debt prior to maturity at owners' requests, as permitted by the respective trust indenture pursuant to which such subordinated debt was issued. See the subcaption "Redemption by Farmland" and "Redemption by the Holder" within the description of each type of Subordinated Debenture Bond, beginning on page 18 of this prospectus.

If proceeds from the sale of these securities are less than amounts required for these purposes, additional funds may be obtained from operations, from bank or other borrowings or from other financing arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources", beginning on page 42.

                              PLAN OF DISTRIBUTION

The securities offered by this prospectus for cash and for exchange are offered by Farmland Securities Company ("FSC") and may be offered by other broker-dealers selected by Farmland. FSC's commitment is to use its best efforts to solicit orders for the securities being offered. FSC has not made a firm commitment and is not obligated to solicit offers for any specified amount of debt securities. There is no requirement that any minimum amount of securities must be sold. The offering is for an indeterminate period of time not expected to be in excess of two years.

FSC, located at 3315 North Oak Trafficway, Kansas City, Missouri, is a wholly-owned subsidiary of Farmland organized for the sole purpose of offering Farmland's Demand Loan Certificates and Subordinated Debenture Bonds for sale to the general public and/or for exchange and to solicit offers which are subject to acceptance by Farmland. FSC is a member of the NASD and the Securities Investor Protection Corporation (SIPC). FSC's involvement in this offering is in compliance with terms of a partial exemption from requirements of Rule 2720 of the NASD because no persons, other than persons associated with Farmland or FSC, participated in determining the price and other terms of the securities offered by this prospectus. Farmland will pay commissions to FSC not to exceed 4% of the aggregate price of the Offered Debt Securities. Farmland will pay all expenses and liabilities incurred by FSC, limited to an amount not to exceed 3% of the aggregate sales price of the Offered Debt Securities. FSC is a registered broker-dealer under the Exchange Act but has only limited authority to engage in the offer and sale of securities issued by Farmland. Farmland will indemnify FSC for certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

FSC and other brokers-dealers, if any, selected by Farmland have or will agree to deliver a current prospectus relating to the Offered Debt Securities to prospective investors at the time of or prior to any offering of such certificates for sale or for exchange.

Farmland may engage other broker-dealers that are qualified to offer and sell Offered Debt Securities in a particular state and that are members of the NASD. Each broker-dealer participating in this offering will be held responsible for complying with all statutes, rules and regulations of all jurisdictions in which each participating broker-dealer offers the Offered Debt Securities for sale. Farmland will pay to other selected broker-dealers, for their services, a sales commission of not more than 4% of the face amount of Subordinated Debenture Bonds sold and not more than 1/2 of 1% of the face amount of Demand Loan Certificates sold. In addition, Farmland may pay to selected broker-dealers an unallocated due diligence and marketing fee of not more than 1/2 of 1% of the face amount of the Subordinated Debt Securities sold. Farmland may indemnify selected broker-dealers for certain liabilities arising out of violations by Farmland of blue sky laws or the Securities Act.

Interstate/Johnson Lane Corporation, a member of the NASD, participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this Prospectus and received approximately $50,000 for such participation. Interstate/Johnson Lane Corporation will not be participating in the pricing of this issue.

                                 EXCHANGE OFFER

Farmland is offering:

     1) to the owners of its Subordinated Capital Investment Certificates, its Ten-Year Bonds and its Five-Year Bonds the right to exchange such certificates for an equivalent principal amount of any Monthly Income Bond ($5,000 minimum) which, at the time of the exchange, is being offered by this Prospectus. The option to exchange a Subordinated Capital Investment Certificate, Ten-Year Bond or Five-Year Bond into a Monthly Income Bond is not affected by the period of time the Subordinated Capital Investment Certificate, Ten-Year Bond or Five-Year Bond has been held. Farmland will not redeem Monthly Income Bonds prior to maturity except upon death of the owner.

     2) to the owners of its Subordinated Capital Investment Certificates which have been held until eligible for redemption prior to maturity at the option of the owner, the right to exchange such certificates for an equivalent principal amount of any Ten-Year Bond or Five-Year Bond which, at the time of the exchange, is being offered by this Prospectus. This option to exchange into Ten-Year Bonds or Five-Year Bonds is affected by the period of time the outstanding certificate has been held. The required holding period is as follows:

  If, at the time of           Then, to be eligible
 issuance the maturity           for exchange, the
     period of the             certificate must have
 certificate held was:            been held for:

      (In Years)                    (In Years)
           5                             2
          10                             3
          15                             5
          20                             5

An exchange will be made effective on the day certificates or bonds eligible for exchange are received at Farmland's office in Kansas City, Missouri,. However, for any certificates received within a fifteen (15) day period preceding the record date of such certificates or bonds, the exchange will made effective as of the first day following such record date. The exchange is irrevocable after the effective date, but is revocable at any time prior to the effective date. Notice of an owner's revocation may be in writing, delivered to the address given below (see "How to Accept Exchange Offer" included in this Prospectus) or by telephone to (816) 459-6360. This exchange offer will expire at 12:00 P.M. Eastern Standard Time on December 31, 2000, unless terminated prior to such date. We will notify holders of certificates or bonds eligible for exchange at least 30 days prior to the effective date of Farmland's termination of this exchange offer.

Any interest accrued on a certificate or bond being exchanged will be paid on the day the exchange is made effective.

The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to exchanges of certificates or bonds. This summary is the opinion of Robert B. Terry, General Counsel for Farmland, is not intended to be exhaustive and, among other things, does not describe any state, local or foreign income and other tax consequences. Generally, the exchange of certificates or bonds would be considered as taxable exchanges, although it is possible that certain exchanges should be considered as non-taxable exchanges. The basis for determining a taxable gain or loss on a taxable exchange for an owner to take into account as gain or loss is the difference between the fair market value of the security being received and his basis (usually cost) in the security being exchanged. As a practical matter, most owners should have no gain or loss since the certificates and bonds were sold at 100% of face amount and the fair market value of the bonds received in the exchange should be considered 100% of the face amount of the certificates or bonds exchanged. However, since it is possible for a prior owner to have sold his certificate or bond to another person at a cost which is more or less than he had paid for it, a subsequent owner could have a different cost than the original issued cost. Any gain or loss recognized on a taxable exchange generally would be taken into account for purpose of federal income taxes as a gain or loss from the sale or disposition of a capital asset except that, if an owner purchased a certificate or bond at a "market discount" (i.e., at a price less than its face amount), all or a portion of the owner's gain may be treated as ordinary income, rather than capital gain, for federal income tax purposes. Characterization of any capital gain or loss as short-term or long-term will depend on the length of time the certificate or bond had been held by the owner as of the date of the exchange. Owners of these certificates or bonds should seek advice from their tax advisor before accepting the exchange offer.

                          HOW TO ACCEPT EXCHANGE OFFER

Registered holders may accept the exchange offer by delivering any of the certificates or bonds which are eligible for exchange (see "Exchange Offer" immediately above), to Farmland Securities Company, P.O. Box 7305, Kansas City, Missouri 64116. The certificates should be assigned to Farmland in the transfer section (on the reverse side of the certificate) and endorsed by all of the persons whose names appear on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6360 or write to the above address for specific information. Should registered owners wish to have the new certificate issued to persons other than as shown on the certificate being surrendered in the exchange, the endorsement signatures must be guaranteed by a commercial bank or trust company officer or a NASD member firm representative. The exchange offer must be accompanied by a completed "Order and Receipt for Investment" form supplied by FSC. The U.S. Treasury Form W-9, Backup Withholding Certificate, included on the order form must be completed and signed by the principal owner of the new certificate.

                           HOW TO TRANSFER OWNERSHIP

To transfer ownership of the Offered Debt Securities, the certificates should be assigned to the new owner(s) in the transfer section on the reverse side of the certificate and endorsed by all persons named on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6360 or write Farmland Industries, Inc., P.O. Box 7305, Kansas City, Mo. 64116, Dept. 79 for specific information. All transfer requests require that endorsement signatures be guaranteed by a commercial bank or trust company officer or an NASD member firm representative. Requests for transfer should be accompanied by a completed transfer form supplied by Farmland. The U.S. Treasury Form W-9 Backup Withholding Certificate included with or on the transfer form must be completed and signed by the new principal owner.

The transfer will be made effective on the day certificates to be transferred are received at Farmland's office in Kansas City, Missouri. However, for any certificates received within a fifteen (15) day period preceding the record date of such certificates, the transfer will be made effective as of the first day following such record date.

                         DESCRIPTION OF DEBT SECURITIES

Under this prospectus, Farmland is offering the following Offered Debt Securities, namely:

      Demand Loan Certificates
      Subordinated Debenture Bonds issuable in series, as follows:
                                                       Minimum
                  Series                          Initial Investment

          Ten-Year, Series A.........................$    1,000
          Ten-Year, Series B ........................$  100,000
          Five-Year, Series C........................$    1,000
          Five-Year, Series D........................$  100,000
          Ten-Year Monthly Income, Series E..........$    5,000
          Ten-Year Monthly Income, Series F..........$  100,000
          Five-Year Monthly Income, Series G.........$    5,000
          Five-Year Monthly Income, Series H.........$  100,000

The Demand Loan Certificates are called the "Demand Loan Certificates" and the various series of Subordinated Debenture Bonds referred to above are collectively called the "Subordinated Debenture Bonds".

The Demand Loan Certificates will rank equally with all other unsecured and unsubordinated debt of Farmland and will be issued under the Senior Indenture. The Demand Loan Certificates are direct obligations of Farmland. As described below, the Senior Indenture permits the issuance of unsubordinated debt in series, of which the Demand Loan Certificates are a series.

Each series of Subordinated Debenture Bonds will be subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of Farmland and will be issued under the Subordinated Indenture. As described below, the Subordinated Indenture permits the issuance of subordinated debt in series, of which each series of Subordinated Debenture Bonds offered by this prospectus is a series.

The unsubordinated debt issuable under the Senior Indenture and the subordinated debt issuable under the Subordinated Indenture are referred to collectively as the "Debt Securities".

Each series of Debt Securities issued pursuant to an Indenture will be issued pursuant to an amendment or supplemental indenture or pursuant to an Officers' Certificate, in each case delivered pursuant to resolutions of the Board of Directors of Farmland and in accordance with the provisions of Section 3.01 of the applicable Indenture. The terms of the Debt Securities include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Debt Securities are subject to all such terms and the Holders of Debt Securities are referred to the Indentures and the TIA for a statement of such terms.

The following summaries of certain provisions of each Indenture, and the Debt Securities and the Offered Debt Securities are not complete and are qualified in their entirety by reference to the provisions of the applicable Indenture, including the definitions of capitalized terms used in this prospectus without definition. Numerical references in parentheses are to sections in the applicable Indenture and unless otherwise indicated capitalized terms have the meanings given them in the Indentures.

GENERAL

Neither Indenture limits the amount of Debt Securities, debentures, notes or other evidences of indebtedness that may be issued by Farmland or any of its subsidiaries. Furthermore, neither Indenture affords Holders of Debt Securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect Holders of Debt Securities.

Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Under each Indenture, Farmland has the authority to establish as to each series:

1)the title of the Debt Securities of the series;

2)any limit upon the aggregate principal amount of the Debt Securities of the series;

3)the date or dates on which the principal of or premium, if any, on the Debt Securities of the series shall be payable or the methods for the determination of principal or premium;

4)the rate or rates at which such Debt Securities will bear interest, if any, or the method or methods of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method or methods by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable, the right, if any, of Farmland to defer or extend an interest payment date, the record date, if any, for the interest payable on any Interest Payment Date, and the basis upon which interest shall be calculated if other than that of a 365-day year;

5)the place or places where such Debt Securities shall be payable or surrendered for registration of transfer or exchange;

6)the period or periods within which, the price or prices at which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of Farmland;

7)the obligation, if any, of Farmland to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a Holder and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

8)the denominations in which such Debt Securities shall be issuable;

9)if other than the entire principal amount of the Debt Security, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration upon an event of default;

10)provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of specified events;

11)any deletions from, modifications of or additions to the events of default specified in the applicable Indenture or covenants of Farmland specified in the applicable Indenture;

12)the forms of such Debt Securities and interest coupons, if any, of the series;

13)the applicability, if any, to the Debt Securities and interest coupons, if any, of the series of defeasance provisions;

14)if other than Farmland, the identity of the Registrar and any Paying Agent;

15)any restrictions on the registration, transfer or exchange of such Debt Securities; and
16)any other terms of the series including any terms which may be required by or advisable under United States laws or regulations or advisable (as determined by Farmland) in connection with the marketing of Debt Securities of the series. (Section 3.01)

Unless otherwise indicated as to a series of Debt Securities, the Debt Securities will be issued only in fully registered form without coupons and Debt Securities denominated in U.S. dollars will be issued in denominations of not less than $1,000. (Section 3.02)

Unless otherwise indicated as to a series of Debt Securities, the principal of, and any premium or interest on, any series of Debt Securities will be payable at the principal executive offices of Farmland in Kansas City, Missouri, provided that, at the option of Farmland, payment of interest may be made by check mailed to the address of the Holder entitled thereto as it appears in the related security register or by electronic funds transfer or similar means to an account maintained by the Holder entitled thereto as it appears in the related security register (Sections 3.05, 3.07, 6.02). The office address of Farmland is 3315 North Oak Trafficway, Kansas City, Missouri, 64116-0005).

Farmland will issue the Offered Debt Securities on the day (the "Date of Original Issuance") on which it receives (or is deemed to receive) and has accepted payment of the full purchase price. Any payments (other than by electronic funds transfer or similar means) received after noon shall be deemed received by Farmland on the next business day. Electronic funds transfers are effective when funds are received. No Offered Debt Security shall be valid or obligatory for any purpose unless there appears on such Offered Debt Security a certificate of authentication substantially in the form provided for in the applicable Indenture duly executed by the applicable Trustee by manual signature of one of its authorized officers. (Sections 2.02, 3.03)


DEMAND LOAN CERTIFICATES

INTEREST

If purchased and held by a Farmland member cooperative for a one (1) month period or by any other purchaser for a six (6) month period immediately following the Date of Original Issuance of the Demand Loan Certificates, the principal amount of the Demand Loan Certificates will bear interest at the interest rate as determined by Farmland, from time to time (the "Certificate Interest Rate"). Each Demand Loan Certificate will earn interest at the Certificate Interest Rate in effect on the Date of Original Issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six (6) month period the Certificate Interest Rate is increased to a rate higher than that currently in effect for the Demand Loan Certificates, then each such Demand Loan Certificate will earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Commencing six (6) months from the Date of Original Issuance of each Demand Loan Certificate and on each six (6) month anniversary date thereafter, such Demand Loan Certificate will, if not redeemed, earn interest at the Certificate Interest Rate in effect on such anniversary date, but only for a six (6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the Certificate Interest Rate will have no effect on any Demand Loan Certificate issued prior to the decrease until the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate. Holders of Demand Loan Certificates are notified of the effective date of any change of the Certificate Interest Rate which affects the Demand Loan Certificates held. If redeemed by a Farmland member cooperative during a one (1) month period or by any other purchaser during a six (6) month period immediately following the Date of Original Issuance, the Demand Loan Certificates shall bear interest from Date of Original Issuance to date of redemption at a rate 2% below the Certificate Interest Rate (the "Demand Rate"). Thus, if the Certificate Interest Rate is 6% per year, the Demand Rate would be 4% per year. Interest on the principal amount of any Demand Loan Certificates held longer than six (6) months will be computed at the effective Certificate Interest Rate and is payable in one of the following ways at the option of the Holder, made at the time of purchase and irrevocable as to the purchaser: (i) six (6) months after the Date of Original Issuance and at the end of each and every six (6) month period thereafter until the Demand Loan Certificate is surrendered for redemption, or (ii) only at the date of redemption compounded semi-annually at the effective Certificate Interest Rate.

Any interest not punctually paid or duly provided for ("Defaulted Interest") on any Demand Loan Certificate will not be payable to the Holder thereof on the applicable payment date but instead may either be paid to the person in whose name such Demand Loan Certificate is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Demand Loan Certificate not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Senior Indenture. (Section 3.07)


REDEMPTION

The Demand Loan Certificates cannot be called for redemption by Farmland at any time prior to maturity.

Farmland will redeem the Demand Loan Certificates at any time upon written request of the Holder. No partial redemptions will be permitted. If the Demand Loan Certificate is surrendered for redemption by a Farmland member cooperative during a one (1) month period or by any other Holder during a six
(6) month period immediately following the Date of Original Issuance, interest computed at the applicable Demand Rate from Date of Original Issuance to date of redemption will be paid at the time of redemption of the Demand Loan Certificate. If the Demand Loan Certificate is held for a period longer than six (6) months from Date of Original Issuance, interest from the last previous date on which interest was paid to the date of redemption computed at the applicable Certificate Interest Rate will be paid upon redemption. Any interest held for compounding by Farmland in accordance with an interest option made by the purchaser will be paid upon redemption of the Demand Loan Certificate.


SUBORDINATED DEBENTURE BONDS

To ensure accuracy, much of the language in this section has been taken directly from the indentures. This language may be legalistic and complex. To help you understand the provisions, we have provided a summary, immediately following this paragraph, of critical characteristics of the subordinated debt securities. The summaries are not meant to be complete. If you have questions regarding the meaning or intent of any section, please contact your selling agent or Farmland Securities Company. Farmland Securities Company may be contacted by calling
(816) 459-6360 or writing to:

               Farmland Securities Company
               P.O. Box 7305
               Kansas City, Missouri 64116


TEN-YEAR, SERIES A AND B

MATURITY DATE
The maturity date for Subordinated Debenture Bonds, Ten-Year, Series A and Ten-Year, Series B (referred to in this prospectus individually as "Series A Bonds" and "Series B Bonds" and collectively as the "Ten-Year Bonds") is ten (10) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.

SERIES A BONDS
The Bond Interest Rate for any Series A Bonds issued will be the rate per year stated on the face of the bond. The Series A Bonds will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series A Bonds will not affect the Bond Interest Rate on any Series A Bond for which the full purchase price was received prior to the change. The Series A Bonds require a minimum initial investment of $1,000.

SERIES B BONDS
The Bond Interest Rate for any Series B Bonds issued will be the rate per year stated on the face of the bond. The Series B Bonds will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series B Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate on such day for Series A Bond. Any change of the Bond Interest Rate for later issued Series B Bonds will not affect the Bond Interest Rate on any Series B Bonds for which the full purchase price was received prior to the change. The Series B Bonds require a minimum initial investment of $100,000.

INTEREST PAYMENTS
Interest is payable on the principal of the Ten-Year Bonds from the Date of Original Issuance at the election of the purchaser, made at the time of purchase, in one of the following ways:

1)semiannually on January 1 and July 1, to Holders of record on the last preceding December 15 and June 15, respectively (or, if originally issued between the record date and the payment date, to the Holder on the Date of Original Issuance); or

2)at maturity or at the date of redemption if redeemed prior to maturity, compounded semiannually, on December 31 and June 30 at the applicable Bond Interest Rate.

Any election to receive payment of the interest semiannually is irrevocable.
The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the Holder, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to receive payment of the interest semiannually thereafter. Any interest attributable to periods starting with the Date of Original Issuance and ending with the effective date of the termination will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the Holder to terminate any obligation to continue retaining the interest of any Holder. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the Holder, and the Holder will be paid all the interest accrued to the Holder's account on the effective date.

Any Defaulted Interest on any Ten-Year Bond will not be payable to the Holder on the applicable record date but instead may either be paid to the person in whose name such Ten-Year Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Ten-Year Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND
The Ten-Year Bonds may be redeemed, after two (2) years from the Date of Original Issuance, at the option of Farmland at any time prior to maturity, on at least fifteen (15) days written notice, at face value plus accrued interest to the date of redemption. The Subordinated Indenture permits Farmland to select in any manner at its discretion the bonds to be redeemed. (Section 4.01)

REDEMPTION BY THE HOLDER
Farmland will redeem limited amounts of the Ten-Year, Series A Bonds and Series B Bonds prior to maturity at the option of the Holder as described under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" on page 21.

FIVE-YEAR, SERIES C AND D

MATURITY DATE
The maturity date for Subordinated Debenture Bonds, Five-Year, Series C and Five-Year, Series D (referred to in this prospectus individually as "Series C Bonds" and "Series D Bonds" and collectively as the "Five-Year Bonds") is five
(5) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.

SERIES C BONDS
The Bond Interest Rate for any Series C Bonds issued will be the rate per year stated on the face of the bond. The Series C Bonds will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series C Bonds will not affect the Bond Interest Rate on any Series C Bond for which the full purchase price was received prior to the change. The Series C Bonds require a minimum initial investment of $1,000.

SERIES D BONDS
The Bond Interest Rate for any Series D Bonds issued will be the rate per year stated on the face of the bond. The Series D Bonds will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series D Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate on such day for any Series C Bond. Any change of the Bond Interest Rate for later issued Series D Bonds will not affect the Bond Interest Rate on any Series D Bonds for which the full purchase price was received prior to the change. The Series D Bonds require a minimum initial investment of $100,000.

INTEREST PAYMENTS
Interest is payable on the principal of the Five-Year Bonds from the Date of Original Issuance at the election of the purchaser, made at the time of purchase, in one of the following ways:

1)semiannually on January 1 and July 1, to Holders of record on the last preceding December 15 and June 15, respectively (or, if originally issued between the record date and the payment date, to the Holder on the Date of Original Issuance); or

2)at maturity or at the date of redemption if redeemed prior to maturity, compounded semiannually, on December 31 and June 30 at the applicable Bond Interest Rate.

Any election to receive payment of the interest semiannually is irrevocable.
The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the Holder, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to receive payment of the interest semiannually thereafter. Any interest attributable to periods starting with the Date of Original Issuance and ending with the effective date of the termination will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the Holder to terminate any obligation to continue retaining the interest of any Holder. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the Holder and the Holder will be paid all the interest accrued to the Holder's account on the effective date.

Any Defaulted Interest on any Five-Year Bonds will not be payable to the Holder on the applicable record date but instead may either be paid to the person in whose name such Five-Year Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Five-Year Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND
The Five-Year Bonds may be redeemed, after two (2) years from the Date of Original Issuance, at the option of Farmland at any time prior to maturity, on at least fifteen (15) days written notice, at face value plus accrued interest to the date of redemption only. The Subordinated Indenture permits Farmland to select in any manner at its discretion the bonds to be redeemed. (Section 4.01)

REDEMPTION BY THE HOLDER
Farmland will redeem, at face amount plus accrued interest to the date of redemption, limited amounts of the Five-Year Bonds prior to maturity at the option of the Holder as described under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds".


LIMITED REDEMPTION PRIOR TO MATURITY OF SUBORDINATED DEBENTURE BONDS

1. Farmland will redeem each month, on a first come, first serve basis (as evidenced by the time stamped or otherwise recorded as received by Farmland), a limited amount of Ten-Year, Series A Bond, Ten-Year, Series B, Five-Year, Series C Bond and Five-Years, Series D Bond prior to maturity. To be eligible for redemption, a Ten-Year, Series A Bond or Ten-Year, Series B Bond must have been held three (3) years from Date of Original Issuance and a Five-Year, Series C Bond or Five-Year, Series D Bond must have been held two (2) years from Date of Original Issuance. Subject to the carryover discussed below, the aggregate maximum amount that Farmland will redeem of Ten-Year, Series A Bonds, Ten-Year, Series B Bonds, Five-Year, Series C Bonds, Five-Year, Series D Bonds and other subordinated debt that Farmland elects to include in this redemption limit and which, in each case, meets the requirements for redemption prior to maturity, will be the greater of:

     a)   $1,500,000 or,

     b) 1/2 of 1% of the combined total principal balance outstanding of all such Ten-Year Bonds, Five-Year Bonds and other bonds included in this redemption limit as specified above.

     If the amount determined pursuant to the above formula in any month (including any carryover from the prior month) exceeds the total amount requested for redemption prior to maturity in that month, such excess is carried over to the next month and added to the amount available for redemption prior to maturity in that month. Any excess, however, will not be carried beyond the end of Farmland's fiscal year.

     If any series eligible for early redemption under the above provision has a total balance outstanding less than $5,000,000 at the end of any month, then the subordinated debt securities of that series will be redeemed at the request of the Holder without regard to the above dollar limitation.

2. In addition to the amounts made available for redemption prior to maturity as described in (1) above, redemption will be made in the case of death of a Holder of Ten-Year Bonds and Five-Year Bonds upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws.

3.   IRA Redemption

     In addition to the amounts made available for redemption prior to maturity as described in (1) and (2) above, if Ten-Year Bonds or Five-Year Bonds are held in an Individual Retirement Account (an "IRA") established under
     Section 408 of the Internal Revenue Code of 1986, as amended (the "IRC"), Farmland will redeem, upon written request, such Ten-Year Bonds and Five-Year Bonds to the extent necessary to satisfy mandatory withdrawals from the IRA which are required by the IRC. Such redemption will be made only upon sufficient proof to Farmland that a mandatory withdrawal from the IRA is required. In general, as presently in effect, the IRC requires mandatory withdrawals from an IRA to commence on April 1 following the calendar year in which the beneficiary reaches the age of seventy and one-half (701/2) years.

4. The foregoing redemption privileges described in this section are subject to the conditions, as provided under the subordination provisions applicable to the Subordinated Debenture Bonds, that Farmland cannot redeem any of the Subordinated Debenture Bonds if, at the time of or immediately after giving effect to such redemption, there shall exist under any indenture or loan or other agreement pursuant to which any Senior Indebtedness is issued any default or any condition, event or act, which with notice or lapse of time, or both, would constitute a default.

Redemption prior to maturity will be made upon the surrender of eligible Ten-Year Bonds and Five-Year Bonds properly endorsed and accompanied by written requests for early redemption to Farmland. Redemption prior to maturity will be made at the face value of the bonds plus accrued interest to the date of redemption. Amounts available for redemption prior to maturity are not set aside in a separate fund.


TEN-YEAR MONTHLY INCOME, SERIES E AND F

MATURITY DATE
The maturity date for Subordinated Debenture Bonds, Ten-Year Monthly Income, Series E and Ten-Year Monthly Income, Series F (referred to in this prospectus individually as the "Series E Bonds" and the "Series F Bonds" and collectively as the "Ten-Year Monthly Income Bonds") is ten (10) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.

BOND INTEREST RATES
The Bond Interest Rate for the Ten-Year Monthly Income Bonds will be determined by Farmland, from time to time.

SERIES E BONDS
The Bond Interest Rate for any Series E Bonds issued will be the rate per year stated on the face of the bond. The Series E Bonds will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series E Bonds will not affect the Bond Interest Rate on any Series E Bond for which the full purchase price was received prior to the change. Series E Bonds require an initial minimum investment of $5,000 and subsequent investments require a minimum investment of $1,000.

SERIES F BONDS
The Bond Interest Rate for any Series F Bonds issued will be the rate per year stated on the face of the bond. The Series F Bonds will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series F Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate on such day for any Series E Bond. Any change of the Bond Interest Rate for later issued Series F Bonds will not affect the Bond Interest Rate on any Series F Bonds for which the full purchase price was received prior to the change. Series F Bonds require a minimum initial investment of $100,000.

INTEREST PAYMENTS
Interest on the principal sum is payable monthly on the first day of each month to Holders of record on the last day of the preceding month, commencing on the first day of the month, following the month in which a Ten-Year Monthly Income Bond is issued.

Any Defaulted Interest on any Ten-Year Monthly Income Bonds will not be payable to the Holder on the applicable record date but instead may either be paid to the person in whose name such Ten-Year Monthly Income Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Ten-Year Monthly Income Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND
The Ten-Year Monthly Income Bonds cannot be called for redemption by Farmland any time prior to maturity.

REDEMPTION BY THE HOLDER
Except as provided in this paragraph, Farmland will not redeem the Ten-Year Monthly Income Bonds prior to maturity upon the request of the Holder. Redemptions will be made in the case of death of a Holder of Ten-Year Monthly Income Bonds, upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws. Redemptions prior to maturity will be made at the face value of the bonds plus accrued interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund. (Section 5.01)

IRA REDEMPTION
The Ten-Year Monthly Income Bonds will not, under any circumstances, be sold to an IRA and an IRA trustee or custodian will not be permitted to be the registered owner of a Ten-Year Monthly Income Bond. Therefore, unlike the Ten-Year Bonds and the Five-Year Bonds, the Ten-Year Monthly Income Bonds do not contain any special redemption rights for the benefit of an IRA or its trustee or custodian.


FIVE-YEAR MONTHLY INCOME, SERIES G AND H

MATURITY DATE
The maturity date for Subordinated Debenture Bonds, Five-Year Monthly Income, Series G and Five-Year Monthly Income, Series H (referred to individually as the "Series G Bonds" and the "Series H Bonds" and collectively as the "Five-Year Monthly Income Bonds") is five (5) years from the Date of Original Issuance.
The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.

BOND INTEREST RATES
The interest rates for the Five-Year Monthly Income Bonds will be determined by Farmland, from time to time.
SERIES G BONDS
The Bond Interest Rate for any Series G Bonds issued will be the rate per year stated on the face of the bond. The Series G Bonds will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series G Bonds will not affect the Bond Interest Rate on any Series G Bond for which the full purchase price was received prior to the change. Series G Bonds require an initial minimum initial investment of $5,000, and subsequent investments require a minimum investment of $1,000.

SERIES H BONDS
The Bond Interest Rate for any Series H Bonds issued will be the rate per year stated on the face of the bond. The Series H Bonds will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series H Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate on such day for any Series G Bond. Any change of the Bond Interest Rate for later issued Series H Bonds will not affect the Bond Interest Rate on any Series H Bonds for which the full purchase price was received prior to the change. Series H Bonds require a minimum initial investment of $100,000.

INTEREST PAYMENTS
Interest on the principal sum is payable monthly on the first day of each month to Holders of record on the last day of the preceding month, commencing on the first day of the month, following the month in which a Five-Year Monthly Income Bond is issued. Any Defaulted Interest on any Five-Year Monthly Income Bonds will not be payable to the Holder on the applicable record date but instead may either be paid to the person in whose name such Five-Year Monthly Income Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Five-Year Monthly Income Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND
The Five-Year Monthly Income Bonds cannot be called for redemption by Farmland any time prior to maturity.

REDEMPTION BY THE HOLDER
Except as provided in this paragraph, Farmland will not redeem the Five-Year Monthly Income Bonds prior to maturity upon the request of the Holder. Redemptions will be made in the case of death of a Holder of Five-Year Monthly Income Bonds, upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws. Redemptions prior to maturity will be made at the face value of the bonds plus accrued interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund. (Section 5.01)

IRA REDEMPTION
The Five-Year Monthly Income Bonds will not, under any circumstances, be sold to an IRA and an IRA trustee or custodian will not be permitted to be the registered owner of a Five-Year Monthly Income Bond. Therefore, unlike the Ten-Year Bonds and the Five-Year Bonds, the Five-Year Monthly Income Bonds do not contain any special redemption rights for the benefit of an IRA or its trustee or custodian.


SUBORDINATION

The payment of the principal of (and premium, if any) and interest on Subordinated Debenture Bonds is, to the extent set forth in the Subordinated Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness, whether currently outstanding or subsequently incurred. "Senior Indebtedness" is defined as:

a)the principal of (and premium, if any) and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated November 8, 1984; and with respect to Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 8, 1984; and with respect to its Subordinated Debenture Bonds issued under an indenture dated December 4, 1997) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior in right of payment to the Debt Securities issued under the Subordinated Indenture;

b)indebtedness created after the date of the Subordinated Indenture, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to Debt Securities issued under the Subordinated Indenture; and

c)the Demand Loan Certificates.

By reason of the subordination provisions of the Subordinated Indenture, no payment on account of principal of (or premium, if any) or interest on the Subordinated Debenture Bonds shall be made, and no Subordinated Debenture Bonds shall be purchased, either directly or indirectly, by Farmland or any of its subsidiaries, unless full payment of amounts then due for principal of (and premium, if any) and interest (including interest on overdue principal and interest, to the extent permitted by law) on Senior Indebtedness has been made or duly provided for. In addition, no payment on account of principal of (or premium, if any) or interest on the Subordinated Debenture Bonds shall be made, and no Subordinated Debenture Bonds shall be purchased, either directly or indirectly, by Farmland or any of its subsidiaries, if, at the time of such payment or purchase or immediately after giving effect to such payment or purchase, there shall exist under any Senior Indebtedness or any indenture or agreement pursuant to which any Senior Indebtedness is issued any default or any condition, event or act, which, with notice or lapse of time, or both, would constitute a default.

In the event that any Subordinated Debenture Bond is declared due and payable before its stated maturity because of an Event of Default (as herein defined) or upon any other acceleration of payment of the principal of the Subordinated Debenture Bonds because of an Event of Default and upon any payment or distribution of assets of Farmland, whether in cash, property or securities, to creditors upon any dissolution, winding up, total or partial liquidation, reorganization, assignment for the benefit of creditors, or other marshaling of assets, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of (and premium, if any) and interest (including interest on overdue principal and interest) due or to become due upon all Senior Indebtedness shall first be paid in full before the Holders of Subordinated Debenture Bonds, or the Trustee under the Subordinated Indenture, shall be entitled to retain any assets (other than shares of stock of Farmland as reorganized or readjusted or securities of Farmland or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the same extent as the Subordinated Debenture Bonds, to the payment of all Senior Indebtedness which at the time may be outstanding, provided that the rights of the owners of the Senior Indebtedness are not altered by such reorganization or readjustment) so paid or distributed in respect of the Subordinated Debenture Bonds (for principal, premium, if any, or interest); and upon any such dissolution, winding up, liquidation, reorganization, assignment or marshaling, any payment or distribution of assets of Farmland, whether in cash, property or securities (other than as set forth above), to which the Holders of Subordinated Debenture Bonds or the Trustee would otherwise be entitled, shall be paid by Farmland or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of Subordinated Debenture Bonds or the Trustee under the Subordinated Indenture if received by them or it, directly to the owners of Senior Indebtedness (pro rata to each such owner on the basis of the respective amounts of Senior Indebtedness held by such owner) or their representatives, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the owners of Senior Indebtedness, before any payment or distribution is made to the Holders of Subordinated Debenture Bonds or to the Trustee under the Subordinated Indenture. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and Holders of Subordinated Debenture Bonds may receive less, ratably, than other creditors of Farmland.

The Subordinated Indenture does not limit the amount of Senior Indebtedness that may be issued by Farmland. As of November 30, 1999:

1)Farmland had $646.5 million aggregate principal amount of Senior Indebtedness outstanding. In addition, Senior Indebtedness includes certain obligations with a present value of approximately $330.3 million for future payments over seven years under long-term leases,

2)Farmland had outstanding $504.6 million aggregate principal amount of other subordinated indebtedness and

3)Certain of Farmland's subsidiaries had outstanding $224.8 million aggregate principal amount of indebtedness, of which $202.2 million was nonrecourse to Farmland.
See "Risk Factors -- "Holders of Senior Indebtedness will be paid before holders of Subordinated Debenture Bonds", beginning on page 8.

EVENTS OF DEFAULT

Each Indenture provides that the following shall constitute "Events of Default" with respect to any series of Debt Securities issued (including, as applicable, the Demand Loan Certificates and the Subordinated Debenture Bonds):

a)failure to pay principal of (or any installment of the principal of) or any premium on any Debt Securities of that series, after such principal shall have become due and payable;

b)failure to pay interest of any Debt Securities of that series for a period of 60 days after such interest shall have become due or payable;

c)certain events of bankruptcy, insolvency or reorganization;

d)failure to perform any other covenant or agreement contained in the Indenture or in any supplemental indenture or in any Debt Security of that series for a period of 90 days following the mailing by the Trustee to Farmland of a written demand that such failure be cured, such failure not having been cured in the meantime, and

e)any other Event of Default established for the series as contemplated by
  Section 3.01 with respect to Debt Securities of that series (the Offered Debt Securities have no additional Events of Default of the type permitted by this clause (e)).

No Event of Default with respect to a particular series of Debt Securities issued under either Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued under either Indenture. (Section 8.01)

Each Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the Trustee or the Holders of at least 50% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount of the Debt Securities of such series and all interest accrued thereon to be due and payable immediately upon written notice to Farmland. Notwithstanding the above, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to Farmland, all Debt Securities will become due and payable without further action or notice. (Section 8.03)

The agreements governing certain of Farmland's outstanding indebtedness contain provisions to the effect that certain Events of Default under each Indenture would constitute an event of default under such agreements which, among other things, could cause an acceleration of the indebtedness under the agreements.

Each Indenture provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give the Holders of the affected series notice of all defaults known to it unless such defaults have been cured; provided that, except in the case of default in the payment of principal of or interest on any of the Debt Securities, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interests of such Holders. (Section 8.02)

Each Indenture provides that the Trustee may sue Farmland in the case of default in payment of the principal of any Debt Security when the same shall become due and payable, or in the case of a default in the payment of the interest on any Debt Security for any period of 60 days after such interest shall become due and payable. (Section 8.04) Each Indenture further provides that the right of any Holder to receive payment of the principal of and interest on any Debt Security, or to institute a suit for the enforcement of such payment, may not be impaired without the consent of such Holder, unless, with regard to overdue interest payments, 75% in principal amount of the outstanding Debt Securities of the affected series consent on behalf of the Holders of all the Debt Securities of the affected series to the postponement of such overdue interest payment. (Sections 8.05 and 8.06) Each Indenture also provides that the Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or to consent, on behalf of the Holders of all Debt Securities of such series, to the waiver of any past default and its consequences, except for a default in the payment of principal or interest. (Section 8.06)

Each Indenture requires Farmland to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the applicable Indenture. (Section 7.05)


CONCERNING THE TRUSTEES

UMB Bank, National Association, Kansas City, Missouri, is the Trustee under the Senior Indenture and Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Subordinated Indenture. Each Trustee is to perform only the duties as are specifically set forth in the applicable Indenture and in the case of an Event of Default (which has not been cured) to exercise such of the rights and powers vested in it by the applicable Indenture. Each trustee is also required to use the same degree of care and skill in the exercise of rights and powers as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

Each Trustee, before taking any action under the applicable Indenture, may require that satisfactory indemnity be furnished to it by the Holders of the Securities or other persons for the reimbursement of all reasonable costs and expenses to which it may be put and to protect it against all liability which it may incur in or by reason of such action, except liability which is adjudicated to have resulted from its negligence or willful misconduct.

CONSOLIDATION OR MERGER OF OR WITH FARMLAND

Nothing contained in either Indenture prevents any consolidation or merger of Farmland with or into any other corporation or corporations (whether or not affiliated with Farmland), or successive consolidations or mergers in which Farmland or its successor or successors shall be a party or parties, or prevents any sale or conveyance of the property of Farmland as an entirety or substantially as an entirety to any other corporation (whether or not affiliated with Farmland) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale or conveyance, the due and punctual payment of the principal of and interest on all the Debt Securities (including the Demand Loan Certificates and the Subordinated Debenture Bonds) and the due and punctual performance and observance of all of the covenants and conditions under each Indenture to be performed or observed by Farmland, shall be expressly assumed, by supplemental indentures satisfactory in form to the Trustees and executed and delivered to the Trustees by the corporation formed by such consolidation, or into which Farmland shall have been merged, or by the corporation which shall have acquired such property. In case of any such consolidation, merger, sale or conveyance and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for Farmland, as if it had been the signatory to the Indentures. (Sections 13.01, 13.02)


MODIFICATION OF THE INDENTURE

Each Indenture contains provisions permitting Farmland and the Trustee to enter into one or more supplemental indentures without the consent of the Holders of any of the Debt Securities issued (including, as applicable, the Demand Loan Certificates and the Subordinated Debenture Bonds) in order:

a)to evidence the succession of another corporation to Farmland and the assumption by any such successor of the covenants and obligations of Farmland, including the Debt Securities issued and any related interest;

b)to add to the covenants of Farmland for the benefit of the Holders of all or any series of Debt Securities issued under the Indenture (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon Farmland;

c)to add any additional Events of Default with respect to all or any series of Debt Securities issued under the Indenture;

d)to change or eliminate any of the provisions of the Indentures in respect of one or more series of Debt Securities issued under the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

e)to establish the form or terms of Debt Securities of any series issued under the Indenture;

f)to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the issued Debt Securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

g)to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of such Indenture, provided such action does not adversely affect in any material respect the interests of the Holders of any series issued under the Indenture;

h)to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted, and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act; or

i)to enable the issuance of uncertificated Debt Securities and to permit registration, transfer and exchange of Debt Securities by book-entry. (Section 12.01)

Each Indenture also contains provisions permitting Farmland and the respective Trustee, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series issued thereunder and affected by such supplemental indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the Holders of such series, except that, without the consent of the each Holder so affected, no such supplemental indenture may:

a)change the stated maturity of the principal of, or premium, if any, on, or any installment of principal of or premium, if any, or interest on, any such Debt Security, or reduce the principal amount of the Debt Security, or the interest rate or any premium payable upon redemption, or change the manner in which the amount of principal or premium, if any, or interest is determined, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date);

b)reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of each Indenture or of certain defaults hereunder and their consequences) provided for in such Indenture;

c)change any obligation of Farmland to maintain an office or agency in the places at which Debt Securities may be presented for transfer, exchange, redemption and payment, and where notices and demand to or upon Farmland may be served; or

d)modify the provisions that set forth the provisions in each Indenture that may not be changed without the consent of the Holder of each Debt Security affected.

The Subordinated Indenture also provides that certain provisions with respect to the subordination of outstanding Debt Securities may not be modified in a manner adverse to the Holders without the consent of each Holder of affected outstanding Debt Securities. (Section 12.02)


SATISFACTION, DISCHARGE AND DEFEASANCE

Each Indenture provides that it ceases to be of further effect with respect to the Debt Securities of, or within, any series (except for certain specified surviving obligations, including:

a)certain obligations to register the transfer or exchange of Debt Securities;
  and

b)the rights of Holders of Debt Securities to receive payments of principal and interest upon the stated maturity of the Debt Securities) upon the satisfaction of certain conditions, including that
  (1) all Debt Securities of such series not previously delivered to the Trustee for cancellation
     (i) have become due and payable,
     (ii) will become due and payable at their stated maturity within one year, or
     (iii) are to be called for redemption within one year and
   (2) Farmland, has irrevocably deposited or caused to be deposited with the Trustee money in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal, premium, if any, and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be. (Section 14.01)

Each Indenture also contains defeasance provisions under which, unless otherwise specified with respect to the Debt Securities of any series issued under the Indenture, Farmland, at its option:

a)will be discharged from any and all obligations in respect of the Debt Securities of such series (except with regard to certain specified surviving obligations, including

  (1)certain obligations to register the transfer or exchange of Debt Securities and

  (2)the rights of Holders of Debt Securities to receive payments of principal and interest upon the stated maturity, or

b)will not be subject to certain covenants and Events of Default, in each case, upon the compliance with certain conditions, including the deposit with the relevant Trustee, in trust, of money and/or Government Obligations which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and each installment of interest on such Debt Securities at the maturity of such payments and any mandatory sinking fund payments applicable to such series on the day on which such payments are due and payable in accordance with the terms of the applicable Indenture and such Debt Securities.

Such provisions do not apply to the Demand Loan Certificates and the Subordinated Debenture Bonds. (Sections 14.03, 14.04, 14.05, 14.06)

TAX CONSEQUENCE OF INTEREST ELECTION

Holders of Demand Loan Certificates and Subordinated Debenture Bonds should be aware that the election to receive interest on the payment date or to have the interest compounded semi-annually and paid at the date of redemption of the related security will not affect the reporting of interest for federal income tax purposes. All interest whether paid on the payment date or left to accumulate and be paid at the date of redemption of the related security will be credited to the Holder's account on the payment or compounding date. All interest credited to the Holder's account will be reported on a Form 1099 INT to the Holder and the Internal Revenue Service ("IRS") as interest income for the calendar year in which such interest is credited to the Holder's account regardless of the Holder's method of accounting for federal income tax purposes. Therefore, a Holder who elects to have interest paid at the date of redemption of the related security would have taxable income for a year and not receive such interest income in cash. However, the Holder could terminate the election to have interest paid at the date of redemption. On the effective date of such termination, the Holder would receive payment of all interest accumulated through the date of termination.


                            BUSINESS AND PROPERTIES

GENERAL

In terms of revenue, Farmland is one of the largest cooperatives in the United States. In 1999, we had sales of $10.7 billion, including international sales of approximately $3.2 billion. Substantially all of our international sales are invoiced and collected in U.S. Dollars.

We conduct business primarily in two operating areas. First, on the input side of the agricultural industry, we operate as a farm supply cooperative. Second on the output side of the agricultural industry, we operate as a processing and marketing cooperative.

Our farm supply operations consist of four principal product divisions: plant foods, crop protection, petroleum and feed. Principal products of the plant foods division are nitrogen and phosphate-based fertilizers ("plant foods"). Principal products of the crop protection division include a complete line of insecticides, herbicides and mixed chemicals. Crop protection operations are conducted primarily through our 50% ownership in WILFARM, L.L.C. and Omnium, LLC. Principal products of the petroleum division are refined fuels, propane and by-products of petroleum refining. Petroleum operations are conducted primarily through our equity interest in two ventures. Petroleum refining is managed by Cooperative Refining Association, and petroleum marketing is managed by Country Energy. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services. We manufactured approximately 59% of the dollar value of our sales of farm supply products in 1999. Approximately 68% of the farm supply products we sold in 1999 were at wholesale to farm cooperative associations which are members of Farmland, and who, in turn, distribute these products primarily to farmers and ranchers.

The output side of our business includes; processing and marketing of pork, raising hogs for processing, processing and marketing of beef, domestic storage and marketing of grain and international storage and marketing of grain. In 1999, approximately 70% of the hogs processed, 38% of the beef cattle processed and 60% of the grain we marketed domestically were supplied to us by our members. Substantially all the pork and beef products we sold in 1999 was processed in plants we own.

No material part of the business of any segment of Farmland is dependent on a single customer or a few customers. Financial information about our industry segments is presented in Note 11 of the Notes to Consolidated Financial Statements.

The principal businesses of Farmland have been highly seasonal. Historically, the majority of sales of crop production products occur in the spring. Sales in the beef business and in grain marketing historically have been concentrated in the summer and summer is the lowest sales period for the pork and feed businesses.

Farmland competes for market share with numerous participants of various sizes and with various levels of vertical integration, product and geographical diversification. In the petroleum industry, competitors include major oil companies, independent refiners, other cooperatives and product brokers. Competitors in the crop production industry include global producers (some of which are cooperatives) of nitrogen- and phosphate-based fertilizers and product importers and brokers. Competitors in the crop protection industry include major chemical companies and product brokers. The feed, grain, pork and beef industries are comprised of a large variety of competitive participants.

PLANT FOODS AND CROP PROTECTION

   MARKETING

Farmland's plant foods business includes nitrogen, phosphate and potash based plant nutrients. Sales of the crop production business segment as a percent of consolidated sales was 14% for 1997, 13% for 1998, and 9% for 1999. The crop protection business is conducted primarily through our 50% ownership in WILFARM and Omnium ventures, and includes sales and distribution of a complete line of crop protection products such as insecticides, herbicides and mixed chemicals. Sales of the crop protection business are not included in consolidated sales of Farmland.

Competition in the plant foods industry is dominated by price considerations. However, during the spring and fall plant nutrient application seasons, farming activities intensify and delivery service capacity is a significant competitive factor. Farmland maintains a significant capital investment in distribution assets and a seasonal investment in inventory to enhance its manufacturing and distribution operations. We own or lease plant nutrient custom dry blending, liquid mixing, storage and distribution facilities at a large number of locations throughout our trade territory to conform delivery capacity more closely to customer demands for delivery services.

Domestic competition, mainly from other regional cooperatives and integrated multinational crop production companies, is intense due to customers' sophisticated buying tendencies and production strategies that focus on costs and service. Also, foreign competition exists from producers of crop production products manufactured in countries with lower cost natural gas supplies (the principal raw material in nitrogen-based fertilizer products). In certain cases, foreign producers of fertilizer for export to the United States may be subsidized by their respective governments.

   PRODUCTION

Farmland manufactures nitrogen-based crop production products. Natural gas is the major raw material used in production of nitrogen-based fertilizer, including synthetic anhydrous ammonia, urea, urea ammonium nitrate ("UAN") and other forms of nitrogen-based fertilizers.

Farmland operates seven anhydrous ammonia production plants (three of which are leased under long-term lease arrangements) at six locations in Kansas, Iowa, Nebraska, Oklahoma and Louisiana. Farmland and Mississippi Chemical Company are each 50% owners of a joint venture, Farmland MissChem, Limited ("Farmland MissChem"), which owns an anhydrous ammonia production facility located in The Republic of Trinidad and Tobago. All output from this facility is sold to and distributed by the owners of the venture. Annual production, including Farmland's 50% share of the output of Farmland MissChem, totaled approximately
2.8 million tons for 1997, 3.0 million tons for 1998, and 3.1 million tons for 1999.

Five of these synthetic anhydrous ammonia plants have capacity to further process anhydrous ammonia into urea, UAN solutions and other forms of nitrogen fertilizer. Due to unfavorable market conditions, during August, 1999 we temporarily closed production of UAN at our Lawrence, Kansas and Enid, Oklahoma facilities. Production at the Lawrence facility was resumed during December, 1999. Production of our upgraded products approximated 1.6 million tons for 1997, 1.9 million tons for 1998, and 2.1 million tons for 1999.

Farmland owns a phosphate chemical plant located in Joplin, Missouri, that produces feed grade phosphate (dicalcium phosphate) and ammonium phosphate, which is combined in varying ratios with muriate of potash to produce different fertilizer grade products. Production of feed grade phosphate approximated 163,000 tons in 1997, 167,000 tons in 1998, and 168,000 tons in 1999.
Production of ammonium phosphate approximated 44,000 tons in 1997, 56,000 tons in 1998, and 29,000 tons in 1999.

Farmland and Norsk Hydro a.s. are each 50% owners of Farmland Hydro, L.P. ("Hydro"), a joint venture which owns a phosphate fertilizer manufacturing plant at Green Bay, Florida. Hydro's plant produces products such as super phosphoric acid, diammonium phosphate and monoammonium phosphate. Annual phosphate (P205) production was 787,000 tons in 1997, 761,000 tons in 1998, and 752,000 tons in 1999. Farmland provides management and administrative services and Norsk Hydro a.s. provides marketing services to Hydro. Products of this plant are distributed principally to international markets.

Farmland is a 50% owner of SF Phosphates Limited Liability Company ("SF Phosphates"), a venture which operates a phosphate mine located in Vernal, Utah, a phosphate chemical plant located in Rock Springs, Wyoming and a 96-mile pipeline connecting the mine to the plant. The plant produces monoammonium phosphate and super phosphoric acid. Annual phosphate (P205) production was 326,000 tons in 1997, 330,000 tons in 1998, and 326,000 tons in 1999. Under the venture agreement, the owners purchase the production of the venture in proportion to their ownership.

  RAW MATERIALS

Natural gas, the largest single component of nitrogen-based fertilizer production, is purchased directly from natural gas producers. Natural gas purchase contracts are generally market sensitive and contract prices change as the market price for natural gas changes. In addition, Farmland has a hedging program which utilizes natural gas futures and options to reduce risks of market price volatility.

Natural gas is delivered to Farmland's facilities under pipeline transportation service agreements which have been negotiated with each plant's delivering pipeline. Natural gas delivery to the plants could be curtailed under regulations of the Federal Energy Regulatory Commission if a delivering pipeline's capacity was required to serve priority users such as residences, hospitals and schools. In such cases, production could be curtailed. We have never lost significant production because of curtailments in pipeline transportation, and we do not anticipate having a curtailment in the near future.

Adequate supplies of the phosphate rock and sulfur required to operate Hydro's plant are presently available from various suppliers. Hydro owns phosphate rock reserves located in Hardee County, Florida which contain an estimated 80 million tons of phosphate rock.

During 1998, Hydro began obtaining various permits and licenses necessary for mining the above properties. This process will take several years to complete and, therefore, Hydro does not anticipate mining any of the phosphate rock reserves within the next year.

Based on current recovery methods and the levels of the SF Phosphate plant production in recent years, we estimate that the phosphate rock reserves owned by SF Phosphates are adequate to provide the phosphate rock requirements of the plant for approximately 75 years.


PETROLEUM

  MARKETING

The principal products of this business segment are refined fuels, propane and by-products of the petroleum refinery. Other petroleum products include lube oil, grease, and car, truck and tractor tires, batteries and accessories. Sales of petroleum products as a percent of consolidated sales were 15% for 1997, 13% for 1998, and 9% for 1999.

Competitive methods in the petroleum industry include service, product quality and price. However, in refined fuel markets, price competition is dominant. Many participants in the industry engage in one or more of the industry's processes (oil production, transportation, refining, wholesale distribution and retailing). Farmland participates in the industry primarily as a mid-continent refiner and as a wholesale distributor of petroleum products. Effective September 1, 1998, Country Energy LLC, a joint venture with Cenex Harvest States, commenced operations. Country Energy LLC provides, on an agency basis, refined fuel, propane and lubricants marketing and distribution services for its owners.

  PRODUCTION

Farmland owns a refinery, with approximately 100,000 barrel per day capacity, at Coffeyville, Kansas. Production at the Coffeyville refinery amounted to approximately 71% of refined fuel sales in 1999. Effective September 1, 1999, we formed an alliance, Cooperative Refining, LLC, with the owners of National Cooperative Refinery Association ("NCRA"). Cooperative Refining performs all activities related to operating NCRA's refinery at McPherson, Kansas and Farmland's refinery at Coffeyville, Kansas.

  RAW MATERIALS

In 1999, Farmland's pipeline/trucking gathering system collected approximately 15% of its crude oil supplies under lease from producers near its refinery. Additional supplies are acquired from diversified sources, including sour crude oil from foreign sources.

Crude oil is purchased approximately 45 to 60 days in advance of the time the related refined products are to be marketed. Certain of these advance crude oil purchase transactions, as well as fixed price advance sales contracts of refined products, are hedged utilizing various petroleum futures contracts.

During periods of volatile crude oil price changes, or in extremely short crude oil supply conditions, our petroleum operations could be affected to a greater extent than petroleum operations of more vertically integrated competitors with crude oil supplies available from owned producing reserves. In past periods of relatively severe crude oil shortages, various governmental regulations such as price controls and mandatory crude oil allocating programs have been implemented. If a crude oil shortage were to develop, there is no assurance as to what, if any, government action would be taken.


FEED

Feed products include swine, beef, poultry, dairy, pet, mineral and specialty feeds, feed ingredients and supplements, animal health products and farm and ranch supplies. The primary components of feed products are grain and grain by-products, which are generally available in the region in which we operate.

This business segment's sales as a percentage of consolidated sales were approximately 7% in 1997, 6% in 1998 and 5% in 1999. Approximately 47% of the feed segment's sales in 1999 was attributable to products manufactured in our feed mills. Farmland operates feed mixing plants at 20 locations throughout its territory, an animal protein plant in Maquoketa, Iowa, an animal protein plant and a premix plant located in Eagle Grove, Iowa, a premix plant in Marion, Ohio and a pet food plant in Muncie, Kansas.

In June of 1998, we acquired six feed mills with an aggregate capacity of 747,000 tons through the acquisition of SF Services, Inc. In 1998 and 1999, feed mills with an aggregate capacity of approximately 415,000 tons were either sold or contributed to ventures. Our partners in these ventures are primarily local cooperatives.
PORK

  PROCESSING

Farmland's pork processing and marketing operations are conducted through Farmland Foods, Inc. ("Foods"), a 99%-owned subsidiary, which operates 11 food processing facilities, including leased facilities in Albert Lea, Minnesota and Omaha, Nebraska.

Facilities in Denison and Dubuque, Iowa, Monmouth, Illinois and Crete, Nebraska function as pork abattoirs and have additional capabilities for processing pork into bacon, ham and smoked meats. These facilities also process fresh pork into primal cuts for additional processing into fabricated meats which are sold to commercial users and to retail grocery chains, as well as case-ready and label-branded cuts for retail distribution. Meat processing facilities at Springfield, Massachusetts and New Riegel, Ohio produce Italian-style specialty meats and ham products. Plants in Wichita and Topeka, Kansas and Albert Lea, Minnesota process fresh pork into a variety of products including ham, bacon and sausage. Additionally, the Wichita, Kansas facility processes pork, beef and chicken into hot dogs, dry sausage and other luncheon meats. The plant located in Carroll, Iowa is primarily a packaging facility for canned or cook-in-bag products. The facility located in Omaha, Nebraska, prepares primal beef and pork products into case-ready cuts of meat which can be shipped directly to retailers.

     MARKETING

Farmland's pork products marketed include fresh pork, fabricated pork, smoked meats, ham, bacon, fresh sausage, dry sausage, hot dogs and packing house by-products. These products are marketed under a variety of brand names including:
Farmland, Farmstead, OhSe, Maple River, Carando, Roegelein, Regal and Marco
Polo.   Product distribution is through national and regional retail food chains, food service accounts, distributors and through international marketing brokers.

Pork marketing is a highly competitive industry with many suppliers of fresh and processed pork products competing for shelf space in retail food stores. Other meat products such as beef, poultry and fish also compete directly with pork products. Competitive methods in this segment include price, product quality, brand and product differentiation and customer service.


LIVESTOCK PRODUCTION

  PRODUCTION AND MARKETING

Livestock Production's primary focus is to produce market hogs to be processed by Farmland Foods Inc. We currently have approximately 300 contracts, with producers in 8 states to finish hogs from our own production or from the production of Alliance Farms, an affiliate. The risks associated with the managing of hogs includes disease and genetic changes, as well as the general market price risk for hogs. Livestock Production sells approximately 92% of its inventory to Farmland Foods, which is a 99%-owned subsidiary of Farmland. In 1999, Livestock Production provided approximately 7.5% of Farmland Foods total hog requirements.

BEEF

  PROCESSING

Farmland's beef processing and marketing operations are conducted through Farmland National Beef Packing Company, L.P., which at August 31, 1999, was 71.2%-owned by Farmland. The beef processing facilities are located in Liberal, Kansas and Dodge City, Kansas. These facilities function as beef abattoirs and process fresh beef into primal cuts for additional processing into fabricated or boxed beef. The two plants slaughtered an aggregate of 2.1 million cattle in 1997, 2.4 million cattle in 1998, and 2.6 million cattle in 1999.

  MARKETING

Products in our beef processing and marketing operations include fresh and frozen beef, boxed beef and by-products. Product distribution is through national and regional retail and food service customers as well as under the
Farmland Black Angus Beef label.   In addition, certain beef products are
distributed in international markets.

Beef marketing is a highly competitive industry with many suppliers of fresh and boxed beef. Other meat products such as pork, poultry and fish also compete directly with beef products. Competitive methods in this industry include price, product quality, brand and product differentiation and customer service.

GRAIN MARKETING

Farmland conducts domestic grain marketing operations through its North American division and international marketing operations through its eight international grain marketing subsidiaries conducted by a central management group (referred to as "Tradigrain").
NORTH AMERICAN GRAIN

  MARKETING

Farmland markets wheat, corn, soybeans, milo, barley and oats, with wheat and corn constituting the majority of the marketing business. We purchase grain from members and nonmembers located in the Midwestern part of the United States and assume all risks related to selling such grain. Grain is priced in the United States principally through bids based on organized commodity markets.

In 1998, Farmland and ConAgra Inc., formed Farmland-Atwood, LLC, a 50%-owned venture. In May 1999, Farmland purchased ConAgra's, interest in the venture. Farmland-Atwood provides risk management services, financial and grain support services and grain brokerage to its customers.

Farmland is exposed to price risk as a result of holding grain inventory and because, in the ordinary course of business, Farmland is a party to numerous fixed price sales and fixed price purchase contracts. To reduce the price change risk associated with holding positions in grain, Farmland takes opposite and offsetting positions by entering into grain commodity futures contracts. Generally, such contracts have terms of up to one year. Our strategy is to maintain hedged positions on as close to 100% of our grain positions as is possible. Farmland maintained hedges on its grain positions of approximately 93% during 1997, 93% during 1998, and 95% during 1999. The average market value of grain positions not hedged during the year amounted to less than 1% of our average total assets. While hedging activities reduce the risk of loss from changing market values of grain, such activities also limit the gain potential which otherwise could result from changes in market prices of grain

Grain revenues from export sales or sales to domestic customers for export as a percent of total domestic grain sales were approximately 41% in 1997, 43% in 1998, and 37% in 1999. Foreign sales of grain generally are paid in U.S. Dollars. Export-related sales are affected by the level of grain production in foreign countries. Furthermore, export-related sales are subject to international political events and changes in other countries' trade policies which are not within the control of the United States or Farmland.

  PROPERTY

Farmland owns or leases 26 inland elevators and one export elevator in the United States with a total capacity of approximately 178.8 million bushels of grain.


INTERNATIONAL GRAIN

Farmland's international grain trading subsidiaries (together referred to as "Tradigrain") transact business in all major grains, oilseeds, and sugar. Final consumers are either governmental entities, private companies or other major grain companies throughout the world.

Tradigrain's purchases of grain are made on a cash basis and its sales of grain are mostly made against confirmed letters of credit. Furthermore, Tradigrain may take long or short grain positions. These positions are accounted for on a mark-to-market basis and the gain or loss is recognized as a component of net income.


RESEARCH

Farmland operates a research and development farm for the primary purpose of developing improvements in nutrition, breeding and feeding practices of livestock and pets. We also conduct research at our pork processing facilities directed toward product development and process improvement. Additionally, Farmland formed a five-year research alliance, beginning in 1997, with Kansas State University.

Expenditures related to product research and process improvements sponsored by Farmland amounted to $2.1 million, $2.4 million and $2.4 million for 1997, 1998 and 1999, respectively.


CAPITAL EXPENDITURES AND INVESTMENTS IN VENTURES

In 1999, Farmland made capital expenditures totaling $121.2 million and investments in ventures totaling $23.3 million.

Farmland's Board of Directors has authorized expenditures of up to $221.9 million for capital additions and improvements during the years 2000 and 2001. The majority of these expenditures are in the crop production, pork processing and marketing, beef processing and marketing and petroleum businesses and are primarily for plant improvements. From time to time, management may recommend additional capital projects to Farmland's Board of Directors for approval.

We intend to fund our capital program with cash from operations, through borrowings or through other capital market transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" beginning on page 42.


YEAR 2000

Farmland has not experienced any significant problems related to Year 2000 issues. Also, we do not anticipate encountering significant Year 2000 problems in the future. Farmland's total cost to ensure our software was Year 2000 compliant was approximately $6.5 million.
GOVERNMENT REGULATION

Farmland's business is conducted within a legal environment created by numerous federal, state and local laws which have been enacted to protect the public's interest by promoting fair trade practices, safety, health and welfare. Farmland believes that its operating procedures conform to the intent of these laws and that we currently are in compliance with all such laws, the violation of which could have a material adverse effect on us.

Certain policies may be implemented from time to time by the United States Department of Agriculture, the Department of Energy or other governmental agencies which may impact the demands of farmers and ranchers for our products or which may impact the methods by which certain of our operations are conducted. Such policies may have a significant impact on any or all of Farmland's operating businesses.

The Federal Agriculture Improvement and Reform Act ("FAIR") represents the most significant change in government farm programs in more than 60 years. Under FAIR, the former system of variable price-linked deficiency payments to farmers has been replaced by a program of fixed payments which decline over a seven-year period from 1996 to 2002. To compensate for adverse market and weather conditions, additional transfer payments were made by the Federal government during 1998 and 1999. FAIR eliminates federal planting restrictions and acreage controls. Farmland believes that FAIR was intended to accelerate the trend toward greater market orientation and reduced Government influence on the agricultural sector. As a result, we expect the number of acres under cultivation to increase over a long period of time. This increase may favorably impact demand of producers for our plant nutrients and crop protection products and fuels. Whether demand for our products is favorably impacted depends in a large part on whether U.S. agriculture becomes more competitive in world markets as this industry moves toward greater market orientation, the extent which governmental actions expand international trade agreements and whether market access opportunities for U.S. agriculture is increased.

The U.S. Congress has in the past considered, and may in the future consider, trade measures which, if passed, could enhance agricultural export potential. Farmland believes "fast-track" (legislation which would authorize the President to submit a trade agreement to Congress with the assurance that it will be voted on within 90 days and not be subject to amendments), normal trading relations with China, and removal of trade sanctions and language to prohibit embargoes could benefit U.S. agricultural interests by opening markets, increasing exports and expanding trade opportunities with countries which import agricultural products. Absent such legislation, our access to international markets may be adversely impacted.

Management is not aware of any newly implemented or pending policies, other than as discussed above, having a significant impact or which may have a significant impact on our operations.


EMPLOYEE RELATIONS

At August 31, 1999, Farmland had approximately 17,700 employees. Approximately 44% of the our employees were represented by unions having national affiliations. Farmland considers its relationship with employees to be generally satisfactory. No labor strikes or work stoppages within the last three fiscal years have had a materially adverse effect on our operating results. Current labor contracts expire on various dates through April 2002.


PATRONAGE REFUNDS AND DISTRIBUTION OF ANNUAL EARNINGS

Farmland operates on a cooperative basis. In accordance with its bylaws, Farmland determines its annual net earnings from transactions with members ("member-sourced earnings"). For this purpose, annual net earnings means income before income tax determined in accordance with generally accepted accounting principles. The bylaws of Farmland provide that the Board of Directors has complete discretion with respect to the handling and ultimate disposition of any member-sourced losses. The member-sourced earnings (after handling of member-sourced losses) are returned to members as patronage refunds in the form of qualified and/or nonqualified written notices of patronage refund allocation. Each member's portion of the annual patronage refund is determined by the earnings of Farmland attributed to the quantity or value of business transacted by the member with Farmland during the year for which the patronage is paid.

A qualified patronage refund must be paid at least 20% in cash. The portion of the qualified patronage refund not paid in cash (the allocated equity portion) is currently paid by Farmland in common shares, associate member common shares or capital credits (depending on the membership status of the recipient). The Board of Directors may determine to pay the allocated equity portion in any other form or forms of equities. The allocated equity portion of the qualified patronage refund is determined annually by the Board of Directors. Farmland is allowed an income tax deduction for the total amount (the cash portion and the allocated equity portion) of its qualified patronage refunds.

Nonqualified patronage refunds may be paid entirely in allocated equity; there is no minimum cash requirement. Nonqualified patronage refunds paid by Farmland have been recorded as book credits in the form of common shares, associate member common shares or capital credits (depending on the membership status of the recipient). The Board of Directors may determine to record the nonqualified patronage refund in any other form or forms of nonpreferred equities. Farmland is not allowed an income tax deduction for a nonqualified patronage refund in the year paid. The nonqualified patronage refund is deductible for federal income tax purposes only when such nonqualified written notices of allocation are redeemed for cash or tangible property.

For the years ended 1997, 1998 and 1999, patronage refunds authorized by the Board of Directors were:

                 Cash or Cash Equivalent
                  Portion of Patronage     Non-Cash Portion of      Total Patronage
                         Refunds            Patronage Refunds           Refunds

                                         (Amounts in Thousands)
1997...............   $       40,228          $        68,079         $     108,307
1998...............   $       23,593          $        35,528         $      59,121
1999...............   $        6,054          $        24,215         $      30,269


Nonmember-sourced income (earnings attributed to transactions with persons not eligible to receive patronage refunds, i.e. nonmembers) and nonpatronage income or loss (income or loss from activities not directly related to the cooperative marketing or purchasing activities of Farmland) are subject to income taxes computed on the same basis as such taxes are computed on the income or loss of other corporations.


EQUITY REDEMPTION PLANS

The Equity Redemption Plans described below, namely the base capital plan, the estate settlement plan and the special equity redemption plans (together, the "Plans"), may be changed at any time or from time to time at the sole and absolute discretion of the Board of Directors. The Plans are not binding upon the Board of Directors or Farmland, and the Board of Directors reserves the right to redeem, or not redeem, any of Farmland's equities without regard to whether such action or inaction is in accordance with the Plans. Factors which the Board of Directors may consider in determining when and under what circumstances, Farmland may redeem equities include, but are not limited to, the terms of our base capital plan and other equity redemption plans, results of operations, financial position, cash flow, capital requirements, long-term financial planning needs, income and other tax considerations and other relevant considerations. By retaining discretion to determine the amount, timing and ordering of any equity redemptions, the Board of Directors believes that it can continue to assure that the best interests of Farmland and our owners will be protected.

   BASE CAPITAL PLAN

For the purposes of acquiring and maintaining adequate capital to finance Farmland's business, the Board of Directors has established a base capital plan.

The base capital plan provides a mechanism for determining Farmland's total capital requirements and each voting member's and associate member's share (referred to as the "Base Capital Requirement"). As part of the Base Capital Plan, the Board of Directors may, in its discretion, provide for redemption of Farmland common shares or associate member common shares held by voting members or associate members whose holdings of common shares or associate member shares exceed the voting members' or associate members' Base Capital Requirement. The base capital plan provides a mechanism under which the cash portion of the patronage refund payable to voting members or associate members will depend upon the degree to which such voting members or associate members meet their Base Capital Requirements.

   ESTATE SETTLEMENT PLAN

The estate settlement plan provides that equity holdings of deceased natural persons (except for equity purchased and held for less than five years) be redeemed at par value. This provision is subject to a limitation of $1.0 million in any one fiscal year without further authorization by the Board of Directors for such year.

   SPECIAL EQUITY REDEMPTION PLANS

From time to time, Farmland has redeemed portions of its outstanding equity under various special equity redemption plans. The special equity redemption plans have been and may be changed at any time or from time to time at the sole and absolute discretion of the Board of Directors. The special equity redemption plans are not binding upon the Board of Directors or Farmland, and the Board of Directors reserves the right to redeem, or not redeem, any equities without regard to whether such action or inaction is in accordance with the special equity redemption plans.

The special equity redemption plans are designed to return cash to members or former members of Farmland or Farmland Foods by providing a method for redemption of outstanding equity which may not be subject to redemption through other Plans, such as the base capital plan or the estate settlement plan. The order in which each type of equity is redeemed is determined by the Board of Directors.

Presented below are the amounts of equity approved for redemption by the Board of Directors of Farmland and Farmland Foods under the base capital plan, the estate settlement plan and special equity redemption plans for each of the years in the three-year period ended 1999. During the third quarter of 1998, Farmland approved and paid a special equity redemption of approximately $50.0 million. Substantially all other amounts approved for redemptions are paid in cash in the year following approval.

                                        Estate
                Base Capital        Settlement and
              Plan Redemptions      Special Equity        Total Plan
                                    Redemptions(A)        Redemptions

                 (Amounts in Thousands)
           <c
             >
1997.......  $      17,228         $      11,492        $      28,720
1998.......  $       8,868         $      50,103        $      58,971
1999.......  $         -0-         $         377        $         377

(a)Includes redemptions of preferred stock.


                               LEGAL PROCEEDINGS

Management believes there is no litigation existing or pending against Farmland or any of its subsidiaries that, based on the amounts involved or the defenses available, would have a material adverse effect on our financial position.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of the end of and for each of the years in the five-year period ended August 31, 1999 are derived from the Consolidated Financial Statements of Farmland, which have been audited by KPMG LLP, independent certified public accountants. The following selected consolidated financial data as of the end of and for the three month periods ended November 30, 1998 and 1999 are derived from the unaudited Condensed Consolidated Financial Statements of Farmland (which reflect all adjustments, consisting only of normal recurring adjustments, which in management's opinion are necessary for a fair statement of results for these interim periods). The information set forth below should be read in conjunction with the audited Consolidated Financial Statements and the unaudited Condensed Consolidated Financial Statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes.

                                                                                                   Three Months Ended
                                                     Year Ended August 31                              November 30

                                1995          1996          1997         1998       1999         1998         1999

                                                               (Amounts in Thousands)
SUMMARY OF OPERATIONS:
Net Sales....................$ 7,256,869 $ 9,788,587 $  9,147,507 $ 8,775,046 $ 10,709,073 $ 2,582,250  $ 2,984,465
Operating Income of Industry
  Segments(1)<F1>............    323,254     291,781      295,626     192,874      181,852      33,822       38,160
Interest Expense.............     53,862      62,445       62,335      73,645       90,773      19,929       25,535
Net Income (loss)............    162,799     126,418      135,423      58,770       13,865      (6,400)     (26,542)



DISTRIBUTION OF NET INCOME:
Patronage Refunds:
  Allocated Equity...........$    61,356 $    60,776 $     68,079 $    35,528 $     24,215      Note 3       Note 3
  Cash and Cash
  Equivalents................     33,061      32,719       40,228      23,593        6,054      Note 3       Note 3
Earned Surplus and Other
  Equities...................     68,382      32,923       27,116        (351)     (16,404)     Note 3       Note 3


RATIO OF EARNINGS TO
 FIXED CHARGES (2)<F2>             4.0          3.0        3.0           1.6          1.2       Note 2       Note 2

BALANCE SHEETS:
Working Capital..............$   319,513 $   322,050 $    242,211 $   435,482 $    450,439 $   450,439  $   367,849
Property, Plant and
  Equipment, Net.............    592,145     717,224      783,108     827,149      833,203     833,203      833,548
Total Assets.................  2,185,943   2,568,446    2,645,312   2,874,618    3,257,649   3,257,649    3,170,884
Long-Term Borrowings
  (excluding
  current maturities)........    469,718     616,258      580,665     728,103      808,413     808,413      797,200
Capital Shares and
  Equities...................    687,287     755,331      821,993     912,696      917,327      Note 3       Note 3


<F1>
1.Includes segment gross income, segment selling, general, and administrative expenses, and the segment's equity in income (loss)
  of investees.
<F2>
2.The ratios of earnings to fixed charges have been computed by dividing fixed charges into the sum of (a) income (loss) before taxes for the enterprise as a whole, less capitalized interest and with adjustments to appropriately reflect the Company's majority-owned and 20%-to 50%-owned affiliates, and (b) fixed charges.  Fixed charges consist of interest on all indebtedness
  (including amortization of debt issuance expenses) and the component of operating rents determined to be interest, with adjustments as appropriate to reflect the Company's 20%-to 50%-owned affiliates.  Income was inadequate to cover fixed charges for the three months ended November 30, 1998 and 1999.  The dollar amount of the deficiencies were $11.5 million and $20.8 million, respectively.

3.We make the determination of members' income (and members' loss) only after the end of the fiscal year.  Our Board of Directors, in their sole discretion, then determines how member losses are to be handled and the resulting amount of patronage refunds to be paid or losses to be allocated from such member income or loss.  Since we determine the amount of members' income and the amount of members' loss only after the end of the fiscal year, and since only after that determination has been made can our Board of
  Directors determine the handling of members' loss, the resulting amount of patronage refunds to be paid, the portion of such refund to be paid either in cash or Farmland equity (common stock, associate member common stock and capital credits) and since the amount of income appropriated to earned surplus is dependent on the amount of patronage refunds and the handling of members'
  losses, Farmland makes no provision for patronage refunds in its interim financial statements.  Therefore, the amount of net income (loss) for the interim periods presented has been excluded from the Capital Shares and Equities.







               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Farmland has historically maintained two primary sources for debt capital: a substantially continuous public offering of its subordinated debt and demand loan securities (the "continuous debt program") and bank lines of credit.

Farmland's debt securities issued under the continuous debt program generally are offered on a best-efforts basis through our wholly owned broker-dealer subsidiary, Farmland Securities Company and also may be offered by selected unaffiliated broker-dealers. The types of debt securities offered in the continuous debt program include Demand Loan Certificates and Subordinated Debenture Bonds. The total amount of debt securities outstanding and the flow of funds to, or from, Farmland as a result of the continuous debt program are influenced by the rate of interest which we establish for each type or series of debt security offered and by options of Farmland to call for redemption certain of its outstanding debt securities. During the year ended August 31, 1999, the outstanding balance of Demand Loan Certificates decreased by $3.7 million and the outstanding balance of Subordinated Debenture Bonds increased by $101.1 million. During the three months ended November 30, 1999, the outstanding balance of demand certificates decreased by $1.7 million and the outstanding balance of subordinated debt securities decreased $3.0 million.

In May 1996, Farmland entered into a five year Syndicated Credit Facility (the "Credit Facility") with various participating banks. The Credit Facility provides a $1.1 billion credit, subject to compliance with financial covenants as set forth in the Credit Facility, consisting of an annually renewable short-term credit of up to $650.0 million and a long-term credit of up to $450.0 million.

Farmland pays commitment fees under the Credit Facility equal to 22.5 basis points annually on the unused portion of the short-term credit and 25 basis points annually on the unused portion of the long-term credit. In addition, Farmland must comply with financial covenants regarding working capital, the ratio of certain debts to average cash flow, and the ratio of equity to total capitalization, all as defined in the Credit Facility. The short-term credit provided under the Credit Facility is reviewed and/or renewed annually. The next scheduled review date is in May 2000. The revolving long-term credit provided under the Credit Facility expires in May 2001.

At November 30, 1999, the Company had $375.2 million of short-term borrowings under the Credit Facility and $180.0 million of revolving term borrowings. Additionally, $54.2 million of the Credit Facility was utilized to support letters of credit. At November 30, 1999, we had capacity to finance additional current assets of $222.9 million under the short-term credit. Requirements under the Credit Facility limit current availability under the long-term credit to $106.5 million.

Farmland maintains other borrowing arrangements with banks and financial institutions. Under such agreements, at November 30, 1999, $28.6 million was borrowed.

Farmland National Beef Packing Company, L.P. ("FNBPC") has a five year $130.0 million credit facility which expires March 31, 2003. This facility is provided by various participating banks and all borrowings thereunder are nonrecourse to Farmland or Farmland's other affiliates. At November 30, 1999, FNBPC had borrowings under this facility of $63.4 million and $3.3 million of the facility was utilized to support letters of credit. FNBPC has pledged certain assets to support its borrowings under the facility.

Our international grain trading subsidiaries (collectively referred to as "Tradigrain") have borrowing agreements with various international banks which provide financing and letters of credit to support Tradigrain's international grain trading activities. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates. At November 30, 1999, such borrowings totaled $116.8 million.

Leveraged leasing has been utilized to finance railcars and a significant portion of our fertilizer production equipment. In December 1997, Farmland entered into a series of agreements which provide for the construction and operation under a long-term lease of facilities adjacent to our petroleum refinery at Coffeyville, Kansas. These facilities are designed to convert petroleum coke by-products into fertilizers. When the facilities are completed in the spring of 2000, Farmland will be obligated to make future minimum lease payments with an approximate present value of $223 million. Alternatively, Farmland has an option to purchase the facilities for a purchase price equal to the facilities' construction costs less any portion of the original construction cost previously paid. In the event Farmland should default on the obligations described above, future lease obligations may be accelerated. If accelerated, obligations due and payable would total approximately $263 million, all of which would be senior to the subordinated debt securities. Upon payment of such amount, we would receive title to the assets.

In the opinion of management, these arrangements for capital are adequate for our present operating and capital plans. However, alternative financing arrangements are continuously evaluated.

Net cash from operating activities for 1999 decreased $200.1 million compared to 1998, reflecting lower net income and an increase in accounts receivable and inventories, partially offset by an increase in accounts payable. Major uses of cash for 1999 include: $162.5 million used in operations, $121.2 million for capital expenditures, $38.2 million for acquisition of other long-term assets, and $23.6 million for patronage refunds distributed from income of the 1998 fiscal year. Major sources of cash include: $114.9 million from net increase in bank loans and other notes payable, $101.3 million from the net increase of subordinated debt certificates outstanding, $54.1 million of distributions from joint ventures, and $76.1 million from an increase in the balance of checks and drafts outstanding.

Operating activities generated $19.7 million of cash during the three months ended November 30, 1999. This cash was generated primarily as a result of decreases in inventories and receivables, partially offset by a decrease in
trade payables.   Major uses of cash during the three months ended November 30,
1999 include: capital expenditures of $26.3 million; net repayment of bank borrowings of $17.8 million; $6.1 million for patronage refunds distributed from income of the 1999 fiscal year; and $9.5 million for additions to investments and notes receivable. The major source of cash was an increase in the balance of checks and drafts outstanding of $41.8 million.

In the normal course of business, Farmland utilizes derivative commodity instruments, primarily related to grain, to limit its exposure to price volatility. These instruments consist mainly of grain contracts traded on organized exchanges and forward purchase and sales contracts in cash markets. The activities which limit the risk of loss also limit the potential for gain which otherwise could result from changes in market prices. Also, in the ordinary course of its international grain trading business, Farmland may take long or short grain positions. Such positions are accounted for on a mark-to-market basis and the gain or loss is recognized currently as a component of net earnings.

Farmland operates on a cooperative basis. In accordance with its bylaws, Farmland determines its annual earnings before income tax in accordance with generally accepted accounting principles. Such earnings are then identified to the various patronage refund allocation units (groups of similar products or services) which have been established by the Board of Directors The earnings of each patronage refund allocation unit are then divided into 1) a patronage sourced portion determined on the basis of the quantity or value of business done by such allocation unit with or for its members who are eligible to receive patronage refunds and 2) a non-patronage sourced portion for which amounts are determined on the basis of the quantity or value of business done by such allocation unit with or for persons who are not eligible to receive patronage refunds, plus such net amount of earnings, expense or loss in an allocation unit which are unrelated to the cooperative operations carried on by Farmland for its members. The patronage sourced portion of each patronage refund allocation unit is allocated among the members transacting business with such allocation unit in the ratio that the quantity or value of the business done with or for each such member bears to the quantity or value of the business done with or for all of such members. The Board of Directors reasonably and equitability determines whether allocations within any allocation unit will be on the basis of the quantity or value. The non-patronage sourced portion of annual earnings and earnings unrelated to the cooperative operations carried on by Farmland for its members are transferred to earned surplus after appropriate reduction for income tax.

Under Farmland's bylaws, patronage refunds are distributed to members from the member sourced earnings as determined above, unless the earned surplus account after such distribution is lower than 30% of the sum of the prior year-end balance of outstanding common shares, associate member shares, capital credits and patronage refunds for reinvestment. In such cases, the patronage refund is reduced by the lesser of 15% or an amount required to increase the earned surplus account to the required 30%. The amount by which the member sourced income is so reduced is treated as nonmember-sourced income. The member sourced income remaining is distributed to members as patronage refunds. The earned surplus account exceeded the required amount by $101.7 million at August 31, 1997, $80.1 million at August 31, 1998, and $57.3 million at August 31, 1999.

The patronage refunds may be paid in the form of qualified or nonqualified written notices of allocation or cash. The nonqualified patronage refund and the allocated equity portion of the qualified patronage refund are sources of funds from operations which are retained for use in the business and which increase our equity base. Common shares and associate member common shares may be redeemed by cash payments from Farmland to holders of these equities who participate in Farmland's base capital plan. Common stock, associate member common stock, capital credits and other equities of Farmland and Farmland Foods may also be redeemed under other equity redemption plans. The base capital plan and other equity redemption plans are described under "Business and Properties - Equity Redemption Plans" beginning on page 39.

The Board of Directors of this Association has complete discretion to determine the handling and ultimate disposition of the Association's patronage-sourced net losses (including allocation unit losses) and the form, priority and manner in which such losses or portions thereof are taken into account, retained, and ultimately disposed of or recovered. The Board may retain such losses of the Association and subsequently:

 . dispose of them by offset against the net earnings of the Association of subsequent years,
 . apply such losses to prior years' patronage allocation at any time in order to dispose of them by means of offset and cancellation against members' and patrons' equity account balances, or
 . select and use any other method of disposition of such losses as the Board of Directors, in its sole discretion, from time to time determines.


RESULTS OF OPERATIONS FOR YEARS ENDED AUGUST 31, 1997, 1998 AND 1999

Farmland's sales, gross margins and net income depend, to a large extent, on conditions in agriculture and may be volatile due to factors beyond our control, such as weather, crop failures, federal agricultural programs, production efficiencies and U.S. imports and exports. In addition, various federal and state regulations to protect the environment encourage farmers to reduce the use of fertilizers and other chemicals. Global variables which affect supply, demand and price of crude oil, refined fuels, natural gas and other commodities may impact our operations. Historically, changes in the costs of raw materials used in the manufacture of Farmland's finished products have not necessarily resulted in corresponding changes in the prices at which such products have been sold. Management cannot determine the extent to which these factors may impact our future operations. Farmland's cash flow and net income may be volatile as conditions affecting agriculture and markets for our products change.
The table below shows the increase (decrease) in sales and income by business segment in each of the years in the three-year period ended 1999, compared with the respective prior year.

               Change in Sales

                                                                             1997           1998           1999
                                                                           Compared       Compared       Compared
                                                                           with 1996     with 1997       with 1998

                                                                                      (Amount in Millions)
INCREASE (DECREASE) OF BUSINESS SEGMENT SALES:

  Plant Foods.....................................................       $  (73)          $   (94)        $  (155)
  Crop Protection.................................................           -                (11)             -
  Petroleum.......................................................          270              (195)           (183)
  Feed............................................................           47               (68)             26
  Other Operating Units...........................................            8                 7             117
  Pork Processing and Marketing...................................          283              (145)           (130)
  Livestock Production............................................           -                  3               7
  Beef Processing and Marketing...................................           55               232             223
  North American Grain............................................        (1,221)            (133)            116
  International Grain.............................................          (10)               32           1,913

TOTAL INCREASE (DECREASE) IN BUSINESS SEGMENT SALES...............       $ (641)          $  (372)        $ 1,934

      Change in Business Segment Income

                                                                               1997            1998              1999
                                                                             Compared        Compared          Compared
                                                                            with 1996        with 1997        with 1998

                                                                                      (Amount in Millions)
INCREASE (DECREASE) OF BUSINESS SEGMENT INCOME OR LOSS:

  Plant Foods......................................................       $   (19)          $  (112)          $   (60)
  Crop Protection..................................................            (1)                2                 1
  Petroleum........................................................            32               (35)               18
  Feed.............................................................            (7)                4                 5
  Other Operating Units............................................            (3)                6                 3
  Pork Processing and Marketing....................................           (30)               33                19
  Livestock Production.............................................             4               (11)              (17)
  Beef Processing and Marketing....................................             6               (17)               27
  North American Grain.............................................            33                 5                 8
  International Grain..............................................            (6)               21                (3)

TOTAL INCREASE (DECREASE) IN BUSINESS SEGMENT INCOME OR LOSS.......
                                                                          $     9           $  (104)          $     1
CORPORATE EXPENSES AND OTHER:
  General corporate expenses (increase) decrease...................       $    6            $    (8)          $   (26)
  Interest expense (increase)......................................           -                 (11)              (17)
  Interest income increase.........................................           -                  -                  3
  Other income and deductions - net increase (decrease)............           (8)                11               (10)
  Corporate Equity in net income of investees increase.............            1                  3                -
  Income taxes decrease............................................            1                 32           $     4

TOTAL INCREASE (DECREASE) IN NET INCOME............................       $    9            $   (77)          $   (45)




In computing the change of business segment income or loss, income and expenses not identified to an industry segment and income taxes have been excluded. See
Note 11 of the Consolidated Financial Statements.

Following is management's discussion of business segment sales, segment income or loss and other factors affecting Farmland's net income during 1997, 1998 and 1999.


PLANT FOODS

   SALES

Plant foods unit sales in 1999 were comparable to unit sales in 1998; however, the average unit selling price for nitrogen-based plant foods decreased 16%. As a result, sales decreased $155.3 million, or 13%, in 1999 as compared to 1998. The nitrogen plant foods industry has experienced market price declines due to increased worldwide supplies of nitrogen and decreased demand for plant foods in response to decreased unit prices that producers realize for their grain. These adverse conditions were exacerbated by heavy spring rains throughout Farmland's market area, which restricted the use of fertilizer products. As a result of the above market conditions, Farmland temporarily ceased production of urea ammonia nitrate ("UAN") at our Lawrence, Kansas and Enid, Oklahoma facilities during the fourth quarter of 1999. We expect to commence production at these facilities in the second quarter of 2000 in order to meet expected demand during the 2000 year planting season.

In 1998, plant foods unit sales increased 2% compared to 1997. However, unit prices for nitrogen-based plant foods decreased 15% and unit prices for phosphate-based plant foods decreased 7%. As a result, crop production sales decreased $94.4 million, or 7.5%, in 1998 compared with 1997. The decline in nitrogen-based plant foods prices resulted from pressures of rising capacity and inventories in the industry combined with decreased demand from East Asia and China.

Plant foods sales decreased $73.5 million, or 5.5%, in 1997 compared with 1996. This decrease was primarily a result of lower unit sales of phosphate and nitrogen plant foods and lower phosphate-based plant foods prices partially offset by higher nitrogen prices.

   INCOME

Income of the plant foods segment decreased from $93.0 million in 1998 to $32.6 million in 1999. This decrease was primarily attributable to lower unit margins on nitrogen plant foods products. Unit margins declined as additional global plant foods production capacity combined with reduced domestic demand continued to decrease selling prices of nitrogen products in 1999. Partially offsetting the decline in gross margin, plant foods realized a $7.7 million gain on the sale of phosphate rock reserves, a $4.1 million gain on futures positions closed as a result of anticipated natural gas purchases which will not occur and $4.3 million from settlement of litigation related to the acquisition of raw materials.

During the past year, the nitrogen plant foods industry has experienced market price declines due to increased worldwide supplies of nitrogen and decreased demand for plant foods in response to decreased unit prices that producers have realized for their grains. While no assurances can be given that this trend will not continue, management anticipates a limited price recovery during the spring season.

Income of the plant foods segment decreased $112.2 million, or 55%, in 1998 compared with 1997. This decrease was primarily a result of lower nitrogen plant foods unit margins partially offset by higher unit margins for phosphate plant foods. Nitrogen margins decreased primarily due to lower selling prices which declined as a result of additional global plant foods production capacity combined with lower demand in the East Asian market, particularly China.

Income of the plant foods segment decreased $19.4 million, or 9%, in 1997 compared with 1996. This decrease was primarily a result of higher natural gas costs which resulted in lower nitrogen plant foods unit margins and by a $2.3 million decrease in our share of net income from crop production ventures. The effect of this decrease was partially offset by higher unit margins related to the distribution of phosphate plant foods.


CROP PROTECTION

   SALES

Sales of crop protection products are conducted primarily through two 50%-owned ventures, WILFARM LLC ("WILFARM") and Omnium LLC ("Omnium"), and are not included in consolidated sales.

   INCOME

Income of the crop protection segment primarily consists of Farmland's share of venture income, which increased $0.8 million in 1999 as compared to 1998. The majority of this increase was attributable to a full year effect on WILFARM's margins of its seed business. WILFARM added seed to its product line in 1998.

Income of the crop protection segment increased $2.4 million in 1998 from 1997. Farmland's share of WILFARM's income increased $1.4 million, is due to improved operational efficiencies coupled with the expansion of the geographic market area into the mid-South (Arkansas, Alabama, Mississippi and Louisiana). In addition, WILFARM's margins improved due to a favorable shift of its product sales mix. The increase in Omnium, $0.8 million, is a result of improved production volumes and efficiencies compared with 1997.

Income for the crop protection segment decreased $1.2 million in 1997 as compared to 1996. The decrease is primarily attributable to WILFARM, which had lower margins combined with increased expenses.


PETROLEUM

   SALES

Sales of the petroleum business decreased $182.8 million, or 16%, in 1999 compared to 1998. This decrease resulted in a 12% decrease in unit sales for refined fuels (gasoline, distillates and diesel) and a decrease in the average unit price for refined fuels and propane of 16% and 12%, respectively. The price decline was primarily due to a temporary excess of product supplies in the market relative to demand.

In 1998, unit sales of refined fuels increased by 7.5% compared to 1997. However, dollar sales of this business segment decreased by $194.9 million, or 15%, primarily due to a 15% decrease in the average unit price of refined fuels and a 29% decrease in the average unit price of propane.

Sales of the petroleum business increased $270.2 million, or 25%, in 1997 compared with 1996. This increase was principally attributable to expansion of capacity at the Coffeyville, KS refinery, which enabled us to increase unit sales of refined fuels. In addition, unit prices for these products were higher than in 1996.

   INCOME

The petroleum business segment had income of $20.5 million in 1999 compared to $2.6 million in 1998. The increase in income is primarily a result of volatile market prices for energy products. In 1998, market prices fell sharply and we reduced our income and the carrying value of inventories by approximately $27.6 million to reflect this market value decline. In 1999, the market value increased. We increased income and the carrying value of petroleum inventories by $27.6 million to reflect this market value increase. In addition, we placed the operations of the Coffeyville refining in a venture which commenced operations on September 1, 1999. In anticipation of the venture's operations, we were able to liquidate certain LIFO inventories and realize a $14.5 million gain. These increases in income were partially offset by strong industry-wide production of refined fuels combined with lower demand for these products, which reduced the spread between crude oil costs and refined product selling prices.

The petroleum business segment had income of $2.6 million in 1998 compared with $37.3 million in 1997. This decrease resulted primarily from the $27.6 million adjustment of year-end LIFO inventories to market value as explained above. Petroleum operating income also decreased as finished goods prices declined more than crude oil prices declined, resulting in lower unit margins.

Segment income of the petroleum business increased $32.0 million in 1997 compared with 1996. This increase was primarily a result of higher margins coupled with increased unit sales. The higher margins are primarily attributable to an increase in the difference between crude oil prices and finished product prices, the ability of the refinery to process crude oil streams containing a higher proportion of sulfur and to production efficiencies resulting from increased refinery capacity.
FEED

   SALES

Sales of the feed business increased $25.8 million in 1999 compared with 1998. This increase resulted primarily from higher unit sales due to geographic expansion partially offset by lower per ton selling prices for livestock feed and feed ingredients.

Sales of the feed business decreased $68.3 million in 1998 compared with 1997. The decrease resulted primarily from lower prices. Unit sales were approximately the same volume as in the prior year.

Sales of the feed business increased $47.2 million in 1997 compared with 1996. This increase resulted primarily from higher unit prices of feed ingredients combined with a slight increase in volume.

  INCOME

Income of the feed business increased $4.7 million in 1999 compared to 1998. The increase was primarily due to higher unit margins on pet/specialty/equine feeds.

Income of the feed business increased $4.0 million in 1998 compared with 1997. The increase was primarily attributable to higher margins per ton in livestock feed, feed ingredients and pet/specialty/equine feeds as well as lower expenses.

Income of the feed business decreased $6.7 million in 1997 compared with 1996. This decrease was primarily attributable to declining sales through traditional local cooperative channels and an increase in sales to lower margin commercial accounts.

PORK PROCESSING AND MARKETING

  SALES

Sales from the pork processing and marketing business decreased $130.4 million in 1999 compared with 1998. The decrease was attributable to a decrease in unit sales price of approximately 11% partly offset by a 3% increase in the number of hogs processed.

The Company's pork processing and marketing business sales decreased $145.2 million in 1998 compared with 1997. The decrease was attributable to a decrease in hog prices partly offset by a 9% increase in the number of hogs processed.

The Company's pork processing and marketing business sales increased $283.5 million in 1997 compared with 1996. The increase was largely attributable to increased unit volume primarily resulting from the operations of pork processing plants acquired during the third and fourth quarters of 1996.

     INCOME

Income of the pork processing and marketing segment increased $19.0 million in 1999 compared with 1998. The increase was primarily due to increased gross margins as the decline in live hog prices was greater than the decline in the selling price of fresh pork. This increase in gross margins was partially offset by an increase in promotional, advertising and storage expenses.

Income of the Company's pork processing and marketing segment increased $33.0 million in 1998 compared with 1997. The increase was primarily due to increased gross margins in pork processing.

Income of the pork processing and marketing segment decreased $29.9 million in 1997 compared with 1996. The decrease was primarily due to increased cost of live hogs and to the increased selling and administrative expenses related to the pork processing business.


LIVESTOCK PRODUCTION

  INCOME

The livestock production segment had a loss of $24.8 million in 1999 compared to a loss of $8.2 million in 1998. The increased loss was primarily due to lower live hog prices partially offset by lower selling and administrative expenses.

The livestock production segment had a loss of $8.2 million in 1998 compared to income of $3.3 million in 1997. The decrease was primarily due to lower live hog prices.

The livestock production segment had income of $3.3 million in 1997 compared with a loss of $0.7 million in 1996. This improvement was primarily due to an increase in live hog prices.


BEEF PROCESSING AND MARKETING

  SALES

Sales from beef processing and marketing business increased $223.0 million in 1999 compared with 1998. The increase was attributable to higher unit sales prices.

Beef processing and marketing business sales increased $232.1 million in 1998 compared with 1997. The increase was attributable to increases of approximately 15% in the number of cattle processed partly offset by lower wholesale prices for beef.

Beef processing and marketing business sales increased $54.9 million in 1997 compared with 1996. This increase was due to the increase of the number of cattle processed and higher wholesale prices for beef.

  INCOME

Income of the beef processing and marketing segment increased $27.5 million in 1999 compared with 1998. The increase was primarily due to increased selling prices, stable cost of raw product, and a decrease in selling and administrative expenses.

Income of the beef processing and marketing segment decreased $17.5 million in 1998 compared with 1997. The decrease was primarily due to lower unit margin partially offset by an increase in the number of cattle processed.

Income of the beef processing and marketing segment increased $6.4 million in 1997 compared with 1996. The increase was primarily due to increased beef unit sales and increased margin per head of cattle.


NORTH AMERICAN GRAIN

  SALES

North American grain sales increased $116.3 million, or 6% in 1999 compared to 1998. This increase is primarily due to an increase in unit sales related to feed grains.

In 1998, unit sales increased 4%. However, commodity prices decreased and sales declined from $2.2 billion in 1997 to $2.1 billion in 1998.
North American grain sales decreased $1.2 billion in 1997 compared with 1996. This decrease resulted from decreases in both unit sales (primarily due to a reduction in export sales) and unit prices.

  INCOME

North American grain's segment income increased $7.7 million in 1999 compared to 1998. The increase is a result of increased margins and reduced expenses.

North American grain income increased $4.9 million in 1998 compared with 1997. This increase resulted primarily from improved margins.

The North American grain segment had income of $2.5 million in 1997 compared with a loss of $30.9 million in 1996. This increase in operating income was primarily attributable to higher margins.


INTERNATIONAL GRAIN

  SALES

International Grain's sales increased $1.9 billion in 1999 compared to 1998.
The primary cause of this increase in sales is the change in Tradigrain's business from grain brokerage operations to buy/sell operations. Due to this change, it is appropriate for Tradigrain to record the full value of the grain sold as revenue ($2.0 billion in 1999) and the related cost of grain acquisition as cost of goods sold ($1.9 billion in 1999), rather than recognizing as revenue
only the net margins on grain transactions.   For 1997 and 1998, the net margin
recognized as revenue totaled $31.2 million and $63.5 million, respectively.
The gross value of these transactions for 1997 and 1998 totaled $2.3 billion and $1.7 billion, respectively.

  INCOME

Income of the international grain business decreased $2.7 million in 1999 compared to 1998 primarily as a result of increased administrative expenses.

Income of the international grain business increased $21.2 million in 1998 compared to 1997. This increase was primarily attributable to higher margins on wheat, oil, and meal and lower selling, general and administrative expenses.

Income of the international grain business decreased $5.8 million in 1997 compared to 1996. In the ordinary course of its international grain trading business, Tradigrain may take long or short positions in grain. In 1997, a late spring freeze in certain wheat producing areas of the United States caused short-term grain market price volatility. The grain market price movement adversely impacted the market value of Tradigrain's grain positions and its operating results for that year.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SGA increased $48.8 million, or 11%, in 1999 compared with 1998. SGA directly associated with business segments increased $22.7 million (primarily related to the pork business and acquisition of SF Services, Inc.) and has been included in the determination of the operating income of business segments. General corporate expenses not identified to business segments increased $26.1 million primarily as a result of the increased cost of management information systems and increased expenses related to geographic expansion.

Selling, general and administrative expenses ("SG&A") increased $22.6 million, or 5.5%, in 1998 compared with 1997. SG&A directly associated with business segments increased $15.1 million (primarily related to the grain marketing and meats businesses) and has been included in the determination of the operating income of business segments. General corporate expenses not identified to business segments increased $7.5 million primarily as a result of the increased cost of management information systems and the acquisition of SF Services, Inc.

SG&A increased $40.4 million, or 11%, in 1997 compared with 1996. SG&A directly associated with business segments increased $45.8 million (primarily associated with the food processing and marketing segment) and has been included in the determination of the operating income of business segments. General corporate expenses not identified to business segments decreased $5.4 million primarily as a result of lower employee-related costs.


OTHER INCOME (DEDUCTIONS)

   INTEREST EXPENSE

Interest expense increased $17.1 million in 1999 compared with 1998, primarily reflecting higher average borrowings.

Interest expense increased $11.3 million in 1998 compared with 1997, primarily reflecting higher average borrowings.

Interest expense decreased $0.1 million in 1997 compared with 1996, reflecting lower average borrowings offset by a slight increase in the average interest rate.

   OTHER, NET

Other income was $43.3 million in 1999, $30.3 million in 1998, and $22.5 million in 1997. Significant components of the increase in 1999 compared to 1998 include a $7.7 million gain on the sale of phosphate rock reserves, a $4.3 million gain from litigation relating to the purchase of raw materials (natural gas) consumed in producing nitrogen fertilizers, and a $4.1 million gain from closing futures contracts used to hedge anticipated purchases of natural gas which purchases are no longer anticipated due to temporary suspension of production of the Enid, Oklahoma and Lawrence, Kansas UAN facilities, and have been included in the income of the plant foods business segment..

The increase in 1998 compared to 1997 of $7.8 million is principally a gain of $7.2 million on the sale of a 3.8% interest in National Beef Packing Co. L.P. and a $2.2 million gain on the sale of Cooperative Service Company, a wholly owned subsidiary engaged in insurance and auditing services.


CAPITAL EXPENDITURES

See "Business and Properties - Business - Capital Expenditures and Investments in Ventures" beginning on page 72.

RESULTS OF OPERATIONS FOR THREE MONTHS ENDED NOVEMBER 30, 1999 COMPARED TO THREE MONTHS ENDED NOVEMBER 30, 1998

   GENERAL

In view of the seasonality of Farmland's businesses, it must be emphasized that the results of operations for the periods presented are not necessarily indicative of the results for a full fiscal year. Historically, the majority of farm supply products have been sold in the spring. Sales in the beef and grain marketing businesses historically have been concentrated in the summer. Summer is the lowest sales period for pork products.
For the three months ended November 30, 1999, our sales were $3.0 billion compared with sales of $2.6 billion for the same period last year. This increase is primarily due to a $0.2 billion increase in sales of the petroleum segment, a $0.1 billion increase in sales of the beef processing and marketing segments and a $0.1 billion increase in sales of international grain segment. For the three months ended November 30, 1999, Farmland incurred a net loss of $26.5 million compared with a net loss of $6.4 million for the same period last year. The net loss in the three months ended November 30, 1999 compares unfavorably with the prior year primarily because market prices of plant foods continued to decline, which adversely impacted the operating results of Farmland.

   PLANT FOODS

Sales of the plant foods segment decreased $11.8 million for the three months ended November 30, 1999 compared with the same period last year. The decrease results from lower unit selling prices for both nitrogen- and phosphate-based plant foods, partly offset by an increase in unit sales of phosphate-based fertilizers. Plant food market prices have declined due to a relatively high inventory level present in the industry.

The plant foods segment had a loss of $19.6 million for the three months ended November 30, 1999 compared with income of $6.1 million the same period last year. This loss results primarily from a continued excess supply of plant foods products, which has caused market prices for both nitrogen- and phosphate-based plant foods to decline. Also, as a result of this situation, we decided to temporarily curtail production at two facilities, which adversely affected our ability to recover certain manufacturing fixed costs. Also contributing to the segment loss were approximately $5.0 million of startup costs related to our gasification plant located in Coffeyville, Kansas.

During the past year, the nitrogen plant foods industry has experienced market price declines due to increased worldwide supplies of nitrogen and decreased demand for plant foods in response to decreased unit prices that producers have realized for their grains. While no assurances can be given that this trend will not continue, management anticipates a limited price recovery during the spring season.

   PETROLEUM

Sales of the petroleum segment in the three months ended November 30, 1999 increased $155.8 million compared with the same period last year. This increase was primarily attributable to higher unit prices for refined fuels and distillates combined with a slight increase in unit sales.

Income for the petroleum segment decreased $1.6 million for the three months ended November 30, 1999 compared with the prior period. This decline was primarily due to a decrease in the spread between crude oil costs and refined products selling prices. With the formation of the Cooperative Refining venture, a portion of petroleum income is now recognized as equity in income of investees, rather than as gross income.

   FEED

Sales of the feed business increased approximately 5% in the three months ended November 30, 1999 compared with the prior year. This increase is as a result of increased unit sales. Income for the feed segment increased $1.1 million for the three months ended November 30, 1999 compared with the same period last year primarily due to a slight improvement in feed ingredient and formula feed margins.

   PORK PROCESSING AND MARKETING AND LIVESTOCK PRODUCTION

Sales in the pork processing and marketing business segment increased $15.3 million, or approximately 4%, from the same period last year. This increase is primarily attributable to higher unit prices partially offset by lower unit sales.

Income in the pork processing and marketing business segment for the three months ended November 30, 1999 decreased $4.0 million compared to the prior period. This decrease is primarily attributable to lower margins which reflect higher live hog prices and to lower unit sales. In addition, the livestock production segment had a loss of $5.2 million for the three months ended November 30, 1999 compared with a loss of $11.7 million in the prior year. This improvement is primarily attributable to improved unit margins due to higher live hog prices.


   BEEF PROCESSING AND MARKETING

Sales of the beef processing and marketing segment increased $108.6 million for the three months ended November 30, 1999 compared with the same period last year. The increase is due to a 6% increase in the number of cattle processed combined with a 13% increase in unit selling prices.

Farmland's share of the beef processing and marketing segment's income increased $9.2 million for the three months ended November 30, 1999 compared to the prior period. This increase is primarily attributable to increased beef unit sales and increased margin per head of cattle processed. These increases were partially offset by higher per head labor-related expenses.

   NORTH AMERICAN GRAIN

Sales of the North American grain segment decreased $10.0 million for the three month period ended November 30, 1999 compared with the same period last year primarily as the result of declines in grain prices largely offset by a significant increase in unit sales of wheat.

North American grain segment income for the three months ended November 30, 1999 increased $1.3 million compared to the same period last year. This increase is primarily attributable to improved grain margins. During 1999, our Concourse Grain venture was liquidated and certain of Concourse Grain's marketing activities were assumed by North American grain. As a result, during the three months ended November 30, 1999, income related to grain marketing was included as a component of gross income. During the first quarter of last year, this income was included as a component of equity in net income from investees.

   INTERNATIONAL GRAIN

International Grain's sales increased $103.4 million and their income increased $2.2 million for the three month period ended November 30, 1999 compared with the same period last year primarily as a result of increased volume for all major commodities.

   SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative ("SG&A") expenses increased $5.2 million, or 4%, from the same period last year. SG&A expenses directly connected to segments increased approximately $1.5 million and these expenses have been included in the determination of business segment income. SG&A expenses not identified to business segments increased $3.7 million, primarily a result of increased costs of management information services, increased group health plan expenses, and expenses incurred in connection with the proposed merger with Cenex Harvest States.

      INTEREST EXPENSE

Interest expense increased $5.6 million due to both an increase in average borrowings and an increase in average interest rate.

      TAX BENEFIT

The income tax benefit increased $6.7 million due to an increase in Farmland's loss combined with an increase in the effective tax rate. The increase in the effective tax rate is the result of a change in the income that is available for patronage.

MATTERS INVOLVING THE ENVIRONMENT

Farmland is subject to various stringent federal, state and local environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous materials, as we use hazardous substances and generate hazardous wastes in the ordinary course of our manufacturing processes. Liabilities related to remediation of contaminated properties are recognized when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. Such liabilities include estimates of Farmland's share of costs attributable to potentially responsible parties which are insolvent or otherwise unable to pay. All liabilities are monitored and adjusted regularly as new facts or changes in law or technology occur.

Farmland wholly or jointly owns or operates 27 grain elevators and 65 manufacturing properties and has potential responsibility for environmental conditions at a number of former manufacturing facilities and at waste disposal facilities operated by third parties. Farmland also has been identified as a potentially responsible party ("PRP") under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") at various National Priority List sites and has unresolved liability with respect to the past disposal of hazardous substances at five such sites. CERCLA may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present and former owners or operators of a contaminated property and companies that generated, disposed of, or arranged for the disposal of hazardous substances found at the property. We are investigating or remediating contamination at 31 properties under CERCLA and/or the state and federal hazardous waste management laws. We paid, for environmental investigation and remediation, approximately $4.6 million during 1997, $3.1 million during 1998, and $7.2 million during 1999.

Farmland currently is aware of probable obligations for environmental matters at 41 properties. As of November 30, 1999, we had an environmental accrual in our Condensed Consolidated Balance Sheet (unaudited) for probable and reasonably estimated cost for remediation of contaminated property of $12.9 million. We periodically review and, as appropriate, revise our environmental accruals. Based on current information and regulatory requirements, we believe that the accruals established for environmental expenditures are adequate. As of November 30, 1999, Farmland has also recorded, as a receivable, approximately $1.0 million of estimated, probable insurance proceeds related to an environmental issue which has been remediated.

Some environmental matters are in preliminary stages and the timing, extent and costs of actions which governmental authorities may require are currently unknown. As a result, certain costs of addressing environmental matters are either not probable or not reasonably estimable and, therefore, have not been accrued. In management's opinion, it is reasonably possible that Farmland may incur $11.8 million of costs in addition to the $12.9 million which has been accrued.

Under the Resource Conservation Recovery Act of 1976 (' 'RCRA''), Farmland has three closure and four post-closure plans in place for five locations. Closure and post-closure plans also are in place for three landfills and two injection wells as required by state regulations. Such closure and post-closure costs are estimated to be $5.0 million at November 30, 1999 (and are in addition to the $12.9 million accrual and the $11.8 million discussed in the prior paragraph). These liabilities are accrued when plans for termination of plant operations have been made. Operations are being conducted at these locations and we do not plan to terminate such operations in the foreseeable future. Therefore, these environmental exit costs have not been accrued.

There can be no assurance that the environmental matters described above, or environmental matters which may develop in the future, will not have a material adverse effect on our business, financial condition or results of operations.

Protection of the environment requires us to incur expenditures for equipment or processes. These expenditures may impact our future net income. However, we do not anticipate that our competitive position will be adversely affected by such expenditures or by laws and regulations enacted to protect the environment. Environmental expenditures are capitalized when such expenditures provide future economic benefits. To improve our environmental compliance and the efficiency of our operations, Farmland made capital expenditures of approximately $8.4 million in 1997, $8.7 million in 1998, and $6.5 million in 1999. Management believes we currently are in substantial compliance with existing environmental rules and regulations.


RECENT ACCOUNTING PRONOUNCEMENTS

Statements of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 by the FASB and is effective for fiscal periods beginning after June 15, 2000 as a result of SFAS No. 137. Farmland is currently evaluating the impact, if any, that adoption of the provisions of SFAS No. 133 will have on its financial statements.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Farmland is including the following cautionary statement in this prospectus to make applicable and take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement made by, or on behalf of, Farmland. The factors identified in this cautionary statement are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Farmland.

Where any such forward-looking statement includes a statement of the assumptions or basis underlying such forward-looking statement, we caution that, while we believe such assumptions or basis to be reasonable and makes them in good faith, the assumed facts or basis almost always vary from actual results, and the differences between the assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, Farmland, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Such forward looking statements include, without limitation, statements regarding the seasonal effects upon our business, the anticipated expenditures for environmental remediation, Farmland's assessment of future problems related to Year 2000 issues, the continuation of current operating trends through the end of this fiscal year, the ultimate consummation of proposed ventures or alliances, the likelihood of recovery of nitrogen-based plant foods prices, the impact of seasonal demand on the profitability of the crop production business, the consequences of an adverse judgment in certain litigations, the perceived future business benefits related to our agronomy marketing venture, and our ability to fully and timely complete modifications and expansions with respect
to certain manufacturing facilities.    Discussion containing such forward-
looking statements is found in the material set forth under "Risk Factors," "Business and Properties", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements", as well as within this prospectus generally.

Taking into account the foregoing, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Farmland:

1.Weather patterns (flood, drought, frost, etc.) or crop failure.

2.Federal or state regulations regarding agricultural programs and production efficiencies.

3.Federal or state regulations regarding the amounts of fertilizer and other chemical applications used by farmers.

4.Factors affecting the export of U.S. agricultural produce (including foreign trade and monetary policies, laws and regulations, political and governmental changes, inflation and exchange rates, taxes, operating conditions and world demand).

5.Factors affecting supply, demand and price of crude oil, refined fuels, natural gas and other commodities.

6.Regulatory delays and other unforeseeable obstacles beyond our control that may affect growth strategies through unification, acquisitions and investments in ventures.

7.Competitors in various segments which may be larger than Farmland, offer more varied products or possess greater resources.

8.Technological changes (including "Year 2000" compliance issues) are more difficult or expensive to implement than anticipated.

9.Unusual or unexpected events such as, among other things, litigation settlements, adverse rulings or judgments and environmental remediation costs in excess of amounts accrued.

10.The factors identified in "Risk Factors".

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

SENSITIVITY ANALYSIS

Farmland is exposed to various market risks, including commodity price risk, foreign currency risk and interest rate risk. To manage the volatility related to these risks, we enter into various derivative transactions pursuant to our policies in areas such as counterparty exposure and hedging practices. Within limits approved by the Board of Directors, our international grain trading subsidiary, Tradigrain, may take net long or short commodity positions. Otherwise, Farmland does not hold or issue derivative instruments for trading purposes. Commodities to which we have risk exposure include: feedgrains, wheat, oilseeds, sugar, cattle, hogs, natural gas, crude oil and refined fuels. Farmland maintains risk management control systems to monitor its commodity risks and the offsetting hedge positions.

The following table presents one measure of market risk exposure using sensitivity analysis. Market risk exposure is defined as the change in the fair value of the derivative commodity instruments assuming a hypothetical change of 10% in market prices of related commodities. Actual changes in market prices of commodities may differ from hypothetical changes. Fair value was determined for derivative commodity contracts using the average quoted market prices for the three near-term contract periods. For derivative commodity instruments, fair value was based on Farmland's net position in derivative commodity instruments by commodity at year-end. The market risk exposure excludes the related commodity holdings and anticipated purchases. The related commodities have a high inverse correlation to price changes of the derivative commodity instruments.

     Effect of 10% Change in Fair Value
              As  of August 31
           (Amounts in Millions)
DERIVATIVE COMMODITY CONTRACTS:
                                 1998  1999

Grains:
  Trading....................   $10.4 $18.9
  Other than trading.........   $ 6.5 $23.0
Energy, other than trading...   $11.2 $11.3
Meats, other than trading....   $ 0.6 $ 3.2


Farmland uses interest rate swaps to hedge a portion of its variable interest rate exposure and uses foreign currency forward contracts to hedge its exposure related to certain foreign currency denominated transactions. Assuming an adverse interest rate movement of 100 basis points, the impact on fair value of interest positions held at August 31, 1998 and 1999 would be $3.1 million and $1.6 million, respectively. Assuming an adverse movement in the foreign currency spot price of 10%, the impact on fair value of currency positions held at August 31, 1998 and 1999 would be $4.1 million and $2.6 million, respectively. Market risk on other than trading transactions is not material to our results of operations or financial position, as we have offsetting physical positions. The market risk of trading positions is unlikely to have a material impact on our financial position, but could have a material impact on our results of operations.

Farmland's market exposure to derivative transactions, entered into for the purpose of managing commodity price risk, foreign currency risk and interest rate risk, were not materially changed as of November 30, 1999 compared with our positions as of August 31, 1999.
ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

              INDEX TO FARMLAND CONSOLIDATED FINANCIAL STATEMENTS


    Condensed Consolidated Balance Sheets,
    August 31, 1999 and November 30, 1999 (unaudited) .........123

     Condensed Consolidated Statements of Operations
     for the three months ended November 30, 1998 and
     1999 (unaudited)...........................................62

     Condensed Consolidated Statements of Cash Flows
     for the three months ended November 30, 1998 and
     1999 (unaudited)...........................................63

     Notes to Condensed Consolidated Financial
     Statements (unaudited).....................................64

    Independent Auditors' Report ...............................73

    Consolidated Balance Sheets, August 31, 1998 and
    1999 .......................................................74

    Consolidated Statements of Operations for each of
    the years in the three-year period ended August
    31, 1999 ...................................................76

    Consolidated Statements of Cash Flows for each of
    the years in the three-year period ended August
    31, 1999 ...................................................77
    Consolidated Statements of Capital Shares and
    Equities for each of the years in the three-year
    period ended August 31, 1999 ...............................79

    Notes to Consolidated Financial Statements .................80


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                     ASSETS

                                                                   August 31               November 30
                                                                     1999                     1999

                                                                         (Amounts in Thousands)
  Accounts receivable - trade...............................   $        794,237        $        728,582
  Inventories (Note 2)......................................            840,504                 764,295
  Deferred income taxes.....................................             49,495                  49,613
  Other current assets......................................            153,833                 158,101


       Total Current Assets.................................   $      1,838,069        $      1,700,591



Investments and Long-Term Receivables (Note 4)..............   $        329,729        $        383,102



Property, Plant and Equipment:
  Property, plant and equipment, at cost....................   $      1,744,252        $      1,764,148
     Less accumulated depreciation and
     amortization...........................................            911,049                 930,600


  Net Property, Plant and Equipment.........................   $        833,203        $        833,548



Other Assets................................................   $        256,648        $        253,643
Total Assets................................................   $      3,257,649        $      3,170,884


See accompanying Notes to Condensed Consolidated Financial Statements.


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                            LIABILITIES AND EQUITIES

                                                                           August 31            November 30
                                                                             1999                  1999

                                                                              (Amounts in Thousands)
Current Liabilities:
    Checks and drafts outstanding...................................     $       76,128         $     117,977
    Short-term notes payable .......................................            546,180               532,898
    Current maturities of long-term debt ...........................             44,771                45,996
    Accounts payable - trade........................................            463,296               396,252
    Other current liabilities.......................................            257,255               239,619


        Total Current Liabilities...................................     $    1,387,630         $   1,332,742


Long-Term Liabilities:
    Long-term borrowings (excluding current maturities).............     $      808,413         $     797,200
    Other long-term liabilities.....................................             40,212                39,097


        Total Long-Term Liabilities.................................     $      848,625         $     836,297


Deferred Income Taxes...............................................     $       63,058         $      64,303


Minority Owners' Equity in Subsidiaries.............................     $       41,009         $      47,179


Net (loss) (Note 1).................................................     $           -0-        $     (26,542)


Capital Shares and Equities:
  Preferred Shares, Authorized 8,000,000 Shares, 8% Series A
  cumulative redeemable preferred shares, stated at
  redemption value, $50 per share ..................................     $      100,000         $     100,000
  Other Preferred Shares, $25 Par Value ............................                 69                    48
  Common shares, $25 par value--Authorized
     50,000,000 shares..............................................            508,029               525,703
    Earned surplus and other equities...............................            309,229               291,154


        Total Capital Shares and Equities...........................     $      917,327         $     916,905




Contingent Liabilities and Commitments (Note 3)



Total Liabilities and Equities......................................     $    3,257,649         $   3,170,884


See accompanying Notes to Condensed Consolidated Financial Statements.

                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                           Three Months Ended

                                                                   November 30            November 30
                                                                      1998                   1999

                                                                         (Amounts in Thousands)
Sales.........................................................   $    2,582,250         $    2,984,465
Cost of sales.................................................        2,469,777              2,860,648


Gross income..................................................   $      112,473         $      123,817


Selling, general and administrative expenses..................   $      118,000         $      123,171


Other income (deductions):
   Interest expense, net......................................   $      (17,727)        $      (23,732)
   Other, net.................................................            8,467                 (5,424)

Total other income (deductions)...............................   $       (9,260)        $      (29,156)


Loss before income taxes, equity in net income of investees an minority owners' interest in
    net (income) of subsidiaries (Note 4).....................   $      (14,787)        $      (28,510)

Equity in net income of investees.............................           10,318                  1,077

Minority owners' interest in net (income)
   of subsidiaries............................................           (2,296)                (6,131)
Loss before income taxes......................................   $       (6,765)        $      (33,564)

Income tax benefit                                                          365                  7,022


Net loss                                                         $       (6,400)        $      (26,542)


See accompanying Notes to Condensed Consolidated Financial Statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (UNAUDITED)

                                                                                        Three Months Ended

                                                                                 November 30         November 30
                                                                                     1998                1999

                                                                                      (Amounts in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................................      $    (6,400)        $   (26,542)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
     Depreciation and amortization..........................................           30,978              28,038
     Equity in net (income) of investees....................................           (9,734)             (1,077)
     Other..................................................................              985               9,320
    Changes in assets and liabilities:
       Accounts receivable..................................................          (25,597)             65,555
       Inventories..........................................................         (224,648)             22,654
       Other assets.........................................................           (5,713)               (765)
       Accounts payable.....................................................           41,849             (67,044)
       Other liabilities....................................................           44,200             (10,437)

Net cash provided by (used in) operating activities.........................      $  (154,080)        $    19,702


CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................................      $   (26,075)        $   (26,329)
Distributions from joint ventures...........................................            4,798               6,737
Additions to investments and notes receivable...............................          (12,427)             (9,542)
Acquisition of other long-term assets.......................................           (9,253)             (6,743)
Proceeds from disposal of investments and notes receivable..................            4,834               2,106
Proceeds from sale of fixed assets..........................................            4,189               3,322

Net cash used in investing activities.......................................      $   (33,934)        $   (30,449)


CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of patronage refunds...............................................      $   (24,003)        $    (6,054)
Payments for redemption of equities.........................................           (3,422)                 -0-
Payments of dividends.......................................................           (2,000)             (2,004)
Proceeds from bank loans and notes payable..................................          196,521             915,172
Payments on bank loans and notes payable....................................          (60,316)           (933,017)
Proceeds from issuance of subordinated debt certificates....................           10,333               2,751
Payments for redemption of subordinated debt certificates...................           (3,780)             (5,720)
Increase of checks and drafts outstanding...................................           74,498              41,849
Net decrease in demand loan certificates....................................           (7,157)             (1,715)
Other ......................................................................                6                (515)

Net cash provided by financing activities...................................      $   180,680         $    10,747


Net decrease in cash and cash equivalents...................................     $    (7,334)        $        -0-
Cash and cash equivalents at beginning of period............................           7,334                  -0-

Cash and cash equivalents at end of period..................................     $        -0-        $        -0-


[FN]
See accompanying Notes to Condensed Consolidated Financial Statements.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  INTERIM FINANCIAL STATEMENTS

Unless the context suggests differently, (i) "Farmland", "we", "us" and "ours" refers to Farmland Industries, Inc. and its consolidated subsidiaries, (ii) all references to "year" or "years" are to fiscal years ended August 31 and (iii) all references to "members" are to persons eligible to receive patronage refunds from Farmland including voting members, associate members and other patrons with which Farmland has a currently effective patronage refund agreement.

In view of the seasonality of Farmland's businesses, it must be emphasized that the results of operations for the periods presented are not necessarily indicative of the results for a full fiscal year.

The information included in these unaudited Condensed Consolidated Financial Statements of Farmland reflects all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the results for the interim periods presented.

Our sales, margins and net income depend, to a large extent, on conditions in agriculture and may be volatile due to factors beyond our control, such as weather, crop failures, federal agricultural programs, production efficiencies and U.S. imports and exports. In addition, various federal and state regulations intended to protect the environment encourage farmers to reduce the use of fertilizers and other chemicals. Global variables which affect supply, demand and price of crude oil, refined fuels, natural gas, livestock, grain and other commodities may impact Farmland's operations. Historically, changes in the costs of raw materials used in the manufacture of our finished products have not necessarily resulted in corresponding changes in the prices at which we have sold such products. We cannot determine the extent to which these factors may impact our future operations. Our cash flow and net income may be volatile as conditions affecting agriculture and markets for our products change.

In accordance with the bylaws of Farmland and its cooperative subsidiaries, we determine annually the members' portion of income or loss before income taxes. From this amount, patronage refunds are distributed or losses are allocated to our members.

We make the determination of members' income (and members' loss) only after the end of the fiscal year. Our Board of Directors, in their sole discretion, then determines how member losses are to be handled and the resulting amount of patronage refunds to be paid or losses to be allocated from such member income or loss. Since we determine the amount of members' income and the amount of members' loss only after the end of the fiscal year, and since only after that determination has been made can our Board of Directors determine the handling of members' loss, the resulting amount of patronage refunds to be paid, the portion of such refund to be paid either in cash or Farmland equity (common stock, associate member common stock and capital credits) and since the amount of income appropriated to earned surplus is dependent on the amount of patronage refunds and the handling of members' losses, Farmland makes no provision for patronage refunds in its interim financial statements. Therefore, the amount of net income (loss) for the interim period presented is reflected as a separate item in the accompanying unaudited Condensed Consolidated Balance Sheet as of November 30, 1999.

(2)  INVENTORIES

Major components of inventories are as follows:

                                                   August 31               November 30

                                                      1999                     1999

                                                         (Amounts in Thousands)
Finished and in-process products.............. $      719,118           $     676,507
Materials.....................................         54,387                  18,526
Supplies......................................         66,999                  69,262

                                               $      840,504           $     764,295






On September 1, 1999, we contributed all of our crude oil and in-process petroleum inventories to Cooperative Refining, LLC in exchange for a 42% interest in the venture. Cooperative Refining operates refineries at Coffeyville, Kansas and McPherson, Kansas on behalf of its partners. This investment is accounted for using the equity method.

At November 30, 1999, the carrying value of our remaining petroleum inventories stated under the LIFO method (gasoline and distillates) were $39.3 million, which approximates the replacement cost of these inventories.

(3)  CONTINGENCIES

  (A)  TAX LITIGATION

On November 29, 1999, the United States Tax Court issued an opinion holding that the gains and losses we realized in 1983 and 1984 on the sale of the stock of Terra Resources, Inc. and certain other assets were patronage-sourced, and that we had reported these gains and losses correctly. By ruling in our favor, the Tax Court rejected claims of the Internal Revenue Service that would have resulted in material additional federal income taxes plus accumulated interest. This ruling also means that we do not owe additional state income tax and accumulated interest related to these transactions.

The IRS may decide to appeal the Tax Court decision to the United States Court of Appeals for the Eighth Circuit. In the event of an appeal, Farmland's management believes there is a high probability that Farmland would ultimately prevail.
  (B)  ENVIRONMENTAL MATTERS

Farmland is aware of probable obligations under state and federal environmental laws at 41 properties. At November 30, 1999, we had an environmental accrual in our Condensed Consolidated Balance Sheet for probable and reasonably estimated costs for remediation of contaminated properties of $12.9 million. We periodically review and, as appropriate, revise our environmental accruals. Based on current information and regulatory requirements, we believe that the accruals established for environmental expenditures are adequate. Farmland has also recorded, as a receivable, approximately $1.0 million of estimated, probable insurance proceeds related to an environmental issue which has been remediated.

Some environmental matters are in preliminary stages and the timing, extent and costs of actions which governmental authorities may require are currently unknown. As a result, certain costs of addressing environmental matters are either not probable or not reasonably estimable and, therefore, have not been accrued. In management's opinion, it is reasonably possible that Farmland may incur $11.8 million of costs in addition to the $12.9 million which has been accrued.

Under the Resource Conservation Recovery Act of 1976 (' 'RCRA''), Farmland has three closure and four post-closure plans in place for five locations. Closure and post-closure plans also are in place for three landfills and two injection wells as required by state regulations. Such closure and post-closure costs are estimated to be $5.0 million at November 30, 1999 (and are in addition to the $12.9 million accrual and the $11.8 million discussed in the prior paragraphs). These liabilities are accrued when plans for termination of plant operations have been made. Operations are being conducted at these locations and we do not plan to terminate such operations in the foreseeable future. Therefore, these environmental exit costs have not been accrued.

 (4) SUMMARIZED FINANCIAL INFORMATION OF INVESTEES ACCOUNTED FOR BY THE EQUITY METHOD

Summarized financial information of investees accounted for by the equity method for the three months ended November 30, 1998 and November 30, 1999 is as follows:

                                                November 30            November 30
                                                    1998                   1999

                                                      (Amounts in Thousands)
Net sales.....................................$       513,294        $       740,840


Net income....................................$        16,905        $         2,446


Farmland's equity in net income...............$        10,318        $         1,077




The Company's investments accounted for by the equity method consist principally of :
 . 50% equity interests in three manufacturers of plant nutrient products, Farmland Hydro, L.P., SF Phosphates Limited Company and Farmland MissChem, Limited;
 . a 50% equity interest in a distributor of crop protection products, WILFARM,
  LLC;
 . during the three months ended November 30, 1998, a 50% equity interest in a grain marketer, Concourse Grain, LLC; and . during the three months ended November 30, 1999, a 42% equity interest in
  Cooperative Refining, LLC, which operates two refineries.

 (5)   INDUSTRY SEGMENT INFORMATION

THREE MONTHS ENDED
NOVEMBER 30, 1998 (PAGE 1 OF 3)
(Amounts in Thousands)
                                                        CONSOLIDATED SEGMENTS

                                        Combined
                                        Segments            Unallocated           Consolidated

Sales & transfers                   $      2,673,798      $           -         $     2,673,798
Transfers between
   segments                                  (91,548)                 -                 (91,548)

Net sales                           $      2,582,250      $           -         $     2,582,250

Cost of sales                              2,469,777                  -               2,469,777


Gross income                        $        112,473      $           -         $       112,473

Selling, general and
   administrative expenses          $         87,656      $       30,344        $       118,000

Other income (expense):
   Interest expense                 $             -       $      (19,929)       $       (19,929)
   Interest income                                -                2,202                  2,202
   Other, net                                  5,945               2,522                  8,467

Total other income (expense)        $          5,945      $      (15,205)       $        (9,260)
Equity in income/(loss)
   of investees                                9,005               1,313                 10,318

Minority owners' interest
   in net (income)/loss
   of subsidiaries                            (2,296)                 -                  (2,296)

Income tax benefit                                -                  365                    365


Net income (loss)                   $         37,471      $      (43,871)       $        (6,400)




Total assets                        $      2,822,391      $      254,992        $     3,077,383





THREE MONTHS ENDED
NOVEMBER 30, 1998 (PAGE 2 OF 3)
(Amounts in Thousands)
                                                              INPUT AND OTHER SEGMENTS

                                                                                          Other     Total Input
                                     Plant         Crop                                 Operating    and Other
                                     Foods      Protection    Petroleum       Feed        Units       Segments

Sales & transfers                  $ 257,720    $       62  $    215,677   $ 157,634   $  92,287   $   723,380
Transfers between
   segments                          (12,323)           -            (21)     (6,642)    (37,992)      (56,978)

Net sales                          $ 245,397   $        62  $    215,656   $ 150,992   $  54,295   $   666,402

Cost of sales                        240,320            39       209,700     138,088      44,401       632,548


Gross income                       $   5,077   $        23  $      5,956   $  12,904   $   9,894   $    33,854

Selling, general and
   administrative expenses         $   8,497   $         4  $      4,813   $   8,235   $   9,638   $    31,187

Other income (expense):
   Interest expense                $      -    $        -   $         -    $      -    $      -    $        -
   Interest income                        -             -             -           -           -             -
   Other, net                            526           256         2,255         151       1,860         5,048

Total other income (expense)       $     526   $       256  $      2,255   $     151   $   1,860   $     5,048

Equity in net income/(loss)
   of investees                        8,965        (1,535)           68         170          78         7,746

Minority owners' interest
   in net (income)/loss
   of subsidiaries                        54            -             -           -          253           307

Income tax benefit                        -             -             -           -           -             -


Net income (loss)                  $   6,125   $    (1,260) $      3,466   $   4,990   $   2,447   $    15,768




Total assets                       $680,384    $    20,590  $    445,635   $  93,456   $  191,175  $ 1,431,240





THREE MONTHS ENDED
NOVEMBER 30, 1998 (PAGE 3 OF 3)
(Amounts in Thousands)
                                                                   OUTPUT SEGMENTS

                                       Pork                       Beef                 Grain               Total

                                      Processing  Livestock      Processing    North                      Output
                                     & Marketing   Production   & Marketing   American   International   Segments

Sales & transfers                  $   368,936   $    13,246  $   547,715   $   542,728  $   477,793   $ 1,950,418
Transfers between
   segments                             (1,536)      (10,508)        (565)      (21,961)          -        (34,570)

Net sales                          $   367,400         2,738  $   547,150   $   520,767  $   477,793   $ 1,915,848

Cost of sales                          306,393        13,534      532,743       512,488      472,071     1,837,229


Gross income                       $    61,007   $   (10,796) $    14,407   $     8,279  $     5,722   $    78,619

Selling, general and
   administrative expenses         $    41,209   $       562  $     4,383   $     5,228  $     5,087   $    56,469

Other income (expense):
   Interest expense                $        -    $        -   $        -    $        -   $        -    $        -
   Interest income                          -             -            -             -            -             -
   Other, net                             (111)          (10)         363           180          475           897

Total other income (expense)       $      (111)  $       (10) $       363   $       180  $       475   $       897

Equity in net income/(loss)

THREE MONTHS ENDED
NOVEMBER 30, 1998 (PAGE 3 OF 3)
(Amounts in Thousands)
   of investees                             -           (362)      (1,133)        2,754           -          1,259

Minority owners' interest
   in net (income)/loss
   of subsidiaries                          -             -        (2,603)           -            -         (2,603)

Income tax benefit                          -             -            -             -            -             -


Net income (loss)                  $    19,687   $   (11,730) $     6,651   $     5,985  $     1,110   $    21,703



Total assets                       $   336,561   $    29,813  $   254,701   $   446,246  $   323,830   $ 1,391,151




THREE MONTHS ENDED
NOVEMBER 30, 1999 (PAGE 1 OF 3)
(Amounts in Thousands)
                                                         CONSOLIDATED SEGMENTS

                                         Combined
                                         Segments            Unallocated           Consolidated

Sales & transfers                    $     3,144,262       $            -        $      3,144,262
Transfers between
   segments                                 (159,797)                   -                (159,797)

Net sales                             $    2,984,465        $           -         $     2,984,465

Cost of sales                              2,860,648                    -               2,860,648


Gross income                         $       123,817       $            -        $        123,817

Selling, general and
   administrative expenses                    89,146                34,025                123,171

Other income (expense):
   Interest expense                               -                (25,535)               (25,535)
   Interest income                                -                  1,803                  1,803
   Other, net                                 (6,951)                1,527                 (5,424)

Total other income (expense)         $        (6,951)      $       (22,205)      $        (29,156)

Equity in income/(loss)
   of investees                                3,489                (2,412)                 1,077

Minority owners' interest
   in net (income)/loss
   of subsidiaries                            (6,131)                   -                  (6,131)

Income tax benefit                                -                  7,022                  7,022


Net income (loss)                    $        25,078       $       (51,620)      $        (26,542)




        Total assets                 $     2,845,805       $       325,079       $      3,170,884





THREE MONTHS ENDED
NOVEMBER 30, 1999 (PAGE 2 OF 3)
(Amounts in Thousands)
                                                                INPUT AND OTHER SEGMENTS

                                                                                                   Other     Total Input
                                           Plant            Crop                                 Operating    and Other
                                           Foods         Protection    Petroleum       Feed        Units       Segments

Sales & transfers                      $    234,570     $        53  $    371,470   $ 176,594   $ 106,665    $   889,352
Transfers between
   segments                                    (930)             -             -      (17,552)    (23,397)       (41,879)

Net sales                              $    233,640     $        53  $    371,470   $ 159,042   $  83,268   $    847,473

Cost of sales                               239,927              33       367,364     145,361      71,782        824,467


Gross income                           $     (6,287)    $        20  $      4,106   $  13,681   $  11,486   $     23,006

Selling, general and
   administrative expenses             $      8,131     $        -   $      4,124   $   7,980   $  10,169   $     30,404

Other income (expense):
   Interest expense                    $         -      $        -   $         -    $      -    $      -    $         -
   Interest income                               -               -             -           -           -              -
   Other, net                                (8,858)             -             (6)        217       1,079         (7,568)

Total other income (expense)           $     (8,858)    $         0  $         (6)  $     217   $   1,079   $     (7,568)

Equity in net income/(loss)

   of investees                               3,712          (2,610)        1,875         380          63          3,420

Minority owners' interest
   in net (income)/loss
   of subsidiaries                               -               -             -         (196)         16           (180)

Income tax benefit                               -               -             -           -           -              -


Net income (loss)                      $    (19,564)    $    (2,590) $      1,851   $   6,102   $   2,475   $    (11,726)




Total assets                           $    648,824     $    17,403  $    385,085   $ 132,249    $ 107,551   $ 1,291,112





THREE MONTHS ENDED
NOVEMBER 30, 1999 (PAGE 3 OF 3)
(Amounts in Thousands)
                                                                   OUTPUT SEGMENTS

                                       Pork                       Beef                 Grain                Total

                                      Processing  Livestock      Processing     North                       Output
                                     & Marketing   Production   & Marketing   American     International   Segments

Sales & transfers                  $   384,004   $    23,803  $    656,233  $   609,663   $    581,207   $ 2,254,910
Transfers between
   segments                             (1,265)      (17,247)         (488)     (98,918)            -       (117,918)

Net sales                          $   382,739   $     6,556  $    655,745  $   510,745   $    581,207   $ 2,136,992

Cost of sales                          327,510        11,012       629,221      497,094        571,344     2,036,181


Gross income                       $    55,229   $    (4,456) $     26,524  $    13,651   $      9,863   $   100,811

Selling, general and
   administrative expenses         $    40,860   $       614  $      5,044  $     6,622   $      5,602   $    58,742

Other income (expense):
   Interest expense                $        -    $        -   $         -   $        -    $         -    $        -
   Interest income                          -             -             -            -              -             -
   Other, net                            1,320           (52)          215          121           (987)          617

Total other income (expense)       $     1,320   $       (52) $        215  $       121   $       (987)  $       617

Equity in net income/(loss)

THREE MONTHS ENDED
NOVEMBER 30, 1999 (PAGE 3 OF 3)
(Amounts in Thousands)
   of investees                              9          (121)           70          111             -             69

Minority owners' interest
   in net (income)/loss
   of subsidiaries                          -          -            (5,951)          -              -         (5,951)

Income tax benefit                          -             -             -            -              -             -


Net income (loss)                  $    15,698   $    (5,243) $     15,814  $     7,261   $      3,274   $    36,804




Total assets                       $   365,042   $    56,176  $    304,702  $   432,866   $    395,907   $ 1,554,693




                           INDEPENDENT AUDITORS' REPORT


The Board of Directors
Farmland Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Farmland Industries, Inc. and subsidiaries as of August 31, 1998 and 1999, and the related consolidated statements of operations, cash flows and capital shares and equities for each of the years in the three-year period ended August 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmland Industries, Inc. and subsidiaries as of August 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1999, in conformity with generally accepted accounting principles.


KPMG LLP




Kansas City, Missouri
October 15, 1999,
except as to Note 6a, which is as of December 6, 1999


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                                                     August 31

                                                                            1998                 1999

                                                                            (Amounts in Thousands)
Current Assets:
  Cash and cash equivalents.......................................... $         7,334     $             0
  Accounts receivable - trade........................................         596,415             794,237
  Inventories (Note 2)...............................................         725,967             840,504
  Deferred income taxes (Note 6).....................................          61,844              49,495
  Other current assets...............................................         145,151             153,833


       Total Current Assets..........................................  $    1,536,711     $     1,838,069




Investments and Long-Term Receivables (Note 3)                         $      298,402     $       329,729



Property, Plant and Equipment (Notes 4 and 5):
  Property, plant and equipment, at cost.............................  $    1,680,373     $     1,744,252
  Less accumulated depreciation and amortization.....................         853,224             911,049


  Net Property, Plant and Equipment..................................  $      827,149      $      833,203

Other Assets.........................................................  $      212,356     $       256,648







Total Assets.........................................................  $    2,874,618     $     3,257,649


FN>
See accompanying Notes to Consolidated Financial Statements.


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                           LIABILITIES AND EQUITIES

                                                                                         August 31

                                                                                1998                  1999

                                                                                (Amounts in Thousands)
Current Liabilities:
  Short-term notes payable (Note 5)......................................   $      408,639      $      546,180
  Current maturities of long-term debt (Note 5)..........................           38,946              44,771
  Accounts payable - trade...............................................          330,043             463,296
  Other current liabilities..............................................          323,601             333,383

       Total Current Liabilities.........................................   $    1,101,229      $    1,387,630


Long-term Liabilities:
  Long-term borrowings (excluding current maturities) (Note 5)...........   $      728,103      $      808,413
  Other long-term liabilities............................................           31,942              40,212

       Total Long-Term Liabilities.......................................   $      760,045      $      848,625


Deferred Income Taxes (Note 6)...........................................   $       65,177      $       63,058


Minority Owners' Equity in Subsidiaries (Note 7)                            $       35,471      $       41,009


Capital Shares and Equities (Note 8):
  Preferred shares, Authorized 8,000,000 shares, 8% Series A cumulative redeemable preferred shares, stated at redemption value, $50 per share,
  2,000,000 shares issued and outstanding ...............................  $       100,000      $      100,000
  Other preferred shares, $25 par value, 2,743 shares issued and
  outstanding (2,838 shares in 1998) ....                                               71                  69


  Common shares, $25 par value -
  Authorized 50,000,000 shares,
  20,321,160 shares issued and outstanding
  (18,072,136 shares in 1998) ...........................................          451,804             508,029

  Associate member common shares
  (nonvoting), $25 par value - Authorized 2,000,000 shares, 1,075,560 shares issued and outstanding
  (1,140,304 shares in 1998) ............................................           28,508             26,889


  Earned surplus and other equities......................................          332,313             282,340


       Total Capital Shares and Equities.................................   $      912,696      $      917,327


Contingent Liabilities and Commitments (Notes 5, 6 and 9)

Total Liabilities and Equities.............................................$     2,874,618      $    3,257,649


See accompanying Notes to Consolidated Financial Statements.


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              Year Ended August 31

                                                                  1997               1998                  1999

                                                                             (Amounts in Thousands)
Sales.......................................................  $    9,147,507      $    8,775,046      $   10,709,073
Cost of sales...............................................       8,580,826           8,299,505          10,231,081


Gross income................................................  $      566,681      $      475,541      $      477,992


Selling, general and administrative expenses................  $      409,378      $      431,999      $      480,839


Other income (expense):
   Interest expense.........................................  $      (62,335)     $      (73,645)     $      (90,773)
   Interest income..........................................           5,352               5,436               8,337
   Other, net (Note 15).....................................          22,486              30,265              43,322

Total other income (expense)................................  $      (34,497)     $      (37,944)     $      (39,114)


Income (loss) before equity in net income of investees,
minority owners interest in net income of subsidiaries
   and income tax (expense) benefit.........................  $      122,806      $        5,598      $      (41,961)


Equity in net income of investees (Note 3)..................          49,551              56,434              65,510

Minority owners' interest in net income
   of subsidiaries..........................................          (8,684)             (7,005)            (17,727)


Net income before income taxes (Note 6)                              163,673              55,027               5,822

Income tax (expense) benefit (Note 6).......................         (28,250)              3,743               8,043


Net income .................................................  $      135,423     $        58,770      $       13,865



Distribution of net income (Note 8):
   Patronage refunds:
       Farm supply patrons..................................  $      101,262     $        51,513      $       20,320
       Pork marketing patrons...............................              -0-              1,274               4,050
       Beef marketing patrons...............................           6,458               3,817               5,420
       Grain marketing patrons..............................             585               2,517                 479
       Livestock production.................................               2                  -0-                 -0-

                                                              $      108,307     $        59,121      $       30,269
   Earned surplus and other equities........................          27,116                (351)            (16,404)



                                                              $      135,423     $        58,770      $       13,865


See accompanying Notes to Consolidated Financial statements.


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Year Ended August 31

                                                                    1997             1998               1999

                                                                             (Amounts in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................  $   135,423       $    58,770       $    13,865
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:

  Depreciation and amortization...............................       90,351           101,833           109,184
  Equity in net income of investees...........................      (49,551)          (56,434)          (65,510)
  Minority owners' equity in net
    income of subsidiaries....................................        8,684             7,005            17,727
  (Gain) loss on disposition of investments...................         (552)           (9,450)              189
  Patronage refunds received in equities......................       (1,830)           (1,099)           (2,143)
  Proceeds from redemption of patronage equities..............        5,106             6,546             4,598
  Deferred income taxes.......................................       (1,469)             (641)           10,230
  Adjustment of LIFO inventories..............................           -0-           27,593           (27,593)
  Other.......................................................        1,951             1,029            (4,028)
  Changes in assets and liabilities (exclusive
    of assets and liabilities of businesses acquired):
    Accounts receivable.......................................       27,644            25,398          (181,454)
    Inventories...............................................       (9,343)           17,295           (76,190)
    Other assets..............................................        6,249             6,893           (30,592)
    Accounts payable..........................................      (26,091)          (67,286)          105,028
    Other liabilities.........................................       35,736           (79,784)          (35,791)


Net cash provided by (used in) operating activities...........  $   222,308       $    37,668       $  (162,480)




CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures..........................................  $  (158,655)      $  (108,837)      $  (121,184)
Distributions from joint ventures.............................       55,238            57,635            54,121
Acquisition of investments and notes receivable...............      (46,243)          (69,466)          (69,811)
Acquisition of other long-term assets.........................      (25,724)          (27,267)          (38,240)
Proceeds from sale of investments
  and collection of notes receivable..........................       24,758            40,884            61,993
Proceeds from sale of fixed assets............................        6,895            20,632            22,023
Acquisition of businesses, net of cash acquired...............       (3,515)           (2,766)           (5,829)
Other.........................................................           -0-            2,642              (233)


Net cash used in investing activities.........................  $  (147,246)      $    86,543)      $   (97,160)

See accompanying Notes to Consolidated Financial Statements




                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                 Year Ended August 31

                                                                  1997               1998              1999

                                                                           (Amounts in Thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of patronage refunds.............................. $   (32,511)        $   (40,449)      $    (23,593)
Payments for redemption of equities........................     (25,440)            (80,243)            (9,050)
Payments of dividends on preferred shares..................          (4)             (4,937)            (8,004)
Proceeds from bank loans and notes payable.................     337,407             612,634          2,739,865
Payments of bank loans and notes payable...................    (416,715)           (516,391)        (2,624,938)
Proceeds from issuance of subordinated debt
    certificates...........................................      86,132              99,309            121,630
Payments for redemption of subordinated
    debt certificates......................................     (37,455)            (66,000)           (20,376)
Net increase (decrease) in checks
    and drafts outstanding.................................      16,299             (47,243)            76,128
Proceeds from issuance of preferred shares.................          -0-            100,000                 -0-
Other increase (decrease)..................................      (2,775)               (471)               644


Net cash provided by (used in) financing activities........ $   (75,062)        $    56,209       $    252,306


Net increase (decrease) in cash and cash equivalents....... $        -0-        $     7,334       $     (7,334)
Cash and cash equivalents at beginning of year.............          -0-                 -0-             7,334

Cash and cash equivalents at end of year................... $        -0-        $     7,334       $         -0-



SUPPLEMENTAL SCHEDULE OF CASH PAID FOR INTEREST AND INCOME
TAXES:
Interest................................................... $    57,650         $    76,087       $     77,143



Income tax expense (benefit), net of refunds............... $    13,922         $    13,446       $     (4,045)



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
ACTIVITIES:
Equities and minority owners' interest called
    for redemption......................................... $    28,579         $     8,868       $          -0-


Transfer of assets in exchange for investment in
    joint ventures......................................... $    10,292         $     4,601       $         300


Appropriation of current year's net income as
    patronage refunds...................................... $   108,307         $    59,121       $      30,269


Acquisition of businesses:
    Fair value of assets acquired.......................... $        -0-        $   168,409       $      32,883
    Goodwill...............................................       2,550              14,819              14,574
    Minority owners' investment............................         965                  -0-                 -0-
    Equity issuable........................................          -0-            (26,323)                 -0-
    Cash paid or payable...................................      (3,515)             (2,766)             (7,750)

Liabilities assumed........................................ $        -0-        $   154,139       $      39,707


See accompanying Notes to Consolidated Financial Statements.



                                    FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CAPITAL SHARES AND EQUITIES

       <

                                                                 Years Ended August 31, 1997, 1998 and 1999

                                                                                 Associate     Earned
                                                                                  Member     Surplus and   Total Capital
                                                     Preferred       Common       Common        Other       Shares and
                                                       Shares        Shares       Shares      Equities       Equities

                                                                           (Amounts in Thousands)
BALANCE AT AUGUST 31, 1996.........................  $    1,264     $  414,503     $ 15,576    $  323,988    $  755,331
Appropriation of current year's net income.........          -0-            -0-          -0-      135,423       135,423
Patronage refund payable in cash transferred
  to current liabilities...........................          -0-            -0-          -0-      (40,228)      (40,228)
Base capital redemptions transferred
  to current liabilities...........................          -0-       (16,783)        (444)           -0-      (17,227)
Other equity redemptions transferred
  to current liabilities...........................      (1,189)        (6,737)        (302)       (2,963)      (11,191)
Prior year patronage refund allocation.............          -0-        53,269        5,640       (59,103)         (194)
Dividends on preferred shares......................          -0-            -0-          -0-           (4)           (4)
Exchange of common shares, associate
  member common shares and other equities..........          -0-        (2,566)       1,929           637            -0-
Issue, redemption and cancellation of equities.....          (3)           326         (151)          (89)           83


BALANCE AT AUGUST 31, 1997.........................  $       72     $  442,012     $ 22,248    $  357,661    $  821,993
Appropriation of current year's net income.........          -0-            -0-          -0-       58,770        58,770
Patronage refund payable in cash transferred
  to current liabilities...........................          -0-            -0-          -0-      (23,593)      (23,593)
Base capital redemptions transferred
  to current liabilities...........................          -0-        (8,738)        (130)           -0-       (8,868)
Prior year patronage refund allocation.............          -0-        60,238        7,551       (67,789)           -0-
Dividends on preferred shares......................          -0-            -0-          -0-       (6,933)       (6,933)
Exchange of common shares, associate

  member common shares and other equities..........          -0-        (2,058)         123         1,935            -0-
Equity issuable for purchase of
  SF Services, Inc.................................          -0-           -0-           -0-       26,323        26,323
Issue, redemption and cancellation of equities.....      99,999        (39,650)      (1,284)      (14,061)       45,004


BALANCE AT AUGUST 31, 1998.........................  $  100,071     $  451,804     $ 28,508    $  332,313    $  912,696
Appropriation of current year's net income.........           0              0            0        13,865        13,865
Patronage refund payable in cash transferred
  to current liabilities ....                                 0              0            0        (6,054)       (6,054)
Prior year patronage refund allocation.............           0          32,481       3,046       (35,527)            0
Dividends on preferred stock.......................           0               0           0        (8,004)       (8,004)
Exchange of common stock, associate member
  common stock and other equities                             0          (1,821)     (1,393)        3,214             0
Issue, redemption and cancellation of  equities....          (2)         25,565      (3,272)      (17,467)        4,824


BALANCE AT AUGUST 31, 1999.........................  $  100,069      $  508,029    $ 26,889    $  282,340     $ 917,327


See accompanying Notes to Consolidated Financial Statements.



                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Farmland Industries, Inc., a Kansas corporation, is organized and operated as a cooperative and its mission is to be a global, consumer-driven, producer-owned, farm-to-table cooperative system.

General -- The consolidated financial statements include the accounts of Farmland Industries, Inc. and all of its majority-owned subsidiaries ("Farmland", "we", "us", "our", or the "Company", unless the context requires otherwise). All significant intercompany accounts and transactions have been eliminated. When necessary, the financial statements include amounts based on informed estimates and judgments of management. Our fiscal year ends August 31. Accordingly, all references to "year" or "years" are to fiscal years ended August 31.

Cash and Cash Equivalents -- Investments with maturities of less than three months are included as cash and cash equivalents.

Investments -- Investments in companies over which Farmland exercises significant influence (20% to 50% voting control) are accounted for by the equity method. Other investments are stated at cost, less any provision for impairment which is other than temporary.

Accounts Receivable - Farmland uses the allowance method to account for doubtful accounts and notes.

Inventories -- Grain inventories are valued at market adjusted for net unrealized gains or losses on open commodity contracts. Crude oil and refined petroleum products are valued at the lower of last-in, first-out ("LIFO") cost or market. Other inventories are valued at the lower of first-in, first-out ("FIFO") cost or market. Supplies are valued at cost.

Property, Plant and Equipment -- Assets, including assets under capital leases, are stated at cost. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the assets and the remaining terms of the capital leases, respectively.

Goodwill and Other Intangible Assets -- The excess of cost over the fair market value of assets of businesses purchased is amortized on a straight-line basis over a period of 15 to 25 years. Farmland assesses the recoverability of goodwill and measures impairment, if any, by determining whether the unamortized balance can be recovered over its remaining life through undiscounted future operating cash flows. Goodwill is reflected in the accompanying Consolidated Balance Sheets net of accumulated amortization of $16.4 million and $18.4 million, respectively, at August 31, 1998 and 1999. Other intangible assets, primarily software, are amortized over three to ten years.

Sales - Farmland recognizes sales at the time product is shipped. Farmland's international grain trading business ("Tradigrain") has changed from a grain brokerage operation to a buy/sell operation. Accordingly, only the net margins of the international grain business were included in sales during 1997 and 1998. Sales and cost of sales for 1999 include the gross value of the international grain business transactions. Consistent with this change, Tradigrain's 1999 bank borrowings and repayments have been included as cash flows from financing activities.

Derivative Commodity Instruments -- Farmland uses derivative commodity instruments, including forward contracts, futures and options contracts,

primarily to reduce its exposure to risk of loss from changes in commodity prices. Derivative commodity instruments which are designated as hedges and for which changes in value exhibit high correlation to changes in value of the underlying position are accounted for as hedges.

Gains and losses on hedges of inventory are deferred as part of the carrying amount of the related inventories and, upon sale of the inventory, recognized in cost of sales. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions also are deferred and are recognized as an adjustment to the carrying amounts of the commodities when the underlying hedged transaction occurs. When a qualifying hedge is terminated or ceases to meet the specified criteria for use of hedge accounting, any deferred gains or losses through that date continue to be deferred. To the extent an anticipated transaction is no longer likely to occur, related hedges are closed with gains or losses charged to operations.

Tradigrain uses derivative commodity instruments to establish positions for trading purposes. Instruments used for this purpose are marked-to-market and all related gains and losses are included in operations. Cash flows from commodity instruments are classified in the same category as cash flows from the hedged commodities in the Consolidated Statements of Cash Flows.

Farmland enters into interest rate exchange agreements which involve the exchange of fixed-rate and variable-rate interest payments over the life of the agreements and effectively results in the conversion of specifically identified, variable-rate debt into fixed-rate debt. Differences to be paid or received are accrued as interest and are recognized as an adjustment to interest expense.

Gains and losses on termination of interest rate exchange agreements are deferred and recognized over the term of the underlying debt instrument as an adjustment to interest expense. In cases where there is no remaining underlying debt instrument, gains and losses on termination are recognized currently in other income (expense).

Environmental Expenditures -- Liabilities related to remediation of contaminated properties are recognized when the related costs are considered probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. All liabilities are monitored and adjusted as new facts or changes in law or technology occur. Environmental expenditures are capitalized when such costs provide future economic benefits.

Federal Income Taxes -- Farmland is subject to income taxes on all income not distributed to patrons as qualified patronage refunds. Farmland files consolidated federal and state income tax returns.

Reclassifications -- Certain prior year amounts have been reclassified to conform with the current year presentation.

(2)   INVENTORIES

Major components of inventories are as follows:

                                                       August 31


                                                1998                1999

                                                (Amounts in Thousands)
  Finished and in-process products.....  $     605,876        $     719,118
  Materials............................         62,578               54,387
  Supplies.............................         57,513               66,999

                                         $     725,967        $     840,504








Income before income taxes for the year ended August 31, 1998 was reduced by $27.6 million to recognize a non-cash charge for the adjustment of crude oil and refined petroleum inventories to market value. In fiscal year 1999, the inventories market value exceeded LIFO cost and the lower of LIFO cost or market adjustment made in 1998 was reversed. The carrying values of crude oil and refined petroleum inventories stated under the lower of LIFO cost or market at August 31, 1998 and 1999, were $112.7 million and $113.2 million, respectively. Replacement cost approximated the carrying values of petroleum inventories at both August 31, 1998 and 1999. During 1999, LIFO inventory quantities were reduced, resulting in a liquidation of LIFO inventory layers. The effect of these layer liquidations was to decrease cost of goods sold and increase income before income taxes by approximately $14.5 million.

(3) INVESTMENTS AND LONG-TERM RECEIVABLES

          Investments and long-term receivables are as follows:


                                                                             August 31

                                                                      1998                1999

                                                                       (Amounts in Thousands)
Investments accounted for by the equity method................  $     196,106       $     205,047
Investments in and advances to other cooperatives.............         39,112              42,037
National Bank for Cooperatives................................         16,554              22,362
Other investments and long-term receivables...................         46,630              60,283

                                                                 $    298,402       $     329,729





          National Bank for Cooperatives ("CoBank") requires its borrowers to maintain an investment in stock of the bank. The amount of investment required is based on the average amount borrowed from CoBank during the previous five years. At August 31, 1998 and 1999, Farmland's investment in CoBank approximated its requirement. CoBank maintains a statutory lien on the investment held by Farmland in CoBank.

Summarized financial information of investees accounted for by the equity method is as follows:


                                                                              August 31

                                                                       1998                1999

                                                                       (Amounts in Thousands)
Current Assets................................................    $    614,845        $    488,447
Long-Term Assets..............................................         596,869             707,548

    Total Assets..............................................    $  1,211,714        $  1,195,995


Current Liabilities...........................................    $    513,293        $    418,183
Long-Term Liabilities.........................................         308,382             370,882

    Total Liabilities.........................................    $    821,675        $    789,065


Net Assets....................................................    $    390,039        $    406,930




                                                               Year Ended August 31

                                                    1997                1998                1999

                                                              (Amounts in Thousands)
Net sales..................................    $  1,366,038        $  1,859,159        $  2,618,163


Net income.................................    $     99,264        $    115,241        $    125,826


Farmland's equity in net income............    $     49,551        $     56,434        $     65,510





Farmland's investments accounted for by the equity method consist principally of 50% equity interests in three manufacturers of crop production products, Farmland Hydro, L.P., SF Phosphates Limited Company and Farmland MissChem, Limited and a 50% equity interest in a distributor of crop protection products, WILFARM, LLC. During 1998, Farmland's North American Grain business formed two 50%-owned alliances; Concourse Grain, LLC and Farmland-Atwood, LLC, with ConAgra. Concourse Grain, a marketing alliance, provided both domestic and international customers with multiple classes of wheat. Farmland-Atwood provides risk management services, financial and grain support services and grain brokerage to its customers. On May 24, 1999, the owners of Concourse Grain voted to liquidate the venture. On May 28, 1999, we acquired the remaining 50% interest in Farmland-Atwood. At August 31, 1999, our share of the undistributed earnings of all ventures accounted for by the equity method totaled $63.6 million.


(4) PROPERTY, PLANT AND EQUIPMENT

A summary of cost for property, plant and equipment is as follows:

                                                         August 31

                                                1998                     1999

                                                 (Amounts in Thousands)
Land and improvements.....................  $       57,381          $       59,072
Buildings.................................         296,163                 291,131
Machinery and equipment...................       1,043,831               1,067,838
Automotive equipment......................          70,676                  71,948
Furniture and fixtures....................          59,859                  56,463
Capital leases............................          54,467                  54,461
Leasehold improvements....................          30,750                  38,231
Other.....................................           7,598                   5,622
Construction in progress..................          59,648                  99,486

                                             $   1,680,373          $    1,744,252






(5) BANK LOANS, SUBORDINATED DEBT CERTIFICATES AND NOTES PAYABLE

Bank loans, subordinated debt certificates and notes payable are as follows:

                                                                                 August 31

                                                                           1998              1999

                                                                           (Amounts in Thousands)
Subordinated capital investment certificates
   --6% to 9%, maturing 2000 through 2014.........................     $   318,733       $   404,218
Subordinated monthly income certificates
   --6.25% to 9.25%, maturing 2000 through 2009...................          87,675           103,314
Syndicated Credit Facility
   --5.91% to 6.19%, maturing 2001................................         170,000           180,000
Other bank notes-6.39% to 10.75%,
   maturing 2000 through 2008.....................................         122,214            94,272
Industrial revenue bonds-3.05% to 6.75%,
   maturing 2000 through 2021.....................................          25,475            25,500
Promissory notes-5% to 8.5%,
   maturing 2000 through 2007.....................................           8,927             6,513
Other-3% to 14.92%................................................          34,025            39,367

                                                                       $   767,049       $   853,184
Less current maturities...........................................          38,946            44,771

                                                                       $   728,103       $   808,413




Farmland has a $1.1 billion Syndicated Credit Facility with a group of domestic and international banks ("the Credit Facility"). The Credit Facility provides revolving short-term credit of up to $650.0 million to finance seasonal operations and inventory, and revolving term credit of up to $450.0 million. At August 31, 1999, Farmland had outstanding $368.5 million of revolving short-term borrowings under the Credit Facility and $180.0 million of revolving term borrowings; additionally, $52.7 million of the Credit Facility was being utilized to support letters of credit issued on our behalf.

Farmland pays commitment fees under the Credit Facility of 22.5 basis points annually on the unused portion of the revolving short-term commitment and 25 basis points annually on the unused portion of the revolving term commitment.
In addition, we must comply with the Credit Facility's financial covenants regarding working capital, the ratio of certain debt to average cash flow and the ratio of equity to total capitalization, all as defined therein. The short-term provisions of the Credit Facility are reviewed and/or renewed annually.
The next review date is in May 2000. The revolving term provisions of the Credit Facility expire in May 2001.

During April 1998, Farmland National Beef Packing Company, L.P., a consolidated subsidiary, replaced its existing borrowing arrangements with a new five-year $130.0 million credit facility. This facility, which expires March 31, 2003, is provided by various participating banks and all borrowings thereunder are nonrecourse to Farmland. Farmland National Beef used a portion of this facility to repay in full its borrowings from Farmland. At August 31, 1999, Farmland National Beef had borrowings under this facility of $64.2 million, and $3.3 million of the facility was being utilized to support letters of credit. Farmland National Beef has pledged assets with a carrying value at August 31, 1999, of $241.0 million to support its borrowings under the facility.

Farmland maintains other borrowing arrangements with banks and financial institutions. At August 31, 1999, $62.2 million was borrowed under these agreements.

Tradigrain has borrowing agreements with various international banks which provide financing and letters of credit to support current international grain trading transactions. At August 31, 1999, these short-term borrowings totaled $108.3 million. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates.

Subordinated debt certificates have been issued under several indentures. Certain subordinated capital investment certificates may be redeemed prior to maturity at the option of the owner in accordance with the indenture. Subject to limitations in the indenture, Farmland has options to redeem certain subordinated capital investment certificates in advance of scheduled maturities. Additionally, upon written request we will redeem subordinated capital investment certificates and subordinated monthly income certificates in the case of death of an owner.

Outstanding subordinated debt certificates are subordinated to senior indebtedness ($682.2 million at August 31, 1999) and certain additional financings (principally long-term operating leases). See Note 9.

At August 31, 1999, under industrial revenue bonds and other agreements, assets with a carrying value of $17.6 million have been pledged.

Borrowings from CoBank, under both the Syndicated Credit Facility and short-term notes payable, totaling $215.6 million at August 31, 1999, are partially secured by liens on the equity investment held by Farmland in CoBank. See Note 3.

Bank loans, subordinated debt certificates and notes payable mature during future fiscal years ending August 31 in the following amounts:


                     (Amounts in
                      Thousands)

2001.................   $ 231,864
2002.................      55,677
2003.................      64,544
2004.................      59,470
2005 and after.......     396,858

                        $ 808,413




At August 31, 1998 and 1999, we had demand loan certificates and short-term bank debt outstanding of $408.6 million (weighted average interest rate of 6.06%) and $546.2 million (weighted average interest rate of 6.45%), respectively.

During 1997, 1998 and 1999, Farmland capitalized interest of $4.0 million, $3.9 million and $0.3 million, respectively.


(6)  INCOME TAXES

   A.     TERRA RESOURCES, INC.

In late November, 1999, the United States Tax Court issued an opinion holding that the gains and losses we realized in 1983 and 1984 on the sale of the stock of Terra Resources, Inc. and certain other assets were patronage-sourced, and that we had reported these gains and losses correctly. By ruling in our favor, the Tax Court rejected claims of the Internal Revenue Service that would have resulted in material additional federal income taxes plus accumulated interest. This ruling also means that we do not owe additional state income tax and accumulated interest related to these transactions.

The IRS may decide to appeal the Tax Court decision to the United States Court of Appeals for the Eighth Circuit. In the event of an appeal, Farmland's management believes there is a high probability that Farmland would ultimately prevail.

  b. OTHER INCOME TAX MATTERS

Income (loss) before income taxes include the following components:

                                                               Year Ended August 31

                                                   1997                 1998              1999

                                                              (Amounts in Thousands)
Foreign..................................      $    9,709           $   30,269       $     27,381
Domestic.................................         153,964               24,758            (21,559)

Total....................................      $  163,673           $   55,027       $      5,822





Income tax expense (benefit) is comprised of the following:


                                                               Year Ended August 31

                                                    1997                1998                1999

                                                              (Amounts in Thousands)
Federal:
  Current..................................    $     24,940        $     (5,610)       $    (23,440)
  Deferred.................................          (1,129)               (512)             12,119

                                               $     23,811        $     (6,122)       $    (11,321)

State:
   Current.................................    $      4,418        $       (981)       $     (4,135)
   Deferred................................            (199)                (90)              2,138

                                               $      4,219        $     (1,071)       $     (1,997)

Foreign:
   Current.................................    $        361        $      2,967        $      1,362
   Deferred................................            (141)                483               3,913

                                               $        220        $      3,450        $      5,275



Total income tax expense (benefit).........    $     28,250        $     (3,743)       $     (8,043)









Income tax expense (benefit) differs from the "expected" income tax expense (benefit) using a statutory rate of 35% as follows:


                                                               Year Ended August 31

                                                    1997                1998                1999


Computed "expected" income tax expense on
  income
  before income taxes .....................         35.0  %             35.0  %             35.0  %
Increase (reduction) in income tax
  expense attributable to:
  Patronage refunds .......................        (22.9)              (37.6)             (181.7)
    State income tax expense, net of
    federal income tax effect..............          1.2                 3.3                 2.4

  Other, net ..............................          4.0                (7.5)                6.2

Income tax expense (benefit)...............         17.3  %             (6.8) %           (138.1) %





The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at August 31, 1998 and 1999 are as follows:

                                                               August 31

                                                        1998                1999

                                                        (Amounts in Thousands)
Deferred tax liabilities:
Property, plant and equipment,
    principally due to differences
    in depreciation.........................        $    75,808         $    90,321
Prepaid pension cost .......................             16,388              16,114
Income from foreign subsidiaries ...........             11,187              16,776
Basis differences in pass-through
    ventures................................              4,677               6,446
Other ......................................              6,169               7,701

    Total deferred tax liabilities..........        $   114,229         $   137,358



Deferred tax assets:
Safe harbor leases .........................        $     3,802         $     3,435
Accrued expenses ...........................             61,700              55,241
Benefit of nonqualified
    written notices.........................             33,761              39,542
Alternative minimum tax credit .............              5,829              15,389
Accounts receivable, principally due to
    allowance for doubtful accounts.........              3,024               6,359
Other ......................................              2,780               3,829

    Total deferred tax assets...............        $   110,896         $   123,795

Net deferred tax liability .................        $     3,333         $    13,563





At August 31, 1999, Farmland has nonmember-sourced loss carryforwards, expiring in 2019, amounting to $36.6 million, available to offset future nonmember-sourced income. Farmland also has alternative minimum tax credit carryovers amounting to $15.4 million available to reduce future federal income taxes payable.

At August 31, 1999, Farmland has member-sourced loss carryforwards, expiring from 2010 through 2019, amounting to $24.1 million available to offset future member-sourced income. No deferred tax asset has been established for these carryforwards since member-sourced losses offset future patronage refunds.

(7) MINORITY OWNERS' EQUITY IN SUBSIDIARIES

A summary of the equity of subsidiaries owned by others is as follows:

         .
                                                                       August 31

                                                               1998              1999

                                                                (Amounts in Thousands)
Farmland National Beef Packing Company, L.P................$     30,084      $     36,414
Farmland Foods, Inc........................................       4,061             3,723
Other subsidiaries.........................................       1,326               872

                                                           $     35,471      $     41,009






(8)  PREFERRED STOCK, EARNED SURPLUS AND OTHER EQUITIES

A summary of preferred stock is as follows:

                                                                              August 31

                                                                         1998           1999

                                                                       (Amounts in Thousands)
Preferred shares - Authorized 8,000,000 shares:
 8%, Series A cumulative redeemable preferred shares,
 stated at redemption value, $50 per share, 2,000,000
 shares issued and outstanding ....                                   $  100,000    $  100,000

   5-1/2% and 6%, $25 par value - 2,743 shares issued and
   outstanding (2,838 shares in 1998).........................
                                                                              71            69

                                                                      $  100,071    $  100,069




Dividends on the Series A preferred shares accumulate whether or not: Farmland has earnings; funds are legally available for the payment; or such dividends are declared. These preferred shares are redeemable, beginning on December 15, 2022, at our sole discretion. No redemption is allowed prior to that time. Series A preferred shares each have a liquidation preference of $50 per share, plus an amount equal to accumulated and unpaid dividends, if any, thereon. The preferred shares are not entitled to vote.

A summary of earned surplus and other equities is as follows:

                                                                        August 31

                                                                  1998             1999

                                                                  (Amounts in Thousands)
Earned surplus............................................    $    249,108     $    226,476
Patronage refund payable in equities......................          35,528           24,215
Capital credits...........................................          19,694           26,453
Equity issuable for the purchase of SF Services, Inc......          26,323                0
Additional paid-in surplus................................           1,596            5,102
Other.....................................................              64               94

                                                              $    332,313     $    282,340





Patronage refunds payable in equities represent the portion of patronage refunds payable from current year earnings, in the form of common shares, associate member common shares and capital credits.

In July 1998, Farmland acquired all of the common stock of SF Services, Inc. in exchange for $26.3 million in Farmland equity, $2.8 million in cash and warrants which, when exercisable, may be exchanged for $21.7 million in Farmland equity. The right to exercise the warrants is contingent on achieving a specified volume of purchases over seven years. As of August 31, 1999, no warrants had been converted to Farmland equity. SF Services operated as a regional farm supply cooperative, serving local cooperative members in Arkansas, Mississippi, Louisiana and Alabama.

Capital credits are issued: 1) for payment of patronage refunds to patrons who do not satisfy requirements for membership or associate membership and 2) upon conversion of common stock or associate member common stock held by persons who no longer meet qualifications for membership or associate membership in Farmland.


(9) CONTINGENT LIABILITIES AND COMMITMENTS

Farmland leases various equipment and real properties under long-term operating leases. For 1997, 1998 and 1999, rental expense totaled $53.9 million, $64.3 million, and $66.3 million, respectively. Rental expense is reduced for sublease income, primarily rental income received on leased railroad cars and ammonia trailers ($5.4 million in 1997, $1.1 million in 1998 and $1.0 million in 1999).

The lease agreements have various remaining terms ranging from one year to fourteen years. Some agreements are renewable, at our option, for additional periods. The minimum required payments for these agreements during the fiscal years ending August 31 are as follows:

                                         (Amounts in Thousands)
                2000...........................  $ 63,769
                2001...........................    56,393
                2002...........................    46,382
                2003...........................    21,179
                2004...........................    17,132
                2005 and after.................    61,816

                                                 $266,671





Commitments for capital expenditures and investments in joint ventures aggregated $32.8 million at August 31, 1999.

Farmland has been designated by the Environmental Protection Agency as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), at various National Priority List ("NPL") sites. In addition, we are aware of possible obligations associated with environmental matters at other sites, including sites where no claim or assessment has been made. Our accrued liability for probable and reasonably estimable obligations for resolution of environmental matters at NPL and other sites was $14.4 million and $13.3 million at August 31, 1998 and 1999, respectively.

The ultimate costs of resolving certain environmental matters are not quantifiable because many such matters are in preliminary stages and the timing and extent of actions which governmental authorities may ultimately require are unknown. It is possible that the costs of such resolution may be greater than the liabilities which, in the opinion of management, are probable and reasonably estimable at August 31, 1999. In the opinion of management, it is reasonably possible for such costs to approximate an additional $9.7 million.

In the ordinary course of conducting international grain trading, Tradigrain, as of August 31, 1999, was contingently liable in the amount of $92.0 million of performance and bid bonds, guarantees and letters of credit.

In December 1997, Farmland entered into a series of agreements which provide for the construction and operation under a long-term lease of facilities adjacent to our petroleum refinery at Coffeyville, Kansas. These facilities are designed to convert petroleum coke by-products into fertilizers. When the facilities are completed (presently scheduled during the second quarter of fiscal 2000), Farmland will be obligated to make future minimum lease payments which, at that time, will have an approximate present value of $223 million. Alternatively, Farmland has an option to purchase the facilities. Our subordinated debt securities are subordinated in right of payment to payments related to the Coffeyville facility and to $72.8 million of certain lease obligations.

Farmland is involved in various lawsuits arising in the normal course of business. In the opinion of management, except for the tax litigation relating to Terra as explained in Note 6, the ultimate resolution of these litigation issues is not expected to have a material adverse effect on our Consolidated Financial Statements.


(10) EMPLOYEE BENEFIT PLANS

The Farmland Industries, Inc. Employee Retirement Plan (the "Plan") is a defined benefit plan in which employees whose customary employment is at the rate of at least 15 hours per week may participate. Participation in the Plan is optional prior to age 34, but mandatory thereafter. Benefits payable under the Plan are based on years of service and the employee's average compensation during the highest four of the employee's last ten years of employment.

The assets of the Plan are maintained in a trust fund. The majority of the Plan's assets are invested in common stocks, corporate bonds, United States Government bonds, short-term investment funds, private REITS and venture capital funds.

Our funding strategy is to make the maximum annual contribution to the Plan's trust fund that can be deducted for federal income tax purposes. Farmland charges pension costs as accrued based on the actuarial valuation of the plan.

Farmland adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" for the year ended August 31, 1999. Prior year disclosures have been conformed to this standard.

Components of the Company's pension cost are as follows:

                                                                                  Year Ended August 31

                                                                          1997            1998            1999

                                                                                 (Amounts in Thousands)
Service cost.......................................................    $   11,333     $    12,013     $    15,126
Interest cost......................................................        19,816          21,403          23,405
Expected return on Plan assets.....................................       (25,771)        (28,192)        (34,621)
Curtailment gain...................................................        (3,582)              0               0

Net amortization...................................................           207             207             207

Pension expense....................................................    $    2,003     $     5,431     $     4,117






The following table sets forth the Plan's funded status and amounts recognized as assets in our Consolidated Balance Sheets at August 31, 1998 and 1999. Such prepaid pension cost is based on the Plan's funded status as of May 31, 1998 and 1999.

                                                                                    AUGUST 31

                                                                          1998                      1999

                                                                             (Amounts in Thousands)
CHANGE IN PROJECTED BENEFIT OBLIGATION:
  Projected Benefit Obligation, beginning of year                 $       264,523             $       342,548
  Service Cost                                                             12,013                      15,126
  Employee Contributions                                                    5,186                       5,961
  Interest Cost                                                            21,403                      23,405
  Actuarial (Gain) Loss                                                    48,647                     (30,293)
  Benefits Paid                                                            (9,224)                    (11,760)

  Projected Benefit Obligation, end of year                        $      342,548             $       344,987



CHANGE IN FAIR VALUE OF PLAN ASSETS:


  Plan Assets at Fair Value, beginning of year                            331,822                     385,112
  Return on Plan Assets                                                    56,047                      13,052
  Company Contributions                                                     1,281                         427
  Employee Contributions                                                    5,186                       5,961
  Benefits Paid                                                            (9,224)                    (11,760)

  Plan Assets at Fair Value, end of year                           $      385,112             $       392,792



FUNDED STATUS AND PREPAID PENSION COST:
  Funded Status of the Plan, end of year                           $       42,564             $        47,805

  Unrecognized Prior Service cost                                             414                         207
  Unrecognized Net (Gain)/Loss                                              5,387                      (3,337)

  Prepaid Pension Cost, end of year                                $       48,365             $        44,675







The following rates were used when calculating service cost, interest cost, expected return on plan assets, the projected benefit obligation and the Plan's funded status.

                                                                  Year Ended August  31 ......................

                                                  1997                   1998                   1999


Discount rate.........................            8.0%                   7.25%                  7.5%

Rate of increase in future compensation
levels...............................             4.5%                   4.5%                   4.9%

Expected long-term rate of return on pla
assets...............................             8.5%                   9.0%                   9.0%




 (11)     INDUSTRY SEGMENT INFORMATION

Farmland adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" for the year ended August 31, 1999. This statement requires companies to report certain information about operating segments in their financial statements and establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Comparative information for prior years presented has been restated to conform to the requirements of SFAS 131.

Farmland conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, we operate as a farm supply cooperative. On the output side of the agricultural industry, we operate as a processing and marketing cooperative.

Our farm supply operations consist of four segments: petroleum, plant foods, crop protection and feed. Principal products of the petroleum division are refined fuels, propane, jet fuels and by-products of petroleum refining. Principal products of the plant foods division are nitrogen-based and phosphate-based plant foods. Principal products of the crop protection business are, through the Company's ownership in the WILFARM, LLC and Omnium L.L.C. joint ventures, a complete line of insecticides, herbicides and mixed chemicals. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds; feed ingredients and supplements, animal health products and livestock services.

On the output side, Farmland's operations consist of five segments: hog production, the processing and marketing of pork, the processing and marketing of beef, the origination, storage and marketing of grain domestically, and the origination, storage and marketing of grain internationally.

Other operations primarily includes: financial, management, printing and transportation services.

The operating income (loss) of each industry segment includes the revenue generated on transactions involving products within that industry segment less identifiable expenses. Corporate assets include cash, investments in other cooperatives, and certain other assets.

Following is a summary of industry segment information as of and for the years ended August 31, 1997, 1998 and 1999:

1997 (PAGE 1 OF 3)
(Amounts in Thousands)
                                                        CONSOLIDATED SEGMENTS

                                        Combined
                                        Segments            Unallocated           Consolidated

Sales and transfers                 $    9,425,548        $           -         $     9,425,548
Transfers between
   segments                               (278,041)                   -                (278,041)

Net sales                           $    9,147,507        $           -         $     9,147,507

Cost of sales                            8,580,826                    -               8,580,826


Gross income                        $      566,681        $           -         $       566,681

Selling, general and
   administrative expenses          $      320,549        $       88,829        $       409,378

Other income (expense):
   Interest expense                 $           -         $      (62,335)       $       (62,335)
   Interest income                              -                  5,352                  5,352
   Other, net                               10,211                12,275                 22,486

Total other income (expense)        $       10,211        $      (44,708)       $       (34,497)

Equity in net income
   of investees                             49,494                    57                 49,551

Minority owners' interest
   in net (income)/loss
   of subsidiaries                          (8,933)                  249                 (8,684)

Income tax (expense)                               -             (28,250)               (28,250)


Net income (loss)                   $      296,904        $     (161,481)       $       135,423



Investment in and
   advances to investees            $      168,977        $        9,017        $       177,994



Total assets                        $    2,394,678        $      250,634        $     2,645,312



Depreciation and
   amortization expense             $       80,969        $        9,382        $        90,351



Capital expenditures                $      145,229        $       16,941        $       162,170






1997 (PAGE 2 OF 3)
(Amounts in Thousands)
                                                             INPUT AND OTHER SEGMENTS

                                                                                          Other     Total Input
                                     Plant         Crop                                 Operating    and Other
                                     Foods      Protection    Petroleum       Feed        Units       Segments

Sales & transfers                $  1,267,684  $    11,634  $  1,336,940   $ 636,134   $ 153,919   $ 3,406,311
Transfers between
   segments                           (15,752)          -         (5,153)    (18,134)    (24,166)      (63,205)

Net sales                        $  1,251,932  $    11,634  $  1,331,787   $ 618,000   $ 129,753   $ 3,343,106

Cost of sales                       1,064,147       10,635     1,272,617     579,006     104,911     3,031,316


Gross income                     $    187,785  $       999  $     59,170   $  38,994   $  24,842   $   311,790

Selling, general and
   administrative expenses       $     27,612  $     1,137  $     22,904   $  32,351   $  36,405   $   120,409

Other income (expense):
   Interest expense              $         -   $        -   $         -     $     -     $     -    $        -
   Interest income                         -            -             -           -           -             -
   Other, net                           1,381          (65)          903        (416)      3,612         5,415

Total other income (expense)     $      1,381  $       (65) $        903   $    (416)  $   3,612   $     5,415

Equity in net income

   of investees                        43,269        4,986           163         399         237        49,054

Minority owners' interest
   in net (income)/loss
   of subsidiaries                        382            -            -           -          992         1,374

Income tax (expense)                       -             -           -            -           -             -


Net income (loss)                $    205,205  $     4,783  $     37,332   $   6,626   $  (6,722)  $   247,224



Investment in and
   advances to investees         $    148,634  $     9,914  $        706   $   3,185   $   3,281   $   165,720



Total assets                     $    591,638  $    20,482  $    449,754   $ 110,721   $  67,942   $ 1,240,537



Depreciation and
   amortization expense          $     15,898  $       785  $     13,901   $   4,959   $   7,695   $    43,238



Capital expenditures             $     71,488  $       102  $     22,403   $   3,035   $   9,906   $   106,934





1997 (PAGE 3 OF 3)
(Amounts in Thousands)
                                                                  OUTPUT SEGMENTS

                                     Pork                       Beef                 Grain               Total

                                  Processing    Livestock    Processing      North                      Output
                                  & Marketing   Production   & Marketing    American   International   Segments

Sales & transfers                $  1,655,893  $    61,318  $ 1,903,413   $ 2,367,447  $     31,166  $ 6,019,237
Transfers between
   segments                                -       (54,523)          -       (160,313)           -      (214,836)

Net sales                        $  1,655,893  $     6,795  $ 1,903,413   $ 2,207,134  $     31,166  $ 5,804,401

Cost of sales                       1,516,055        3,050    1,840,497     2,189,908            -     5,549,510


Gross income                     $    139,838  $     3,745  $    62,916   $    17,226  $     31,166  $   254,891

Selling, general and
   administrative expenses       $    144,625  $     1,497  $    13,474   $    17,556  $     22,988  $   200,140

Other income (expense):
   Interest expense              $         -   $        -   $        -    $        -   $         -   $        -
   Interest income                         -            -            -             -             -            -
   Other, net                             676          747        2,281         2,718        (1,626)       4,796

Total other income (expense)     $        676  $       747  $     2,281   $     2,718  $     (1,626) $     4,796

Equity in net income


1997 (PAGE 3 OF 3)
(Amounts in Thousands)
   of investees                            -           287           -            153            -           440

Minority owners' interest
   in net (income)/loss
   of subsidiaries                         -            -       (10,307)           -             -       (10,307)

Income tax (expense)                       -            -            -             -             -            -


Net income (loss)                $     (4,111) $     3,282  $    41,416   $     2,541  $      6,552  $    49,680



Investment in and
   advances to investees         $         18  $      2,618 $        -    $        621 $         -   $     3,257


Total assets                     $    354,224  $     29,818 $   277,008   $    263,403 $    229,688  $ 1,154,141



Depreciation and
   amortization expense          $     19,673  $     1,772  $    11,222   $      3,039  $     1,935  $    37,641



Capital expenditures             $     16,475  $     3,439  $    15,735   $     1,696   $       950  $    38,295






1998 (PAGE 1 OF 3)
(Amounts in Thousands)
                                                       CONSOLIDATED SEGMENTS

                                       Combined
                                       Segments            Unallocated           Consolidated

Sales & transfers                  $      8,985,984      $           -         $     8,985,984
Transfers between
   segments                                (210,938)                 -                (210,938)

Net sales                          $      8,775,046      $           -         $     8,775,046

Cost of sales                             8,299,505                  -               8,299,505


Gross income                       $        475,541      $           -         $       475,541

Selling, general and
   administrative expenses         $        335,677      $       96,322        $       431,999

Other income (expense):
   Interest expense                $             -       $      (73,645)       $       (73,645)
   Interest income                               -                5,463                  5,436
   Other, net                                 6,806              23,459                 30,265

Total other income (expense)       $          6,806      $      (44,750)       $       (37,944)

Equity in income/(loss)
   of investees                              53,010               3,424                 56,434

Minority owners' interest
   in net (income)/loss
   of subsidiaries                           (7,202)                197                 (7,005)

Income tax benefit                               -                3,743                  3,743


Net income (loss)                  $        192,478      $     (133,708)       $        58,770



Investment in and
   advances to investees           $        183,614      $       12,492        $       196,106



        Total assets               $      2,579,039      $      295,579        $     2,874,618



Depreciation and
   amortization expense            $         86,218      $       15,615        $       101,833



Capital expenditures               $        150,579      $        3,650        $       154,229






1998 (PAGE 2 OF 3)
(Amounts in Thousands)
                                                             INPUT AND OTHER SEGMENTS

                                                                                          Other     Total Input
                                     Plant         Crop                                 Operating    and Other
                                     Foods      Protection    Petroleum       Feed        Units       Segments

Sales & transfers                $  1,161,940  $       299  $  1,141,090   $ 570,622   $ 163,761   $ 3,037,712
Transfers between
   segments                            (4,396)          -         (4,162)    (20,890)    (27,304)      (56,752)

Net sales                        $  1,157,544  $       299  $  1,136,928   $ 549,732   $ 136,457   $ 2,980,960

Cost of sales                       1,081,397          243     1,114,081     509,418     103,869     2,809,008


Gross income                     $     76,147  $        56  $     22,847   $  40,314   $  32,588   $   171,952

Selling, general and
   administrative expenses       $     28,188  $        31  $     22,485   $  31,132   $  37,449   $   119,285

Other income (expense):
   Interest expense              $         -   $        -   $         -    $      -    $      -    $        -
   Interest income                         -            -             -           -           -             -
   Other, net                           1,978           (9)        1,938         272       2,997         7,176

Total other income (expense)     $      1,978  $        (9) $      1,938   $     272   $   2,997   $     7,176

Equity in net income/(loss)
   of investees                        42,768        7,199           260       1,123         566        51,916

Minority owners' interest
   in net (income)/loss
   of subsidiaries                        281           -             -           -          687           968

Income tax benefit                         -            -             -           -           -             -


Net income (loss)                $     92,986  $     7,215  $      2,560   $  10,577   $    (611)  $   112,727



Investment in and
   advances to investees         $    140,212  $    13,264  $      1,087   $   7,308   $   4,862   $   166,733



Total assets                     $    631,887  $    23,027  $    433,117   $  98,555   $ 222,099   $ 1,408,685



Depreciation and
   amortization expense          $     22,215  $        57  $     14,609   $   4,500   $   6,529   $    47,910



Capital expenditures             $     25,761  $       311  $     26,172   $   5,627   $  47,866   $   105,737






1998 (PAGE 3 OF 3)
(Amounts in Thousands)
                                                                  OUTPUT SEGMENTS

                                     Pork                       Beef                 Grain               Total

                                    Processing  Livestock      Processing    North                      Output
                                   & Marketing   Production   & Marketing   American   International   Segments

Sales & transfers                $ 1,510,677   $    63,371  $ 2,135,476   $ 2,175,261  $    63,487   $ 5,948,272
Transfers between
   segments                               -        (53,184)          -       (101,002)          -       (154,186)

Net sales                        $ 1,510,677   $    10,187  $ 2,135,476   $ 2,074,259  $    63,487   $ 5,794,086

Cost of sales                      1,339,263        17,323    2,081,585     2,052,326            -     5,490,497


Gross income                     $   171,414   $    (7,136) $    53,891   $    21,933  $    63,487   $   303,589

Selling, general and
   administrative expenses       $   144,804   $     2,172  $    15,292   $    19,375  $    34,749   $   216,392

Other income (expense):
   Interest expense              $        -    $        -   $        -    $        -   $        -    $        -
   Interest income                        -             -            -             -            -             -
   Other, net                          2,230           660       (4,934)        2,655         (981)         (370)

Total other income (expense)     $     2,230   $       660  $    (4,934)  $     2,655  $      (981)  $      (370)

Equity in net income/(loss)

   of investees                           -            477       (1,569)        2,186           -          1,094

Minority owners' interest
   in net (income)/loss
   of subsidiaries                        -             -        (8,170)           -            -         (8,170)

Income tax benefit                        -             -             -            -            -             -


Net income (loss)                $    28,840   $    (8,171) $    23,926   $     7,399  $    27,757   $    79,751



Investment in and
   advances to investees         $        -    $     3,496  $        -    $    13,385  $        -    $    16,881



Total assets                     $   330,999   $    33,343  $   273,503   $   297,050  $   235,459   $ 1,170,354



Depreciation and
   amortization expense          $    19,386   $     1,231  $    12,608   $     3,065  $     2,018   $    38,308



Capital expenditures             $    19,166   $     3,068  $    18,680   $     3,601  $       327   $    44,842




1999 (PAGE 1 OF 3)
(Amounts in Thousands)
                                                       CONSOLIDATED SEGMENTS

                                       Combined
                                       Segments            Unallocated           Consolidated

Sales & transfers                  $    11,038,775       $            -        $     11,038,775
Transfers between
   segments                               (329,702)                   -                (329,702)

Net sales                          $    10,709,073       $            -        $     10,709,073

Cost of sales                           10,231,081                    -              10,231,081


Gross income                       $       477,992       $            -        $        477,992

Selling, general and
   administrative expenses                 358,412               122,427                480,839

Other income (expense):
   Interest expense                             -                (90,773)               (90,773)
   Interest income                              -                  8,337                  8,337
   Other, net                               29,971                13,351                 43,322

Total other income (expense)       $        29,971       $       (69,085)      $        (39,114)

Equity in income/(loss)
   of investees                             62,272                 3,238                 65,510

Minority owners' interest
   in net (income)/loss
   of subsidiaries                         (18,010)                  283                (17,727)

Income tax benefit                              -                  8,043                  8,043


Net income (loss)                  $       193,813       $      (179,948)      $         13,865



Investment in and
   advances to investees           $       193,143       $        11,904       $        205,047



        Total assets               $     2,855,640       $       402,009       $      3,257,649



Depreciation and
   amortization expense            $        93,284       $        15,900       $        109,184



Capital expenditures               $       114,986       $         6,198       $        121,184





1999 (PAGE 2 OF 3)
(Amounts in Thousands)
                                                             INPUT AND OTHER SEGMENTS

                                                                                          Other     Total Input
                                     Plant         Crop                                 Operating    and Other
                                     Foods      Protection    Petroleum       Feed        Units       Segments

Sales & transfers                $  1,009,019  $       247  $    954,220   $ 599,208   $ 284,756   $  2,847,450
Transfers between
   segments                            (6,735)          -            (48)    (23,661)    (30,837)       (61,281)

Net sales                        $  1,002,284  $       247  $    954,172   $ 575,547   $ 253,919   $  2,786,169

Cost of sales                       1,004,267          174       918,186     530,246     216,879      2,669,752


Gross income                     $     (1,983) $        73  $     35,986   $  45,301   $  37,040   $    116,417

Selling, general and
   administrative expenses       $     30,085  $         4  $     20,553   $  30,774   $  42,527   $    123,943

Other income (expense):
   Interest expense              $         -   $        -   $         -    $      -    $      -    $         -
   Interest income                         -            -             -           -           -              -
   Other, net                          18,166          242         2,726         355       7,465         28,954

Total other income (expense)     $     18,166  $       242  $      2,726   $     355   $   7,465   $     28,954

Equity in net income/(loss)

   of investees                        46,374        7,682         2,366         906         229         57,557

Minority owners' interest
   in net (income)/loss
   of subsidiaries                        167           -             -         (504)        498            161

Income tax benefit                         -            -             -           -           -              -


Net income (loss)                $     32,639  $     7,993  $     20,525   $  15,284   $   2,705   $     79,146



Investment in and
   advances to investees         $    146,501  $    16,310  $      4,383   $   7,771   $   6,658   $    181,623



Total assets                     $    651,650  $    26,287  $    491,018   $ 121,380   $  99,101   $  1,389,436



Depreciation and
   amortization expense          $     23,432  $        66  $     16,039   $   4,844   $   9,662   $     54,043



Capital expenditures             $      6,683  $         6  $     26,841   $   4,970   $  11,758   $     50,258






1999 (PAGE 3 OF 3)
(Amounts in Thousands)
                                                                 OUTPUT SEGMENTS

                                   Pork                       Beef                 Grain                Total

                                  Processing  Livestock      Processing     North                       Output
                                 & Marketing   Production   & Marketing   American     International   Segments

Sales & transfers              $ 1,380,297   $    64,156  $  2,358,500  $ 2,411,788   $  1,976,584   $ 8,191,325
Transfers between
   segments                              -       (47,237)           -      (221,184)            -       (268,421)

Net sales                      $ 1,380,297   $    16,919  $  2,358,500  $ 2,190,604   $  1,976,584   $ 7,922,904

Cost of sales                    1,175,938        38,332     2,273,251    2,159,466      1,914,342     7,561,329


Gross income                   $   204,359   $   (21,413) $     85,249  $    31,138   $     62,242   $   361,575

Selling, general and
   administrative expenses     $   157,419   $     3,061  $     17,750  $    20,415   $     35,824   $   234,469

Other income (expense):
   Interest expense            $        -    $        -   $         -   $        -    $         -    $        -
   Interest income                      -             -             -            -              -             -
   Other, net                          899             1           914          580         (1,377)        1,017

Total other income (expense)   $       899   $         1  $        914  $       580   $     (1,377)  $     1,017

Equity in net income/(loss)


1999 (PAGE 3 OF 3)
(Amounts in Thousands)
   of investees                         15          (336)        1,191        3,845             -          4,715

Minority owners' interest
   in net (income)/loss
   of subsidiaries                      -             (4)      (18,167)          -              -        (18,171)

Income tax benefit                      -             -             -            -              -             -


Net income (loss)              $    47,854   $   (24,813) $     51,437  $    15,148   $     25,041   $   114,667



Investment in and
   advances to investees       $       266   $     5,890  $         -   $     5,364   $         -    $    11,520



Total assets                   $   344,979   $    41,614  $    296,039  $   470,301   $    313,271   $ 1,466,204



Depreciation and
   amortization expense        $    19,576   $       829  $     13,497  $     4,588   $        751   $    39,241



Capital expenditures           $    18,169   $     4,929  $     21,027  $    11,891   $      8,712   $    64,728






  Substantially all of Farmland's long-lived assets are located in the United States. Sales by country, determined by customer location, were as follows:

                                                            Year Ended August 31

                                                 1997                1998                1999

                                                           (Amounts in Thousands)
United States........................        $   7,784,212       $   7,474,758       $   7,520,565
Mexico...............................              441,384             472,955             570,959
Japan................................              158,694             157,022             220,763
Other................................              763,217             670,311           2,396,786

Total................................        $   9,147,507       $   8,775,046       $  10,709,073






(12) SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

Farmland extends credit to its customers on terms generally no more favorable than standard terms of sale for the industries it serves. A substantial portion of our receivables are concentrated in the agricultural industry. Collection of these receivables may be dependent upon economic returns from farm crop and livestock production. A significant amount of trade receivables are with customers located in foreign countries. Although Farmland does not currently foresee a credit risk associated with these receivables, repayment is dependent upon the financial stability of those countries' national economies. Farmland has counterparty performance risk on forward contracts we have entered into with producers and local cooperatives. In the past, Farmland has not had significant problems with non-performance on these contracts and we do not anticipate having significant non-performance problems in the future. However, the risk of non-performance always exists and such risk may change as the agricultural economy changes. Our credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts.

Farmland enters into interest rate swap agreements, natural gas/financial swap agreements, and foreign currency exchanges with financial institutions. We continually monitor our positions with, and the credit quality of, the financial institutions which are counterparties to our financial instruments and we do not anticipate non-performance by counterparties.

Farmland maintains investments in and advances to cooperatives, cooperative banks and joint ventures from which it purchases products or services. A substantial portion of the business of these investees is dependent upon the agribusiness economic sector. See Note 3.


(13)DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimates of fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could affect the estimates. Except for our investments in other cooperatives, the fair market value of all financial instruments held by Farmland approximates the carrying value of these instruments.

Investments in the equities of other cooperatives which have been purchased are carried at cost and equities received as patronage refunds are carried at par value, less provisions for other than temporary impairment. Management believes it is not practicable to estimate the fair value of these equities because there is no established market for these equities and estimated future cash flows, which are largely dependent on the future equity redemption policy of each cooperative, are not determinable. At August 31, 1998 and 1999, the carrying value of our investments in other cooperatives' equities totaled $43.7 million and $53.4 million, respectively.

For all other financial instrument assets, the fair value has been estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimated fair value of the fixed rate financial instrument liabilities was calculated using a discount rate equal to the interest rate on financial instruments with similar maturities currently offered for sale by Farmland. The estimated fair value of our variable rate financial instruments approximates the carrying value.


(14) RELATED PARTY TRANSACTIONS

Farmland has a 50% interest in two manufacturers of phosphate products and a manufacturer of nitrogen products, Farmland Hydro, L.P., SF Phosphates Limited Company and Farmland MissChem Limited, a 50% interest in a distributor of crop protection products, WILFARM, LLC, a 50% interest in a manufacturer and distributor of crop protection products, Omnium, LLC and a 50% interest in OneSystem Group, LLC, which is an information technology service.

During 1997, 1998 and 1999, Farmland purchased $131.9 million, $231.5 million and $224.1 million, respectively, of products and services from these ventures. Farmland had accounts payable of $5.9 million and $14.6 million due to these ventures at August 31, 1998 and 1999, respectively, and a note payable due to a venture of $17.1 million and $12.6 million at August 31, 1998 and 1999, respectively. Accounts receivable owed to us at August 31, 1998 and 1999 totaled $22.3 million and $6.2 million, respectively. Notes receivable due from these ventures totaled $35.0 million and $35.4 million at August 31, 1998 and 1999, respectively.


(15) OTHER INCOME

During 1999, Farmland realized $10.3 million of gain resulting from the favorable settlement of various lawsuits involving natural gas pricing, crude oil supply, and environmental recoveries. Farmland also sold its investment in its Florida phosphate reserves resulting in a gain of approximately $7.7 million before income taxes. In connection with the temporary shutdown of the Lawrence fertilizer production facility, Farmland realized a $4.1 million gain on futures positions closed as a result of anticipated natural gas purchases which will not occur.

During 1998, we sold: (1) an approximate 3.8% interest in Farmland National Beef, resulting in a gain before income taxes of $7.2 million; and (2) all of our interest in Cooperative Services Company, formerly a wholly-owned subsidiary, resulting in a gain before income taxes of $2.2 million.


(16) SUBSEQUENT EVENTS

During September, the Boards of Directors of Farmland and Cenex Harvest States separately approved the terms of a unification. Both cooperatives have scheduled a November 23, 1999, member vote regarding the unification. If members approve, the unification is scheduled to occur March 1, 2000. The unified entity will be named United Country Brands.

During September, 1999, Land O'Lakes, Inc., Farmland and Cenex Harvest States announced their intent to form a marketing venture which will distribute crop production and crop protection products. The venture anticipates beginning operations early in calendar year 2000.



   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

   None.

                  DIRECTORS AND EXECUTIVE OFFICERS OF FARMLAND

The directors of Farmland are as follows:
                                                               Total Years
                                                  Expiration ofof Service
                          Age as of    Positions  Present Term  as Board
                         August 31,    Held With       as        Member
                             1999      Farmland     Director

          Name
                                                                         Business Experience During Last Five Years

Albert J. Shivley           56     Chairman of the    2001        15     General Manager--American Pride Co-op
                                        Board                            Association, Brighton, Colorado, a local
                                                                         cooperative association of farmers and
                                                                         ranchers.
Jody Bezner                 58      Vice Chairman     2000         8     Producer--Texline, Texas.  Mr. Bezner
                                      and Vice                           serves as President of Dalhart Consumers
                                      President                          Fuel Association, Inc., Board of
                                                                         Directors, Dalhart, Texas, a local
                                                                         cooperative association of farmers and
                                                                         ranchers.
Lyman Adams, Jr.            48                        2001         7     General Manager--Cooperative Grain and
                                                                         Supply, Hillsboro, Kansas, a local
                                                                         cooperative association of farmers and
                                                                         ranchers.
Ronald J. Amundson          55                        2000        11     General Manager--Central Iowa Cooperative,
                                                                         Jewell, Iowa, a local cooperative
                                                                         association of farmers and ranchers.
Baxter Ankerstjerne         63                        2002         9     Producer--Peterson, Iowa.
                                                                         From 1988 to 1997, Mr. Ankerstjerne served
                                                                         as Chairman of the Board of Directors of

                                                                         Farmers Cooperative Association, Marathon,
                                                                         Iowa.
Steven Erdman               49                        2001         7     Producer--Bayard, Nebraska.
                                                                         Mr. Erdman serves as Secretary, Panhandle
                                                                         Co-op, Scottsbluff, Nebraska, a local
                                                                         cooperative association of farmers and
                                                                         ranchers.
Harry Fehrenbacher          51                        2002         3     Producer--Newton, Illinois.
                                                                         Mr. Fehrenbacher serves as President of
                                                                         the Board of Directors of Effingham
                                                                         Equity, Effingham, Illinois, a local
                                                                         cooperative association of farmers and
                                                                         ranchers.
Martie Floyd                51                        2000         2     Producer--Johnson, Kansas.  Mr. Floyd
                                                                         serves as Secretary of the Board of
                                                                         Directors of Johnson Cooperative Grain Co,
                                                                         Inc., Johnson, Kansas, a local cooperative
                                                                         association of farmers and ranchers.
Don Gales                   37                        2002         *     General Manager--South Dakota Wheat
                                                                         Growers, Aberdeen South Dakota a local
                                                                         cooperative association of farmers and
                                                                         ranchers.
Warren Gerdes               51                        2001         6     General Manager--Farmers Cooperative
                                                                         Elevator Company, Buffalo Lake, Minnesota,
                                                                         a local cooperative association of farmers
                                                                         and ranchers.

Thomas H. Gist              64                        2002         1     Producer--Marianna, Ark.  Mr. Gist serves
                                                                         as Secretary of the Board of Directors of
                                                                         Tri-County Farmers Association of
                                                                         Brinkley, Ark., a local cooperative
                                                                         association of farmers and ranchers.
Ben Griffith                50                        2001        10     General Manager--Central Cooperatives,
                                                                         Inc., Pleasant Hill, Missouri, a local
                                                                         cooperative association of farmers and
                                                                         ranchers.
Gail D. Hall                57                        2000        11     Retired--Mr. Hall is the former General
                                                                         Manager of the Lexington Cooperative Oil
                                                                         Company, Lexington, Nebraska, a local
                                                                         cooperative association of farmers and
                                                                         ranchers.
Barry Jensen                54                        2002         9     Producer--White River, South Dakota.
                                                                         Mr. Jensen serves as a Director of Dakota
                                                                         Pride Cooperative, Winner, South Dakota, a
                                                                         local cooperative association of farmers
                                                                         and ranchers.
Ron Jurgens                 61                        2001         4     General Manager-Agri Co-op, Holdrege,
                                                                         Nebraska, a local cooperative association
                                                                         of farmers and ranchers.
William F. Kuhlman          50                        2002         3     Producer--Oakley, Kansas.  Mr. Kuhlman
                                                                         serves on the Boards of Directors of
                                                                         Kansas Retail Venture Group.  Formerly, he
                                                                         was President and CEO of Cooperative
                                                                         Agricultural Services, Inc., Oakley,
                                                                         Kansas and General Manager of Menlo-
                                                                         Rexford Cooperative, local cooperative
                                                                         associations of farmers and ranchers.
Greg Pfenning               50                        2000         7     Producer--Hobart, Oklahoma.  Mr. Pfenning
                                                                         formerly served as a Director of The

                                                                         Farmers Cooperative Association, Hobart
                                                                         Oklahoma, a local cooperative association
                                                                         of farmers and ranchers.
Monte Romohr                46                        2002         9     Producer--Gresham, Nebraska Mr. Romohr
                                                                         serves as a Director of Farmers Co-op
                                                                         Business Association, Shelby, Nebraska, a
                                                                         local cooperative association of farmers
                                                                         and ranchers.
Joe Royster                 47                        2002         6     General Manager--Dacoma Farmers
                                                                         Cooperative, Inc., Dacoma, Oklahoma, a
                                                                         local cooperative association of farmers
                                                                         and ranchers.
E. Kent Stamper             53                        2002         3     Producer--Plainville, Kansas.  Mr. Stamper
                                                                         serves as Director and Vice President of
                                                                         the Board of Directors of Midland
                                                                         Marketing Coop, Hays, Kansas, a local
                                                                         cooperative association of farmers and
                                                                         ranchers.  He is a member of the Director
                                                                         Development Committee of the Kansas
                                                                         Cooperative Council.
Eli F. Vaughn               50                        2000         2     General Manager--Farmers Cooperative
                                                                         Company, Afton, Iowa, a local cooperative
                                                                         association of farmers and ranchers.
Frank Wilson                51                        2001         4     General Manager-Elkhart Farmers Co-op
                                                                         Association, Elkhart, Texas, a local
                                                                         cooperative association of farmers and
                                                                         ranchers.
  * Elected to the Board of Directors December 9, 1999


Directors are elected for a term of three years by the shareholders of Farmland at its annual meeting. The expiration dates for such three-year terms are sequenced so that about one-third of the Board of Directors is elected each year. The executive committee consists of Ronald Amundson, Lyman Adams, Jody Bezner, Monte Romohr, Albert Shivley and H. D. Cleberg. With the exception of
H. D. Cleberg, President and Chief Executive Officer, members of the executive committee serve as chairmen of standing committees of the Board of Directors as follows: Ron Jurgens, corporate responsibility committee; Ben Griffith, audit committee; Jody Bezner, compensation committee; Monte Romohr, finance committee; and Albert Shivley, governance committee.

The executive officers of Farmland are as follows:


                   Age as of
                   August 31,
Name                  1999             Principal Occupation and Other Positions

H. D. Cleberg           60   President and Chief Executive Officer--Mr. Cleberg has been with Farmland since
                               1968.  He was appointed to his present position effective April 1991.  Prior to
                               April 1991 Mr. Cleberg held senior leadership positions in Farmland's input and output businesses and in corporate areas responsible for transportation and logistics, sales, marketing and research.
R. W. Honse             56   Executive Vice President and Chief Operating Officer--Mr. Honse has been with
                               Farmland since 1973.  He was appointed to his present position in February 1999.
                               From September 1995 to February 1999, he served as Executive Vice President and
                               Chief Operating Officer, Ag Input Businesses.  From January 1992 to September
                               1995, he served as Executive Vice President, Agricultural Inputs Operations.
J. F. Berardi           56   Executive Vice President and President Grain and Grain Processing--Mr. Berardi
                               joined Farmland in March 1992 as Executive Vice President and Chief Financial
                               Officer and served in that position until July 1996.  From July 1996 until
                               September 1999, he served as Executive Vice President, President Grain and Grain
                               Processing.
T. M. Campbell          49   Executive Vice President and Chief Financial Officer--Mr. Campbell joined Farmland in August 1992, serving as Vice President and Treasurer.  He was appointed to his present position in August 1996.
G. E. Evans             55   Executive Vice President and Chief Operating Officer, Refrigerated Foods and
                               Livestock Production Group--Mr. Evans resigned from Farmland effective January,
                               2000.  Mr. Evans had served as Executive Vice President and Chief Operating
                               Officer, Refrigerated Foods and Livestock Production Group since July 1997. He held the same position in the Meat and Livestock Businesses from September 1995 until July 1997.  From January 1992 to September 1995 he served as Senior Vice

                               President, Agricultural Production Marketing/Processing.
B. L. Sanders           58   Senior Vice President and Corporate Secretary--Dr. Sanders had been with Farmland since 1968.  He was appointed to his present position in September 1991.  From
                               April 1990 to September 1991 he served as Vice President, Strategic Planning and
                               Development.
S. A. Riemann           48   Executive Vice President and President, Crop Production Group--Mr. Riemann joined
                               Farmland in March 1974.  He was appointed to his present position in May 1999.
K. G. Nunn              42   Vice President and Chief Information Officer Farmland Industries; President and
                               Chief Executive Officer OneSystem Group, LLC--Mr. Nunn joined Farmland in 1990.
                               He was appointed to his present position in 1995. He has served as President and
                               CEO of OneSystem Group, LLC since its formation in 1997.
R. B. Terry             43   Vice President and General Counsel--Mr. Terry has been with Farmland since September
                               1989.  He was appointed to his present position in 1993.



                             EXECUTIVE COMPENSATION

The following table sets forth the annual compensation awarded to, earned by, or paid to the Chief Executive Officer and Farmland's next four most highly compensated executive officers for services rendered to Farmland in all capacities during 1997, 1998 and 1999.

                                                                          Compensation Under

                                                                      Employee        Long-Term
                                         Year                         Variable        Management
                                        Ending       Annual         Compensation  Compensation Plan
Name and Principal Position           August 31      Salary             Plan

H. D. Cleberg,                          1997      $     540,292    $     469,954  $       514,999
President and                           1998      $     578,878    $     213,564  $       400,436
Chief Executive Officer                 1999      $     623,814    $         -0-  $           -0-

R. W. Honse,                            1997      $     322,125    $     245,352  $       257,499
Executive Vice President and            1998      $     347,328    $     110,144  $       200,218
Chief Operating Officer                 1999      $     426,224    $         -0-  $           -0-

G. E. Evans,                            1997      $     317,568    $     245,352  $       257,499
Executive Vice President and            1998      $     333,456    $     110,144  $       200,218
Chief Operating Officer                 1999      $     348,456    $         -0-  $           -0-
Refrigerated Foods and
Livestock Production Group

J. F. Berardi,                          1997      $     286,814    $     245,352  $       243,194
Executive Vice President and            1998      $     326,016    $     110,144  $       200,218
Chief Operating Officer,                1999      $     340,680    $         -0-  $           -0-
Grain and Grain Group

S. A. Riemann                           1997      $     231,240    $     165,044  $       171,666
Executive Vice President and            1998      $     246,264    $      61,781  $       133,479
President, Crop Production Group        1999      $     261,314    $         -0-  $           -0-




An Annual Employee Variable Compensation Plan, a Management Long-Term Incentive Plan and an Executive Deferred Compensation Plan
have been established by Farmland to meet competitive salary programs and to provide a method of compensation which is based on
Farmland's performance.



Under the Annual Employee Variable Compensation Plan, all regular salaried employees' total compensation is based on a combination of base and variable pay. Variable compensation is dependent upon the employee's position, the performance of Farmland for the fiscal year and/or the selected performance criteria of the operating unit where the individual is employed. Variable compensation is awarded only in years that Farmland achieves a threshold performance level and is subject to approval each year by the Board of Directors. We intend for our total compensation (base plus variable) to be competitive, recognizing that in the event Farmland fails to achieve a predetermined threshold level of performance, the base pay alone will place the employees well under market rates. This system of compensation allows us to keep our fixed cost base salaries lower.

Under the Management Long-Term Incentive Plan, selected management employees are paid cash incentive amounts determined by a formula which takes into account the position held and Farmland's aggregate income over periods specified in the plan. Periods covered by the Management Long-Term Incentive Plan are: 1998 through 2000 ("2000 Plan"), 1999 through 2001 ("2001 Plan") and
2000 through 2002 ("2002 Plan"). For each plan, if the aggregate income is less than the Threshold or if the sum of the cash returned to members as patronage refunds, redemptions under the base capital plan, estate settlement plans and special allocated equity redemptions is less than the amount specified in the respective Plan, subject to the following paragraph, no payment will occur with respect to such Plan.

The Board of Directors may, in its sole discretion, amend or discontinue, adjust or cancel any award otherwise payable under the Management Long-Term Incentive Plan, should Farmland incur a loss in the final year of any plan. In addition, the Board of Directors may impact the payout amount of a plan by approving for inclusion or exclusion in the calculation of plan income the gains or losses from nonrecurring transactions during a plan period.

Subject to the preceding paragraph, if aggregate income equals or exceeds the Threshold and the cash returned to members equals or exceeds the specified amounts, then .83% of aggregate income of the three year plan period is made available to pay incentive awards. Of the amount made available to pay incentives, Messrs. Cleberg, Honse, Evans, Berardi and Riemann will receive at least the following percentages:

                            2000 Plan            2001 Plan           2002 Plan

H. D. Cleberg                11.2%              11.2%                 11.2%
R. W. Honse                   7.2%               7.9%                  8.4%
G. E. Evans                   5.6%               5.6%                  5.6%
J. F. Berardi                 5.6%               5.6%                  5.6%
S. A. Riemann                 3.7%               3.7%                  3.7%


The percentages above may be adjusted if a significant change in the officer's responsibilities occurs during a plan period. In general, a participant must be an active employee of Farmland at the end of a Plan in order to receive payment of the award.



Under the 2000 Plan, the 2001 Plan and the 2002 Plan, certain management employees, including those executives set forth below, may be eligible for future awards, contingent on satisfying the terms and conditions of the Plan as set forth above.

                                                                    Estimated Future Payouts Under Non-Stock
       (A)                 (B)                    (C)                           Price Based Plans

                    Number of Shares,    Performance or Other
                     Units or Other     Period Until Maturation        (D)               (E)             (F)
       Name            Rights (1)              or Payout            Threshold        Target (2)      Maximum (2)

                                                                             (Amounts in Thousands)
H. D. Cleberg                                 1998 - 2000        $   463
                                              1999 - 2001            460
                                              2000 - 2002            376

R. W. Honse                                   1998 - 2000        $   296
                                              1999 - 2001            326
                                              2000 - 2002            282

G. E. Evans                                   1998 - 2000        $   232
                                              1999 - 2001            230
                                              2000 - 2002            188

J. F. Berardi                                 1998 - 2000        $   232
                                              1999 - 2001            230
                                              2000 - 2002            188

S. A. Riemann                                 1998 - 2000        $   153
                                              1999 - 2001            152
                                              2000 - 2002            124

(1) Rights in the incentive pool are expressed as a minimum percentage of the total pool.

(2) The Plan does not specify a target or maximum payment. Payouts are only made when income over the three year plan period reaches the threshold amount, and then the amount available for payment is a fixed percentage of total income.
     <
/TABLE>


Our Executive Deferred Compensation Plan permits executive employees to defer part of their base salary and/or part or all of their compensation under the Employee Variable Compensation Plan and Long-Term Management Incentive Plan.
The amount to be deferred and the period for deferral is specified by an election made semi-annually. Payments of deferred amounts shall begin at the earlier of the end of the specified deferral period, retirement, disability or death. The employee's deferred account balance is credited annually with interest at the highest rate of interest paid by Farmland on any Subordinated
Debenture Bond sold during the year. Payment of an employee's account balance shall, at the employee's election, be a lump sum or in ten annual installments.
Amounts deferred pursuant to the plan for the accounts of the named individuals during the years 1997, 1998 and 1999 are included in the cash compensation table.

Farmland established the Farmland Industries, Inc. Employee Retirement Plan
(the "Retirement Plan") in 1986. Generally, employees whose customary employment is at the rate of at least 15 hours per week may participate in the Retirement Plan. Participation in the Retirement Plan is optional prior to age 34, but mandatory thereafter. Approximately 7,945 active and 9,300 inactive employees were participants in the Retirement Plan on August 31, 1999. The Retirement Plan is funded by employer and employee contributions to provide lifetime retirement income at normal retirement age
62, or a reduced income beginning as early as age 55. The Retirement Plan also contains provisions for death and disability benefits. The Retirement
Plan has been determined qualified under the Internal Revenue Code.  The
Retirement Plan is administered by a committee appointed by the Board of Directors and all funds are held by a bank trustee in accordance with the terms of the trust agreement. Farmland's funding strategy is to make the maximum annual contributions to the Retirement Plan's trust fund that can be deducted for federal income tax purposes. Farmland made contributions to the Retirement Plan of $12.2 million for 1997, $-0- million for 1998, and $ 1.7 million for 1999.

Payments to participants in the Retirement Plan are based upon length of participation and compensation reported for the four highest of the last ten years of employment. Compensation for this purpose includes base salary and compensation earned under the Annual Employee Variable Compensation Plan discussed above. However, at the present time, the maximum compensation per participant which may be covered by a qualified pension plan is limited to $160,000 annually and the maximum retirement benefit which may be paid by such plan is limited to $130,000 annually by the Internal Revenue Code ("IRC").

We have established a Supplemental Executive Retirement Plan ("SERP").  The
SERP is intended to restore 100% of the employer provided retirement benefit of executive participants in the Retirement Plan whose retirement benefit is reduced because of the limitation of the IRC on the amount of annual salary which can be included in the computation of retirement income or the amount of annual retirement benefit which may be paid by a qualified retirement plan.

The following table sets forth, for compensation levels up to $160,000, the estimated annual benefits payable at age 62 for members of the Retirement
Plan. These benefits are not reduced to take into account Social Security payments. The following table also sets forth, for compensation levels exceeding $160,000, an estimate of the combined annual benefits payable under the Retirement Plan and SERP.



      Final Averag                                               Years of Service

       Wage                    15                      20                    25                    30                   35

 <s
            100,000       $        26,250       $        35,000       $        43,750       $        52,500       $        61,250
            125,000                32,813                43,750                54,688                65,625                76,563
            150,000                39,375                52,500                65,625                78,750                91,875
            200,000                50,728                67,638                84,547               101,456               118,366
            250,000                61,884                82,513               103,141               123,769               144,397
            300,000                73,041                97,388               121,734               146,081               170,428
            350,000                84,197               112,263               140,328               168,394               196,459
            400,000                95,353               127,138               158,922               190,706               222,491
            450,000               106,509               142,013               177,516               213,019               248,522
            500,000               117,666               156,888               196,109               235,331               274,553
            600,000               139,978               186,638               233,297               279,956               326,616
            700,000               162,291               216,388               270,484               324,581               378,678
            800,000               184,603               246,138               307,672               369,206               430,741
            900,000               206,916               275,888               344,859               413,831               482,803
          1,000,000               229,228               305,638               382,047               458,456               534,866
          1,100,000               251,541               335,388               419,234               503,081               586,928
          1,200,000               273,853               365,138               456,422               547,706               638,991
          1,300,000               296,166               394,888               493,609               592,331               691,053
          1,400,000               318,478               424,638               530,797               636,956               691,053
          1,500,000               340,791               454,388               567,984               681,581               795,178



The following table sets forth the credited years of service for certain of Farmland's executive officers at August 31, 1999.

                  Name                   Years of Creditable Service

                 H. D. Cleberg                       34
                 R. W. Honse                         25
                 G. E. Evans                         25
                 J. F. Berardi                        7
                 S. A. Riemann                       23



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the compensation committee during 1999: Messrs. Jody Bezner, Tom Gist, Harry Fehrenbacher, Barry Jensen and Joe Royster. Except for Mr. Bezner, who has served as Vice Chairman and Vice President of the Board of Farmland from December 1997 to the current date, none of the above is either currently or formerly an officer or employee of Farmland or any of its subsidiaries.

No executive officer of Farmland:

  . served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity that had an executive officer who also served on the compensation committee of Farmland,
  . served as a director of another entity that had an executive officer who also served on the compensation committee of Farmland, or
  . served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity that had an executive officer who also served as a director of Farmland.


COMPENSATION OF DIRECTORS

We pay annual retainers of $30,000 to the Chairman; $25,000 to each member of the Executive Committee, other than the Chairman and President; and $20,000 to all other directors. In addition, directors' compensation includes payment of three hundred dollars ($300.00) per day of Farmland business (including, for example, board and committee meetings and other similar activities), plus reimbursement of necessary expenses incurred in connection with their official duties.



          EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Farmland's equity consists of preferred shares, common shares, associate member common shares and capital credits. Only the common shares have voting rights.

At August 31, 1999, no person was known by Farmland to be the beneficial owner of more than five percent of Farmland's common shares.

At August 31, 1999, the directors and executive officers of Farmland, neither individually nor as a group, beneficially owned in excess of one percent of any class of Farmland's equity.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Farmland transacts business in the ordinary course with its directors and with its local cooperative members with which the directors are associated on terms no more favorable than those available to its other members.



                                 LEGAL MATTERS

Robert B. Terry, Vice President and General Counsel of Farmland, has given an opinion upon the legality of the Offered Debt Securities.


                                    EXPERTS

The Consolidated Financial Statements of Farmland as of August 31, 1998 and 1999 and for each of the years in the three-year period ended August 31, 1999 included in this prospectus, have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing on page 166 of this prospectus and upon the authority of such firm as experts in accounting and auditing.


                       QUALIFIED INDEPENDENT UNDERWRITER

Interstate/Johnson Lane Corporation, a member of the NASD, has participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this prospectus. See "Plan of Distribution", beginning on page 21, regarding the exception from pricing by the qualified independent underwriter.


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses (excluding commissions) to be incurred in connection with the issuance and distribution of the securities to be offered are estimated as follows and will be borne by the Company:

                                     Estimated
Item                                 Expense

Federal and state registration fees  $  90,000
 ..................................
State taxes and fees..............       7,000
Printing and engraving............     161,000
Accounting and legal..............      20,000
Trustee fee.......................      32,000
Advertising and administration....   1,328,000

                                     $1,638,000



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 6002(b) of Chapter 17 of the Kansas Statutes (1987), permits the following provision to be included in the articles of incorporation of the
Company: a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders, policyholders or members for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, policyholders or members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under the provision of K.S.A. 17-6424 and amendments thereto or (D) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall be deemed also to refer to a member of the governing body of a corporation which is not authorized to issue capital stock. Section 6002(c) provides that "It shall not be necessary to set forth in the articles of incorporation any of the powers conferred on corporations by this act."

Article VII of the Articles of Incorporation of Farmland reads as follows:

                        ARTICLE VII - INDEMNIFICATION

Section 1. Indemnification. The Association may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Association, or any person who serves at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Kansas.

Section 2. Limitation of Liability. Without limiting the generality of the foregoing provisions of this ARTICLE VII, to the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection (b)(8) of Kan. Stat.

    Ann. Sec. 17-6002 (1981) as now in effect and as it may from time to time hereafter be amended, no person who is currently or shall hereinafter become a director of the Association shall have personal liability to the Association for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date this provision becomes effective. If the Kansas General Corporation Code is amended after approval of this provision by the shareholders of the Association, to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Association shall be limited or eliminated to the fullest extent permitted by the Kansas General Corporation Code, as so amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In December 1997, Farmland sold 2 million shares of 8% Series A Cumulative Redeemable Preferred Shares (the "Preferred Shares") at $50 per Preferred Share with an aggregate liquidation preference of $100 million ($50 liquidation preference per share). The Preferred Shares were issued in a transaction which, pursuant to Section 4(2) of the Securities Act of 1933, as amended, was exempt from the registration requirements of the Securities Act and applicable state securities laws. All Preferred Shares were sold in a private transaction to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchaser"), a qualified institutional investor. All Preferred Shares were sold for $100 million in cash, less a $3 million commission. The Preferred Shares do not have any stated maturity, are not subject to any sinking fund or mandatory redemption provisions and are not convertible into any other securities of Farmland.

The Securities Act registration statement for the Preferred Shares was declared effective in May 1998 and was assigned the SEC file number No. 333-49373. Farmland estimates that it incurred approximately $65,000 of expenses to register the Preferred Shares, resulting in net proceeds from the issuance of the Preferred Shares of approximately $96.9 million. Such proceeds were used to redeem approximately $47.6 million of principal and accumulated interest on certain subordinated debt securities; the remaining proceeds were used to redeem capital shares and equity. Of the proceeds paid to redeem capital shares held by producers or member cooperatives, approximately $2.5 million was paid to member cooperatives with which members of Farmland's Board of Directors are affiliated, through either employment as General Manager or through service as a Director on the cooperative's Board of Directors.


Farmland did not sell any unregistered subordinated debt securities during the three years ended August 31, 1999.

ITEM 16.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

     The following exhibits are filed as a part of this Form S-1 Registration Statement. Certain of these exhibits are incorporated by reference. Items marked with an asterisk (*) are filed with this registration statement.


Exhibit No.                            Description of Exhibits


        ARTICLES OF INCORPORATION AND BYLAWS:

   1. Underwriting Agreement between Farmland Industries, Inc. and Farmland Securities Company, dated December 6, 1989. (Incorporated by Reference
        - Form S-1 No. 33-56821 filed December 12, 1994)

        1.A  Amendment, dated December 5, 1994, to the agreement, dated December
               6, 1989 between Farmland Industries, Inc. and Farmland Securities

               Company. (Incorporated by Reference - Form S-1 No. 33-56821, filed December 12, 1994)


   3.(i)A Articles of Incorporation and Bylaws of Farmland Industries, Inc.
        effective December 10, 1998. (Incorporated by Reference - Form S-1/A, filed December 16, 1998)

      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
      INDENTURES**:

   4.(i)A Form of Trust Indenture with UMB Bank, National Association, providing for issuance of unsubordinated debt securities, including form of Demand Loan Certificates. (Incorporated by Reference - Form S-1, No. 33-40759, effective December 31, 1997)

   4.(i)B Form of Trust Indenture with Commerce Bank, National Association, providing for issuance of Subordinated Debenture Bonds, including forms of Ten-Year Bond, Series A, Ten-Year Bond, Series B, Five-Year Bond, Series C, Five-Year Bond, Series D, Ten-Year Monthly Income Bond, Series E, Ten-Year Monthly Income Bond, Series F, Five-Year Monthly Income Bond, Series G and Five-Year Monthly Income Bond, Series H. (Incorporated by Reference - Form S-1, No. 33-40759, effective December 31, 1997)

   4.(i)C Certificate of Designation for a Series of Preferred Shares Designated as 8% Series A Cumulative Redeemable Preferred Shares, dated December 19, 1997. (Incorporated by Reference - Form S-2, filed April 3, 1998)

   4(.ii)A   Syndicated Credit Facility between Farmland Industries, Inc. and various banks dated May 15, 1996, (Incorporated by Reference - Form 10-Q filed July 15, 1996)


*  5    Opinion of Robert B. Terry, Vice President and General Counsel of
        Farmland Industries, Inc. re Legality

        MATERIAL CONTRACTS:

        MANAGEMENT REMUNERATIVE PLANS:

  10.(iii)A  Employee Variable Compensation Plan (September 1, 1999 - August 31,
        2000) (Incorporated by Reference - Form 10K, filed, November 19, 1999)

  10.(iii)B  Farmland Industries, Inc. Management Long-Term Incentive Plan
        (Incorporated by Reference - Form 10-K, filed November 7, 1997)

          10.(iii)B(1) Exhibit F to the Management Long-Term Incentive Plan
                (Fiscal years 1998 through 2000) (Incorporated by Reference - Form 10-K, filed November 7, 1997)

          10.(iii)B(2) Exhibit G to the Management Long-Term Incentive Plan
                (Fiscal years 1999 through 2001) (Incorporated by Reference - Form 10-K, filed November 20, 1998)

          10.(iii)B(3) Exhibit H to the Management Long-Term Incentive Plan
                (Fiscal years 2000 through 2002) (Incorporated by Reference - Form 10-K, filed November 19, 1999)

  10.(iii)C  Farmland Industries, Inc. Supplemental Executive Retirement Plan
        (As Amended and Restated Effective September 1, 1999) (Incorporated by Reference - Form 10-K, filed November 19, 1999)

        10.(iii)C(1) Appendix A to the Supplemental Executive Retirement Plan (Incorporated by Reference - Form 10-K, filed November 27, 1996)

  10.(iii)D  Farmland Industries, Inc. Executive Deferred Compensation Plan (As
        Amended and Restated Effective November 1, 1996) (Incorporated by Reference - Form 10-K, filed November 27, 1996)

* 12    Computation of Ratios

  21 Subsidiaries of the Registrant (Incorporated by Reference - Form 10-K, filed November 19, 1999)

* 23.A  Independent Auditors' Consent

* 23.B  Consent of Qualified Independent Underwriter

* 23.C Consent of Robert B. Terry, Vice President and General Counsel of Farmland Industries, Inc. (Included in Exhibit 5)

* 24    Power of Attorney

* 25.A Statement of Eligibility of Trustee and Qualification of UMB Bank, National Association, as Trustee, Form T-1

* 25.B Statement of Eligibility of Trustee and Qualification of Commerce Bank, National Association, as Trustee, Form T-1

*  Filed with this registration statement.

** Long-term debt instruments pursuant to which the debt issuable thereunder does not exceed 10% of Farmland's total assets have not been filed. At the Commission's request, we agree to furnish a copy of such instruments or agreements.

(B)  FINANCIAL STATEMENT SCHEDULES

All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes included herein.


ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, FARMLAND INDUSTRIES, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI ON JANUARY 19, 2000.

                                    FARMLAND INDUSTRIES, INC.


                                    BY     /s/  TERRY M. CAMPBELL

                                             Terry M. Campbell
                                        Executive Vice President and
                                          Chief Financial Officer


                                    BY      /s/  ROBERT B. TERRY

                                              Robert B. Terry
                                     Vice President and General Counsel



             Signature                  Title                     Date


                 *                    Chairman of Board,      January 19, 2000

          Albert J. Shivley            Director

                  *                 Vice Chairman of Board    January 19, 2000

             Jody Bezner            Vice President and Director


                 *                     Director               January 19, 2000

         Lyman L. Adams, Jr.

                  *                    Director               January 19, 2000

          Ronald J. Amundson

                  *                    Director               January 19, 2000

         Baxter Ankerstjerne

                  *                    Director               January 19, 2000

            Steven Erdman

                  *                    Director               January 19, 2000

          Harry Fehrenbacher

                                       Director               January 19, 2000
              Don Gales

                  *                    Director               January 19, 2000

             Martie Floyd

                  *                    Director               January 19, 2000

            Warren Gerdes

                  *                    Director               January 19, 2000

            Thomas H. Gist

                 *                     Director               January 19, 2000

             Ben Griffith

                  *                    Director               January 19, 2000

             Gail D. Hall

                  *                    Director               January 19, 2000

             Barry Jensen

                  *                    Director               January 19, 2000

             Ron Jurgens

                  *                    Director               January 19, 2000

          William F. Kuhlman

                  *                    Director               January 19, 2000

            Greg Pfenning

                  *                    Director               January 19, 2000

             Monte Romohr

                  *                    Director               January 19, 2000

             Joe Royster

                  *                    Director               January 19, 2000

           E. Kent Stamper

                 *                     Director               January 19, 2000

            Eli F. Vaughn

                  *                    Director               January 19, 2000

             Frank Wilson



          /s/  H.D. CLEBERG            President,             January 19, 2000

            H. D. Cleberg              Chief Executive
                                       Officer

        /s/  TERRY M. CAMPBELL   Executive Vice President     January 19, 2000

          Terry M. Campbell      and Chief Financial Officer
                                (Principal Financial Officer)

           /s/  MERL DANIEL            Vice President and     January 19, 2000

             Merl Daniel               Controller
                                       (Principal Accounting Officer)




*BY     /s/  TERRY M. CAMPBELL

          Terry M. Campbell
           Attorney-In-Fact